As filed with the Securities and Exchange Commission on March 13, 2015

Registration No. 333-202219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Jernigan Capital, Inc.

(Exact name of registrant as specified in its governing instruments)

1395 Brickell Avenue

Miami, FL 33131

(305) 381-9696

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dean Jernigan

Chief Executive Officer

Miami, FL 33131

(305) 381-9696

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Good, Esq. Scott Lesmes, Esq. Morrison & Foerster LLP 2000 Pennsylvania Ave. N.W., Suite 6000 Washington, D.C. 20006 (202) 887-1500	Joseph A. Herz, Esq. Corey E. Light, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)(4)
Common Stock, par value $0.01 per share	$115,000,000	$581.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the offering price of common stock that may be purchased by the underwriters upon the exercise of their overallotment option.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	$12,782 previously paid on February 20, 2015 for an initial maximum aggregate offering price of $110,000,000. $581 paid herewith for a total proposed maximum aggregate offering price of $115,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED MARCH 13, 2015

PROSPECTUS

5,000,000 Shares

COMMON STOCK

Jernigan Capital, Inc. is a newly formed commercial real estate finance company founded by self-storage industry veteran Dean Jernigan primarily to provide loans to companies in the self-storage industry. We intend to elect to be taxed and qualify as a real estate investment trust, or REIT, for federal income tax purposes beginning with our taxable year ending December 31, 2015.

This is our initial public offering of our common stock. No public market currently exists for our common stock.

We are selling all of the shares of common stock offered by this prospectus. We expect the public offering price to be between $19.00 and $21.00 per share. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “JCAP.” Concurrently with the closing of this offering, we will sell to Mr. Jernigan, our founder, chairman, president and chief executive officer, and certain of his affiliates in a separate private placement shares of our common stock representing an aggregate investment equal to 5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million. Mr. Jernigan and his affiliates will pay the same price for shares in the private placement as investors who purchase shares in this offering.

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter prohibits, with certain exceptions, ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. You should consider the risks described in “Risk Factors” beginning on page 24 of this prospectus for risk factors relevant to an investment in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses to us	$	$

(1)	Includes a structuring fee payable to Raymond James & Associates, Inc. equal to 0.75% of the gross proceeds of this offering. See “Underwriting” beginning on page 179 for a description of compensation payable to the underwriters.

The underwriters may purchase up to an additional 750,000 shares from us at the public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about                     , 2015.

RAYMOND JAMES	BAIRD	WUNDERLICH SECURITIES

The date of this prospectus is                     , 2015.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or information to which we have referred you. No dealer, salesperson or other person is authorized to make any representations other than those contained in this prospectus and supplemental literature authorized by us and referred to in this prospectus. If anyone provides you with different information, you should not rely on it. This prospectus and any free writing prospectus prepared by us is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or as of another date specified herein, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be

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reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but neither we nor the underwriters have independently investigated or verified this information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. In addition, the historical market data obtained from FW Dodge Corporation (“FW Dodge”) that we have included in this prospectus has not been expertized and is, therefore, solely our responsibility. As a result, FW Dodge does not and will not have any liability or responsibility whatsoever for any market data that is contained in this prospectus or otherwise disseminated in connection with the offer or sale of our common stock. If you purchase our common stock, your sole recourse for any alleged or actual inaccuracies in the historical market data used in this prospectus will be against us.

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PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in shares of our common stock. You should read the entire prospectus, including “Risk Factors” and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock.

We are externally managed and advised by JCap Advisors, LLC, or our Manager, which is wholly owned by our founder, chairman, president and chief executive officer, Dean Jernigan, and certain of his affiliates. In addition, we intend to conduct all of our operations through Jernigan Capital Operating Partnership LP, or our Operating Partnership, in an umbrella partnership REIT, or UPREIT, structure. Initially 100% of the equity interests in the Operating Partnership will be owned by Jernigan Capital, Inc. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us,” and “our” mean Jernigan Capital, Inc. and its subsidiaries, including our Operating Partnership.

Unless indicated otherwise, the information included in this prospectus assumes (1) no exercise by the underwriters of the over-allotment option to purchase up to an additional 750,000 shares of common stock, (2) that the shares of common stock to be sold in this offering are sold at $20.00 per share, which is the midpoint of the range indicated on the front cover of this prospectus and (3) that the initial value of a unit of partnership interest in our Operating Partnership, or OP Unit, is equal to the midpoint of the range indicated on the front cover of this prospectus.

Overview

Jernigan Capital, Inc. is a commercial real estate finance company that lends to private developers, owners and operators of self-storage facilities. We believe that present market conditions are favorable for realizing attractive risk-adjusted returns on loans secured by self-storage facilities. Our founder, chairman, president and chief executive officer is Dean Jernigan, a 30-year veteran of the self-storage industry, including a combined 16 years as the chief executive officer of Storage USA and CubeSmart, both New York Stock Exchange listed self-storage REITs. During his time at these two companies, Mr. Jernigan oversaw the investment of over $3 billion of capital in the self-storage industry.

In addition, our chief financial officer, Gregory W. Ward, has over 20 years of real estate lending experience with Wells Fargo Bank and KeyBank, having been primarily responsible for underwriting commercial real estate loans, including self-storage loans, exceeding $3 billion in aggregate principal amount. Our senior management team has significant experience in all aspects of self-storage real estate, including lending, construction, development, management, acquisitions and dispositions. We believe the industry experience and depth of relationships of our senior management team and other investment professionals employed by our Manager will provide us with a significant advantage in sourcing, evaluating, underwriting and servicing self-storage investments.

Subsequent to the closing of this offering, we anticipate funding an initial loan portfolio, which we refer to as our Initial Portfolio, consisting of 15 loans in the aggregate principal amount of approximately $122.7 million. See “—Our Initial Portfolio” and “Business—Our Initial Portfolio.”

Our Investment Strategy

We intend to originate a diversified portfolio of development, acquisition, and refinance loans secured by self-storage facilities primarily in the top 50 United States metropolitan statistical areas, or MSAs, as delineated by the U.S. Office of Management and Budget. We believe these attractive opportunities exist due to:

•	Excellent long-term self-storage industry fundamentals;

•	Significant demand for loans secured by self-storage facilities; and

•	Reluctance of commercial banks and other traditional lenders to loan money on acceptable terms to finance self-storage facilities.

We intend to focus primarily on directly originating our target investments, which enables us to: (1) originate broad and adaptable loan products that meet the specific needs of our customers and meet our requirements for qualification as a REIT and exclusion from the definition of an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act or 1940 Act; (2) have direct access to our borrowers and enhance our underwriting, structuring and due diligence processes; (3) provide meaningful insight into our customers’ pro forma capital structures and decisions; (4) actively negotiate flexible transaction pricing and terms; and (5) earn origination and structuring fees. We believe that direct origination of loans also will provide us an opportunity to service such loans on an ongoing basis, allowing us to utilize our substantial self-storage industry expertise to better monitor and reduce the risk of loss of principal on our investments.

We anticipate that the majority of loans we originate will be in principal amounts ranging from $5 million to $15 million, with either fixed or floating interest rates, and many of our loans will include an equity participation feature. Either at or after origination of a majority of our loans, we intend to bifurcate such loans into a senior tranche, or First Mortgage Loan, which we intend to sell to third party investors, and a junior tranche, or Junior Mortgage Loan, which we intend to retain. We expect the principal amounts of First Mortgage Loans to range from approximately $3 million to $10 million and the principal amounts of Junior Mortgage Loans to range from approximately $2 million to $5 million.

We plan to fund and hold First Mortgage Loans prior to sale primarily with capital provided through an anticipated revolving credit facility. We believe the spread between our borrowing cost under the credit facility and the interest rate on the First Mortgage Loans, combined with the higher returns on Junior Mortgage Loans that we retain, will allow us to provide our stockholders with stable, attractive dividends and the potential for capital appreciation through equity participations, which should translate to higher returns than if all our investments were financed exclusively with equity. We will endeavor to mitigate interest rate and duration risk by utilizing hedging techniques as necessary. We believe our management team’s substantial self-storage industry knowledge, experience and relationships will enable us to originate a high volume of investment opportunities and to rapidly underwrite and close loans to qualified borrowers.

For more information regarding how we intend to operate our business during the initial ramp-up period, see “Business—Target Investments.”

Target Investments

We intend to focus primarily on originating loans used for the following purposes:

•

Development Loans: These loans are intended to finance ground-up construction of self-storage facilities or major self-storage redevelopment opportunities, generally in the top 20 MSAs. These loans typically are funded over time as the developer completes the project. We expect the typical maturity for our Development Loans will be four to six years. We anticipate that many of our Development Loans will contain equity participations with the developer of the facility.

•

Stabilized Asset Loans: These loans are intended to finance the acquisition of, refinance existing indebtedness on, or recapitalize stabilized self-storage facilities. Refinanced indebtedness typically will be bank loans or loans included in commercial mortgage-backed securities, or CMBS, pools. We anticipate that our Stabilized Asset Loans will be fully funded at the time of origination with maturities averaging four to six years, and may contain equity participations.

The following table summarizes certain targeted characteristics of our purpose-based loans:

	Description / Type		LTV Range	Average Term (Years)	Funding Schedule	Equity Participation
Development Loans	• •	Ground-up construction Major redevelopment	Up to 90%	4-6	30-40% funded at origination; balance funded on 6-12 month draw schedule	Yes

Stabilized Asset Loans	•	Acquisitions	Up to 90%	4-6	Fully funded at origination	Possible
	•	Refinancing
	•	Recapitalization

Our Development Loans and Stabilized Asset Loans may be originated throughout the capital structure, but we intend to target primarily:

•

Whole Loans: These loans are secured by first mortgages on self-storage facilities, or Whole Loans. Upon origination of a Whole Loan, we may retain the entire Whole Loan or sell the lower yielding senior tranche of the loan, or First Mortgage Loan, to a third party investor and retain the higher yielding subordinate tranche, or Junior Mortgage Loan.

•

Junior Mortgage Loans: These loans are higher yielding Junior Mortgage Loans on self-storage facilities. We may also originate loans secured by equity or other interests in a similar position in the capital structure to our Junior Mortgage Loans.

The following table summarizes the targeted characteristics of our primary loan types:

	Description / Type		Interest Rate Range	LTV Range	Equity Participation
Whole Loans	•	Ability to be tranched into First and Junior Mortgage Loans	6-8%	0-90%	Possible
	•	First Mortgage Loans may be sold, with the Junior Mortgage Loans retained

Junior Mortgage Loans	•	Higher yielding loan	11-15%	60-90%	Possible
	•	Junior portion in a Whole Loan

After an initial ramp-up period, we expect a majority of our assets to consist of Junior Mortgage Loans and other similar higher yielding loans, and that a large percentage of these loans associated with Development Loans will have equity participations. The allocation of our capital among our target assets will depend on prevailing market conditions at the time of investment and may change over time in response to prevailing market conditions, including with respect to interest rates and general economic and credit market conditions. There can be no assurance that upon the conclusion of this offering our initial expectation of target asset allocation can be achieved as described in this prospectus.

The chart below is representative of a hypothetical Development Loan we intend to originate and the subsequent tranching of the Whole Loan into a First Mortgage Loan and a Junior Mortgage Loan. We may tranche a Whole Loan at or after origination.

Initial Portfolio

Since October 2, 2014, we have entered into term sheets to provide the following loans using substantially all of the net proceeds of this offering (dollars in thousands). The term sheets are non-binding and remain subject to entry into definitive agreements with respect to the loans. There can be no assurance that the loans will close on the terms anticipated, or at all.

	Investment Information
MSA	Total Commitment (in thousands)	Loan Term (years)	Interest Rate	Type	Security	Equity Participation	Funding Date
Development Loans
Miami, FL (79th Street)	$14,953	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Miami, FL (SW 8th Street)	$14,774	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Boston, MA	$13,626	6	6.90%	Whole Loan	First Mortgage	50%	4Q2015
Miami, FL (36th Street)	$13,267	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Naples, FL	$9,270	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Denver, CO	$8,350	6	6.90%	Whole Loan	First Mortgage	50%	1Q2016
Atlanta, GA	$7,680	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Charlotte, NC	$7,525	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
New Haven, CT	$6,300	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Atlanta, GA	$6,050	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Orlando, FL	$5,162	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Tampa, FL	$4,997	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Sarasota, FL	$4,807	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Subtotal—Development Loans (1)	$116,760

Stabilized Asset Loans

Detroit, MI	$3,182	6	6.90%	Whole Loan	First Mortgage	0%	2Q2015
New Orleans, LA	$2,800	6	6.90%	Whole Loan	First Mortgage	0%	2Q2015
Subtotal—Stabilized Asset Loans (1)	$5,982

Total (1)	$122,741

(1)	Amounts may not total due to rounding.

Market Opportunity

We believe that present market conditions are favorable for realizing attractive risk-adjusted returns on investments in self-storage facilities owned by private operators. Although real estate fundamentals, and specifically self-storage real estate fundamentals, have improved significantly since the recession, mortgage lending to the self-storage industry has not returned to pre-recession levels. Moreover, we believe that increased geographic mobility of families, downsizing of households by “empty nesters” and the creation of up to 1.25 million new households from increased immigration will continue to drive a need for more self-storage units in the United States, generally, and specifically in the top 50 MSAs in the United States. We believe market conditions will provide us with a robust pipeline of opportunities to originate loans with excellent risk-return profiles.

The self-storage real estate sector currently enjoys strong fundamentals, as demonstrated by the operating results of the four publicly traded self-storage REITs, which averaged 8.3% same-store net operating income, or NOI, growth, 6.5% revenue growth and 2.1% operating expense growth in the fourth quarter of 2014 compared to the same period in 2013. The four publicly traded self-storage REITs reported an average decrease in corporate level net income of (0.7%) for full year 2014 compared to full year 2013. Self-storage facilities also have benefited from low capital expenditure requirements and record high occupancies, with the public self-storage REITs reaching an average occupancy of 91.3% in the fourth quarter of 2014.

At the same time, based on information from FW Dodge and the Self-Storage Almanac, new self-storage development square footage completed in 2014 was 0.17% of existing self-storage square footage supply, which is substantially below historical pre-recession levels of approximately 1% of existing supply. Despite the fundamental strength of the self-storage sector, we believe private self-storage operators and developers have continued to have insufficient access to capital to engage in new development or acquisition programs.

We believe many traditional lenders do not possess the self-storage industry knowledge or experience to appropriately assess the risk of loans secured by self-storage facilities and are very reluctant to lend to self-storage operators and developers at the higher loan-to-value, or LTV, and loan-to-cost, or LTC, ratios at which self-storage loans were historically made prior to the recession. At the same time, Trepp, LLC estimates that approximately $5.4 billion in pre-recession self-storage CMBS will mature within the next three years. We believe that little principal has been paid on many of the loans underlying self-storage CMBS, which, when combined with lower LTV ratios at which lenders are currently willing to lend, is likely to produce a need for additional capital to owners of facilities that face such refinancings. We believe we are uniquely positioned to bridge that funding gap at attractive returns to our stockholders with an acceptable degree of risk.

Our Business Strengths and Competitive Advantages

We believe we have the following business strengths and competitive advantages over other traditional providers of loans to the self-storage industry:

•

Experienced Sponsor with Proven Results. Mr. Jernigan, our founder, chairman, president and chief executive officer, has 30 years of experience in the self-storage industry and, as chief executive officer and chairman of the investment committee of Storage USA and CubeSmart, oversaw the investment of over $3 billion in self-storage facilities. Mr. Jernigan founded Storage USA in 1984 and grew the portfolio from a single facility to 570 assets in

35 states, eventually taking the company public in 1994 as one of the first exchange listed self-storage REITs. Storage USA under Mr. Jernigan’s leadership dedicated approximately $200 million of its capital to the same strategies that we will pursue. In 2006, Mr. Jernigan was recruited to replace the founder-chief executive officer of U-Store-It Trust. Under his leadership, U-Store-It successfully executed a business model shift, refinanced its balance sheet after the recession and rebranded as CubeSmart (NYSE: CUBE).

•

Significant Experience in Mortgage Lending to Self-Storage Industry. In addition to the extensive experience of Mr. Jernigan in developing, acquiring, owning, managing and disposing of self-storage facilities, Mr. Ward, our chief financial officer, has over 20 years of real estate lending experience, including service as a senior vice president of Wells Fargo Bank, N.A. and a vice president of KeyBank National Association. Mr. Ward has been primarily responsible for underwriting commercial real estate loans exceeding $3 billion, which amount includes mortgage loans aggregating an estimated $550 million secured by approximately 175 self-storage facilities throughout the United States. These loans, all of which were fully repaid, were underwritten, closed and serviced under Mr. Ward’s direct supervision.

•

Attractive Growth Pipeline Consisting of Proprietary Opportunities. We have extensive relationships and experience in the self-storage industry that we believe will provide a robust pipeline of proprietary investment opportunities. We expect our senior management team and experienced team of investment professionals, who have extensive knowledge of and contacts within the self-storage industry, to originate a large percentage of the loans in which we invest. By originating our own investments, we will have the ability to assume greater control over the structuring and servicing of loans, providing us with a greater ability to invest in higher yielding Junior Mortgage Loans.

•

Self-Storage Industry Focus. By focusing solely on investing in the self-storage industry, we will provide lending solutions to a commercial real estate sector that has historically enjoyed strong industry fundamentals, low levels of new product development and a relative shortage of access to acceptable loan products. We believe our focus on the self-storage sector will differentiate us from other commercial mortgage REITs and traditional providers of loans, who generally are more borrower-focused than industry focused and have significantly less understanding of the self-storage industry than we have.

•

Focus on Providing Innovative and Efficient Loan Solutions for the Self-Storage Industry. Our self-storage industry focus and extensive industry knowledge allow us to effectively and efficiently underwrite innovative loan solutions for self-storage developers and operators, differentiating us from other lenders to the self-storage industry. We believe our breadth and depth of experience is unmatched by any direct lender, mortgage broker, or other advisory firm in the self-storage industry. Our senior management team and investment professionals have an in-depth understanding of self-storage facility lending, construction, development, management, acquisitions and dispositions that allows us to rapidly analyze, optimally structure and quickly fund the unique borrowing needs of our clients.

•

Attractive Risk-Adjusted Returns through Junior Mortgage Loans and Equity Participations. We expect to earn desirable returns by having a majority of our equity invested in subordinated positions, such as Junior Mortgage Loans. In addition, we intend to receive additional upside potential through equity participation in Development Loans including cash flow sharing and profit sharing upon a sale or refinance of the facilities. We believe our strategy presents stockholders a superior risk-adjusted investment opportunity as compared to publicly-traded self-storage securities.

Non-Competition Agreement

Mr. Jernigan served as chief executive officer of CubeSmart until December 31, 2013. In connection with his employment at CubeSmart, Mr. Jernigan agreed to certain noncompetition obligations until June 29, 2015. In particular, Mr. Jernigan agreed not to, directly or indirectly, engage in any business involving self-storage facility development, construction, acquisition or operation or own any interest in any self-storage facilities (other than direct or indirect ownership by Mr. Jernigan of up to five percent of the outstanding equity interests of any public company). Mr. Jernigan has requested CubeSmart to advise him that CubeSmart will not object to our making the loans listed in the table on pages 6 and 83 of this prospectus that are anticipated to close in the second or third quarter of 2015. CubeSmart has advised Mr. Jernigan on an advisory basis that, based solely on the information provided to CubeSmart by Mr. Jernigan, it will not object to our making those loans. As future loan opportunities arise during the noncompetition period, Mr. Jernigan will make additional requests to CubeSmart, and CubeSmart has agreed to notify Mr. Jernigan whether CubeSmart intends to object to any future loan opportunities.

Our Structure

We were formed as a Maryland corporation on October 1, 2014. We intend to conduct business in an UPREIT structure through our Operating Partnership. The following chart reflects our organization after giving effect to this offering and the issuance of shares of our common stock as described in this prospectus.

(1)

Excludes shares that may be issued pursuant to the underwriters’ over-allotment option and restricted shares of our common stock that will be granted to our independent directors upon consummation of this offering.

Our Management Agreement

We will be externally managed and advised by our Manager, JCap Advisors, LLC. Our Manager specializes in providing efficient and accessible financial and advisory solutions for the self-storage industry, focusing on two primary target investments: (1) Development Loans; and (2) Stabilized Asset Loans. Each of our officers is an employee of our Manager. We will not have any employees. We expect to benefit from the expertise, relationships, and contacts that principals and employees of our Manager have in the self-storage industry.

Prior to completion of this offering, we will enter into a management agreement with our Manager. Pursuant to the terms of the management agreement, our Manager will be responsible for (a) our day-to-day operations, (b) determining investment criteria and strategy in conjunction with our board of directors, (c) sourcing, analyzing, originating, underwriting, structuring, and acquiring our portfolio investments, and (d) performing portfolio management duties. In addition, our Manager will have an Investment Committee that will ensure that the Manager complies with our investment guidelines, investment strategy, and financing strategy.

The initial term of the management agreement will be five years, with up to a maximum of three, one-year extensions that end on the applicable anniversary of the completion of this offering. Our independent directors will review our Manager’s performance annually. Following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (a) our Manager’s unsatisfactory performance that is materially detrimental to us; or (b) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days’ prior notice of such a termination. Upon such a termination, we will pay our Manager a termination fee as set forth below.

We also may terminate the management agreement for cause at any time, including during the initial term, without the payment of any termination fee, with 30 days’ prior written notice from our board of directors. “Cause” is defined as: (i) our Manager’s continued breach of any material provision of the management agreement following a prescribed period; (ii) the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager; (iii) a change of control of our Manager that a majority of our independent directors determines is materially detrimental to us; (iv) our Manager committing an act of bad faith, willful misconduct or fraud against us, misappropriating or embezzling our funds, or acting grossly negligent in the performance of its duties under the management agreement; (v) the dissolution of our Manager; (vi) our Manager fails to provide adequate or appropriate personnel that are reasonably necessary for our Manager to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied; (vii) our Manager is convicted (including a plea of nolo contendere) of a felony; or (viii) the departure of Mr. Jernigan from the senior management of our Manager or us during the term of the management agreement, other than by reason of death or disability.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay our Manager a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180 days’ written notice, in which case we would not be required to pay a termination fee.

The following table summarizes the fees, expense reimbursements and other amounts that we will or may pay to our Manager or its personnel:

Type	Description
Base Management Fee	0.375% of our stockholders’ equity, 1.5% per annum, calculated and payable quarterly in arrears in cash. For purposes of calculating the management fee, our stockholder’s equity means: (a) the sum of (i) the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (ii) our retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less (b) any amount that we pay to repurchase our common stock since inception. It also excludes any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, and one-time events pursuant to changes in GAAP (such as a cumulative change to our operating results as a result of a codification change pursuant to GAAP), and certain non-cash items not otherwise described above (such as depreciation and amortization), in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Incentive Fee	Our Manager will be entitled to an incentive fee with respect to each fiscal quarter (or part thereof that the management agreement is in effect) in arrears in cash. The incentive fee will be an amount, not less than zero, determined pursuant to the following formula:

IF = .20 times (A minus (B times .08)) minus C

In the foregoing formula:

• A equals our Core Earnings (as defined below) for the previous 12-month period;

• B equals (i) the weighted average of the price per share to the public of our common stock of all of our public offerings of common stock, multiplied by (ii) the weighted average number of all shares of common stock outstanding (including (i) any restricted stock units and any restricted shares of our common stock in the previous 12-month period and (ii) shares of common stock issuable upon conversion of outstanding OP Units); and

• C equals the sum of any incentive fees earned by our Manager with respect to the first three fiscal quarters of such previous 12-month period.

Type	Description
Notwithstanding application of the incentive fee formula, no incentive fee shall be paid with respect to any fiscal quarter unless cumulative annual stockholder total return for the four most recently completed fiscal quarters is greater than 8%. Any computed incentive fee earned but not paid because of the foregoing hurdle will accrue until such 8% cumulative annual stockholder total return is achieved. The total return will be calculated by adding stock price appreciation (based on the volume-weighted average of the closing price of our common stock on the New York Stock Exchange, or NYSE (or other applicable trading market), for the last ten consecutive trading days of the applicable computation period minus the volume-weighted average of the closing market price of our common stock for the last ten consecutive trading days of the period immediately preceding the applicable computation period) plus dividends per share paid during such computation period, divided by the volume-weighted average of the closing market price of our common stock for the last ten consecutive trading days of the period immediately preceding the applicable computation period.

For purposes of computing the Incentive Fee, “Core Earnings” is defined as net income (loss) determined under GAAP, plus non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any facilities underlying our target investments), any unrealized losses or other non-cash expense items reflected in GAAP net income (loss), less any unrealized gains reflected in GAAP net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.

Expense Reimbursement	We will reimburse expenses incurred by our Manager on our behalf, including legal, accounting, due diligence, other professional services and corporate overhead, including compensation expense for employees of our Manager other than the Manager’s chief executive officer and chief financial officer. We will not reimburse our Manager or its affiliates for the salaries and cash bonuses of the Manager’s chief executive officer or chief financial officer.

Type	Description

Termination Fee	Upon a determination by us not to renew the management agreement at the expiration of the initial term or any extended term or our termination of the management agreement at any time after the initial term (other than for cause, as discussed above), we will pay our Manager a termination fee equal to the greater of (A) three times the sum of the average annual base management fee and incentive fee earned by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, or (B) the Internalization Price described below. Any termination fee will be payable by us in OP Units equal to the termination fee divided by the average of the daily market price of our common stock for the ten consecutive trading days immediately preceding the date of termination. Payment must be made within 90 days after occurrence of the event requiring the payment of the termination fee.

Internalization of Management	No later than 180 days prior to the end of the initial term of the management agreement, our Manager will offer to contribute to our Operating Partnership at the end of the initial term all of the assets or equity interests in our Manager on such terms and conditions included in a written offer provided by our Manager.

The offer price will be based on the following financial framework: the lesser of (i) our Manager’s earnings before interest, taxes, depreciation and amortization (adjusted for unusual, extraordinary and non-recurring charges and expenses), or “EBITDA” annualized based on the most recent quarter ended, multiplied by a specific multiple, or EBITDA Multiple, set forth below depending on our achieved total annual return, and (ii) our equity market capitalization multiplied by a specific percentage, or Capitalization Percentage, set forth below depending on our achieved total return (the “Internalization Formulas”). For purposes of the computations above, the EBITDA Multiple and Capitalization Percentage, respectively, for specific levels of total return are (A) 5.0 and 5.0% if total return is less 8.0%; (B) 5.5 and 5.5% if total return is at least 8.0% and not more than 12.0%; and (C) 6.0 and 6.0% if total return is greater than 12.0%. For purposes of the foregoing computation, total return will be calculated by adding (i) the difference (if any, but not a negative number) between the volume-weighted average of the closing price of our common stock for the last ten

Type	Description

consecutive trading days of the computation period and our initial public offering price, plus (ii) dividends per share paid in respect of our common stock since our initial public offering, dividing the result by the number of full months elapsed since our initial public offering, and multiplying the result by 12.

Upon receipt of the Manager’s initial internalization offer, a special committee consisting solely of our independent directors may accept the Manager’s proposal or submit a counter offer to the Manager. Consummation of any internalization transaction will be conditioned upon (1) our receipt of a fairness opinion from a nationally-recognized investment banking firm to the effect that the consideration to be paid by us for the assets or equity of our Manager is fair, from a financial point of view, to holders of our common stock who are not affiliated with our Manager or its affiliates, (2) approval of the acquisition by a special committee comprised solely of independent members of our board of directors, and (3) approval by stockholders holding a majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. The consideration in any internalization transaction will be payable in the number of OP Units equal to the price agreed upon between the parties, or Internalization Price, divided by the volume-weighted average of the closing market price of our common stock for the ten consecutive trading days immediately preceding the date with respect to which value must be determined.

If these conditions are not satisfied and an internalization transaction is not consummated at the end of the initial term, the Manager will annually submit a new internalization offer, with an Internalization Price based on the foregoing framework, not later than 180 days prior to the next anniversary of the management agreement until termination of the management agreement. The special committee of our board of directors and our Manager will follow the same process with respect to each internalization offer, and any internalization transaction will be subject to the above three conditions. Unless we terminate the management agreement for cause or the Manager is internalized (in which case the Manager’s owner will receive the Internalization Price), the Manager will receive the termination fee upon termination of the management agreement. As described above under “—Termination Fee”, the Internalization Price and the termination fee may be the same.

Type	Description

For purposes of computing the termination fee set forth above, the term “Internalization Price” shall mean the lesser of the prices determined pursuant to the Internalization Formulas, subject to our board of directors’ discretion. No assurances can be given that we will internalize our Manager on the foregoing terms or at all.

At the time our Operating Partnership acquires the assets or equity interests in our Manager, our investment portfolio might include investments containing equity participations or cash flow sharing provisions negotiated with our borrowers and included in the investment documentation at the time such investment was made. Such equity participations and cash flow sharing provisions may not be recordable as income until received, and receipt may be delayed depending on the timing of the ultimate sale of the facility. At the time of acquisition of our Manager, if the amount of any equity participation or cash flow has not been recorded in EBITDA for purposes of determining the Internalization Price, then our Operating Partnership will pay to the equity owners of the Manager upon actual receipt of that contingent consideration an amount equal to 20% of any cash flow, refinance proceeds or sale proceeds payable to us under the investment documentation, but only after our shareholders have received an 8% cumulative return as determined by the same calculation used in the Incentive Fee paid to the manager before internalization.

Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 24 of this prospectus before purchasing our common stock. If any of the factors enumerated below or in “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•

Our future success depends on our Manager and its key personnel, and we may not find a suitable replacement for our Manager if our management agreement is terminated or if such key personnel or investment professionals leave the employment of our Manager or otherwise become unavailable to us.

•	Mr. Jernigan is subject to certain noncompetition obligations that expire in June 2015 that could impede execution of our business plan prior to such expiration time.

•

Our future success depends, in part, upon our Manager’s ability to hire and retain highly skilled managerial, investment, financial and operational personnel, and the past performance of our senior management may not be indicative of future results.

•

Our growth depends on the ability of our Manager to make investments on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.

•	There are various conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of the stockholders.

•	The management agreement with our Manager was not negotiated on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

•

Terminating the management agreement for unsatisfactory performance of the Manager or electing not to renew the management agreement may be difficult and terminating the agreement in certain circumstances requires payment of a substantial termination fee.

•	We have no operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

•	Our board of directors may change our investment strategy or guidelines, financing strategy or leverage policies without stockholder consent.

•	The loans in our Initial Portfolio are subject to entry into definitive agreements and there can be no assurance that the loans will close on the terms anticipated, or at all.

•	We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our stockholders.

•	If we cannot obtain additional equity or debt financing, we may be unable to fund our Initial Portfolio in full and our growth may be limited.

•	We will allocate the net proceeds of this offering without input from our stockholders.

•	The lack of liquidity in our investments may adversely affect our business.

•

Because we are focused on the self-storage industry, our revenues will be significantly influenced by demand for self-storage units generally, and a decrease in such demand would likely have a greater adverse effect on our investments than if we owned a more diversified investment portfolio.

•

We may use a portion of the net proceeds of this offering to make quarterly distributions, which, among other things, would reduce our cash available for investing, could be dilutive to our financial results and may constitute a return of capital to our investors.

•

Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the 1940 Act.

•

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

Operating and Regulatory Structure

REIT Qualification

In connection with this offering, we intend to elect to qualify as a REIT under the Code, commencing with the year ending on December 31, 2015. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property or REIT “prohibited transactions” taxes with respect to certain of our activities. Any distributions paid by us generally will not be eligible for taxation at the preferred U.S. federal income tax rates that apply to certain distributions received by individuals from taxable corporations.

1940 Act Exclusion

We, as well as our subsidiaries, intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company and will conduct our business primarily through our Operating Partnership and wholly- and majority-owned subsidiaries of our Operating Partnership. Initially our Operating Partnership will be wholly-owned by us, and we anticipate that our Operating Partnership will always be a majority-owned subsidiary and controlled by us as general partner. We intend to conduct our operations so that neither we nor the Operating Partnership will hold investment securities in excess of the limit imposed by the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily, propose to engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

We anticipate that our Operating Partnership’s subsidiaries will meet the requirements of the exception from the definition of an investment company set forth in Section 3(c)(5)(C) of the 1940 Act, which excepts entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” To meet this exception, SEC staff has taken the position that at least 55% of a subsidiary’s assets must be comprised of qualifying assets (as interpreted by the SEC staff under the 1940 Act) and at least another 25% of assets (subject to reduction to the extent the subsidiary invested more than 55% of its total assets in qualifying assets) must be comprised of real estate-related assets under the 1940 Act (and no more than 20% comprised of miscellaneous assets). Qualifying assets for this purpose include, without limitation, mortgage loans (first and second) fully secured by real property, and certain Junior Mortgage Loans and mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters. We intend to treat as real estate-related assets Junior Mortgage Loans and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters, and debt and equity securities of companies primarily engaged in real estate businesses that are not within the scope of SEC staff positions and/or interpretations regarding qualifying assets. In general we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(C), to rely on other guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets and real estate-related assets. Maintaining the Section 3(c)(5)(C) exception, however, will limit our ability to make certain investments.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs (and/or their subsidiaries), including guidance of the SEC or its staff regarding this exemption, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or not acquiring or selling assets we might wish to hold. Although we intend to monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(C) exemption periodically and prior to each acquisition, there can be no assurance that such subsidiaries will be able to maintain this exemption. For our subsidiaries that do maintain this exemption, our interests in these subsidiaries will not constitute “investment securities.”

Because we initially expect that none of our majority-owned subsidiaries will be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act and because our interests in these subsidiaries will constitute a substantial majority of our assets, we expect to be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Restrictions on Ownership and Transfer of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 9.8% ownership limit with respect to a particular stockholder if such ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. An emerging growth company may opt out of the extended transition period for complying with new or revised accounting standards. A decision to opt out, however, is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the standard for the private company. This may make comparison of our financial statements with a public company that either is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible as different or revised accounting standards may be used.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The Offering

Common stock offered by us	5,000,000 shares (plus up to an additional 750,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares).

Common stock to be outstanding after this offering	5,260,000 shares(1)

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $91.9 million, or approximately $105.8 million if the underwriters’ option to purchase additional shares is exercised in full, assuming an initial public offering price of $20.00 per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions, and estimated expenses of this offering. The net proceeds we will receive in the concurrent private placement to Mr. Jernigan and certain of his affiliates will be $5.0 million, assuming an initial public offering price of $20.00 per share. We intend to use substantially all of such net proceeds from this offering and the concurrent private placement to fund the loans identified and described as our Initial Portfolio in this prospectus. The Initial Portfolio consists of 15 loans with an aggregate principal amount of approximately $122.7 million. Accordingly, we may need to borrow funds or raise additional equity capital to fund the Initial Portfolio in full. Pending such uses, such net proceeds may be invested in interest-bearing short-term investments, including money market accounts, which are consistent with our intention to qualify as a REIT. See “Business—Investment Strategy.”

Dividend policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income.

Proposed NYSE Stock Exchange Symbol	“JCAP”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the outstanding shares of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

(1)	Includes (a) 5,000,000 shares of our common stock to be issued in this offering; (b) 250,000 shares of our common stock to be issued in the concurrent private placement to Mr. Jernigan and certain of his affiliates; and (c) 10,000 restricted shares of our common stock, based on the mid-point of the range set forth on the cover of this prospectus, to be issued to our independent directors upon consummation of this offering. Excludes 750,000 shares of our common stock issuable upon the exercise of the underwriters’ overallotment option in full. In addition to acquiring up to $5 million of our common stock in a private placement concurrently with this offering, Mr. Jernigan will agree to purchase, subject to certain conditions, over the next two years up to an additional $5 million of our common stock at prevailing market prices. There can be no assurance that the conditions to Mr. Jernigan’s future purchases will be met or that he will acquire any or all of the additional shares. See “Certain Relationships And Related Transactions—Purchases of Common Stock.”

Our Corporate Information

Our principal executive offices are located at 1395 Brickell Avenue, Miami, FL 33131. Our telephone number is (305) 381-9696. Our website is www.jernigancapital.com. The information on our website is not intended to form a part or be incorporated by reference into this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occurs, our business, financial condition, liquidity, results of operations or business prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Relationship with Our Manager and its Affiliates

Our future success depends on our Manager and its key personnel, and we may not find a suitable replacement for our Manager if our management agreement is terminated or if such key personnel or investment professionals leave the employment of our Manager or otherwise become unavailable to us.

We do not own any properties and do not expect to have any employees. We rely completely on our Manager to provide us with investment advisory services. Our executive officers also serve as officers of our Manager. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager. The officers and key personnel of our Manager evaluate, negotiate, execute and monitor our investments; therefore, our success depends on their continued service. The departure of any of the officers or key personnel of our Manager could have a material adverse effect on our business.

In addition, we can offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager’s officers and key personnel. The initial term of our management agreement with our Manager only extends until the fifth anniversary of the closing of this offering, with automatic one-year renewals thereafter. Our Manager may decline to renew the management agreement with 180 days’ written notice to us. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our investment strategy or manage our investment portfolio.

Our future success depends, in part, upon our Manager’s ability to hire and retain highly skilled managerial, investment, financial and operational personnel, and the past performance of our senior management may not be indicative of future results.

The implementation of our business plan may require that our Manager employ additional qualified personnel. Competition for highly skilled managerial, investment, financial and operational personnel is intense. We cannot assure our stockholders that our Manager will be successful in attracting and retaining such skilled personnel. If our Manager is unable to hire and retain qualified personnel as required, our growth and operating results could be adversely affected. Our stockholders should not rely upon the past performance of our senior management, as their past performance in the self-storage business or their other prior professional endeavors may not be indicative of our future results.

Our growth depends on the ability of our Manager to make investments on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management and investment teams of our Manager and their ability to identify and make investments on favorable terms in our target markets as well as on our access to financing on acceptable terms. The demands on the time of the employees of our Manager will increase as our portfolio grows, and we cannot assure you that our Manager will be able to hire, train, supervise, manage and retain new officers and employees to manage future growth effectively. Any such failure could have a material adverse effect on our business.

There are various conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.

In the course of our investing activities, we will pay base management fees to our Manager and will reimburse our Manager for all expenses it incurs except compensation to our Manager’s chief executive officer and chief financial officer, regardless of the performance of our investment portfolio. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in, among other things, a lower rate of return than one might achieve through direct investments. Because we will pay a base management fee and reimburse expenses regardless of how our portfolio performs, our Manager’s interests may be less aligned with our stockholders’ interests than if we were internally managed and our management team was compensated largely based on performance.

Our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual conflict of interest with us without the approval of the audit committee of our board of directors. However, we do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. In addition, our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, some of which could compete with us, and our code of business conduct and ethics acknowledges that such activities shall not be deemed a conflict of interest.

The management agreement with our Manager was not negotiated on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

We do not have any employees and rely completely on our Manager to provide us with investment advisory services. Our executive officers also serve as officers of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. We will pay our Manager substantial base management fees regardless of the performance of our investment portfolio. Our Manager’s entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Terminating the management agreement for unsatisfactory performance of the Manager or electing not to renew the management agreement may be difficult and terminating the agreement in certain circumstances requires payment of a substantial termination fee.

The management agreement with our Manager may not be terminated by us during its initial five-year term except for cause. After the initial term, termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (a) our Manager’s unsatisfactory performance that is materially detrimental to us; or (b) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide our Manager with 180 days’ prior notice of any such termination. Additionally, upon such a termination, the management agreement provides that we will pay our Manager a termination fee equal to the greater of three times the sum of the average annual base management fee and incentive fee received by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter, or the internalization price that would be payable pursuant to the formula set forth in our management agreement. This provision increases the cost to us of terminating the management agreement and adversely affects our ability to terminate our Manager without cause.

The incentive fee payable to our Manager under the management agreement may cause our Manager to select investments in more risky assets to increase its incentive compensation and the price it would receive upon internalization of our Manager.

Our Manager is entitled to receive incentive compensation based upon our achievement of targeted levels of Core Earnings. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on Core Earnings may lead our Manager to place undue emphasis on the maximization of Core Earnings at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Moreover, to the extent such higher incentive compensation increases the EBITDA of our Manager, the internalization sale price described in our management agreement increases by a multiple of such increased EBITDA. Investments with higher yield potential are generally riskier or more speculative, and a focus on these higher yielding investments could result in increased risk of loss of value of our investment portfolio.

If we internalize the advisory and management services provided by our Manager, we will become exposed to new and additional costs and risks and may pay substantial consideration to our Manager.

If we internalize the advisory and management services provided by our Manager, we will become exposed to new and additional costs and risks. For example, while we would no longer bear the external costs of the management fee paid to our Manager if we become self-advised, our direct overhead may increase, as we would be responsible for compensation and benefits of our officers and other employees that were previously paid by our Manager. As a direct employer, we would also be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Accordingly, if we internalize the advisory and management services provided by our Manager, our financial condition and operating results may be adversely affected.

We may choose not to internalize our Manager despite the fact that we may have the right and the ability to internalize our Manager; if we choose not to internalize or we are unable to complete an internalization transaction, our business and growth could be negatively affected and we may still be obligated to pay a termination fee upon termination of the management agreement.

Pursuant to the management agreement, our Manager is obligated to present to us an initial proposal to internalize our Manager no later than 180 days prior to the end of the initial term of the management agreement. No assurances can be given that we will internalize our Manager on the terms described in this prospectus, or at all. Any proposal from our Manager will be the subject of definitive documentation and negotiation between us and our Manager and approval by our board of directors and our stockholders. As a result, there can be no assurance that we will be able to conclude an internalization transaction, which could adversely affect our business and growth. If we choose not to internalize our Manager and not to renew the management agreement at the expiration of the initial term or any extended term or we terminate the management agreement at any time after the initial term other than for cause, we will be obligated to pay our Manager a termination fee equal to the greater of (A) three times the sum of the average annual base management fee and incentive fee earned by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, or (B) the Internalization Price.

Our Manager will manage our portfolio in accordance with very broad investment guidelines and our board of directors will not approve each investment and financing decision made by our Manager, which may result in riskier investments.

While our directors will periodically review our investment portfolio, they will not review all of our proposed investments. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our Manager. Our investment guidelines may be changed from time to time. Furthermore, our Manager may cause us to enter into investments utilizing complex strategies and transactions that may be difficult or impossible to unwind by the time they are reviewed by our directors. Our Manager will have great latitude in determining the types of assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. In addition, our Manager will not be subject to any limits or proportions with respect to the mix of target investments that we originate or acquire other than as necessary to maintain our qualification as a REIT and our exemption from registration under the 1940 Act. Decisions made and investments entered into by our Manager may not fully reflect our stockholders’ best interests.

Our Manager may change its investment process without stockholder consent, or elect not to follow it, at any time, which may adversely affect our investments.

Our Manager may change its investment process without stockholder consent at any time. In addition, there can be no assurance that our Manager will follow its investment process in relation to the identification and underwriting of prospective investments. Changes in our Manager’s investment process may result in inferior due diligence and underwriting standards, which may adversely affect the performance of our investment portfolio.

Our Manager’s liability is limited under the management agreement, and we will indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of the management agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing services to our Manager will not be liable to us, any subsidiary of ours, our stockholders or partners or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. In addition, we have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Our Manager and its affiliates have limited experience managing a portfolio of assets in the manner necessary to maintain our exemption under the 1940 Act.

In order to maintain our exemption from registration under the 1940 Act, the assets in our portfolio are subject to certain restrictions that meaningfully limit our operations. Our Manager has limited experience managing a portfolio in the manner necessary to maintain our exemption from registration under the 1940 Act. A failure to maintain an exemption from registration under the 1940 Act could have a material adverse effect on our business. See “Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the 1940 Act.” below.

Risks Related to Our Company

We have no operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

We were organized on October 1, 2014 and have no operating history. Despite the experience and track record of Mr. Jernigan with two equity REITs focused on the self-storage industry, those REITs had different investment strategies and operating models than we will have, and the historical results of those companies while Mr. Jernigan was the chief executive officer are not indicative of, and may be substantially different than, the results we achieve as a public mortgage REIT.

We intend to originate a portfolio of loans that comprise the Initial Portfolio and will continue making investments after completion of this offering. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of opportunities for the origination or acquisition of target investments, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions. In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data contained in this prospectus because of a number of factors, including costs and expenses associated with the management agreement and being a public company. Consequently, the historical and pro forma financial statements contained in this prospectus may not be useful in assessing our likely future performance.

Our board of directors may change our investment strategy or guidelines, financing strategy or leverage policies without stockholder consent.

Our board of directors may change our investment strategy or guidelines, financing strategy or leverage policies with respect to investments, originations, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our stockholders, which could result in an investment portfolio with a different risk profile than that of our Initial Portfolio or of a portfolio comprised of our target investments. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Mr. Jernigan is subject to certain noncompetition obligations that expire in June 2015 that could impede execution of our business plan prior to such expiration time.

Mr. Jernigan served as chief executive officer of CubeSmart until December 31, 2013. In connection with his employment at CubeSmart, Mr. Jernigan agreed to certain noncompetition obligations until June 29, 2015. In particular, Mr. Jernigan agreed not to, directly or indirectly, engage in any business involving self-storage facility development, construction, acquisition or operation or own any interest in any self-storage facilities (other than direct or indirect ownership by Mr. Jernigan of up to five percent of the outstanding equity interests of any public company). Mr. Jernigan has requested CubeSmart to advise him that CubeSmart will not object to our making the loans listed in the table on pages 6 and 83 of this prospectus that are anticipated to close in the second or third quarter of 2015. CubeSmart has advised Mr. Jernigan on an advisory basis that, based solely on the information provided to CubeSmart by Mr. Jernigan, it will not object to our making those loans. As future loan opportunities arise during the noncompetition period, Mr. Jernigan will make additional requests to CubeSmart, and CubeSmart has agreed to notify Mr. Jernigan whether CubeSmart intends to object to any future loan opportunities. Enforcement of noncompetition obligations against Mr. Jernigan could cause delays in our making loans on qualified self-storage facilities and potential damages, which could have a material adverse effect on our results of operations and ability to pay dividends to our stockholders.

The loans in our Initial Portfolio are subject to entry into definitive agreements and there can be no assurance that the loans will close on the terms anticipated, or at all.

We have included in “Business—Initial Portfolio” a description of non-binding term sheets we have executed with respect to an aggregate of approximately $122.7 million in potential loan commitments. We have not executed binding commitment letters or definitive documentation with respect to these potential loans and each proposed loan is still subject to one or more of the following: satisfactory completion of our due diligence investigation and investment process, approval of our Manager’s investment committee, market conditions, available liquidity, our final agreement with the sponsor on the terms and structure of such loan, and the execution and delivery of satisfactory transaction documentation. As a result, although we expect to close and fund such proposed loans, we cannot provide any assurances that we will close any of these proposed loans. The failure to close these loans on the terms we anticipate, or at all, could have a material adverse effect on our business.

Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations (including, without limitation, laws and regulations having the effect of exempting mortgage REITs from the 1940 Act) and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

We are subject to regulation by laws and regulations at the local, state and federal levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business. Furthermore, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Many of the provisions of the Dodd-Frank Act have had extended implementation periods and delayed effective dates and have required extensive rulemaking by regulatory authorities. While many of the rules required to be written have been promulgated, some have not yet been implemented. Although the full impact of the Dodd-Frank Act on us may not be known for an extended period of time, the Dodd-Frank Act, including the rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals directed at the financial services industry or affecting taxation that are proposed or pending in the U.S. Congress, may negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.

Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.

Risks Related to Sources of Financing and Hedging

We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our stockholders.

We intend to utilize leverage to grow our investment portfolio and enhance returns to our stockholders. While we expect that over time our average leverage will be in the 25% to 35% range of the total value of our loan portfolio, we may borrow up to 100% of the principal value of certain First Mortgage Loans. During periods where our portfolio consists mostly of Whole Loans, we may borrow up to 65% of the principal value of such loans pending the tranching of such loans and sale of First Mortgage Loans resulting from such tranching. During periods where our ratio of indebtedness to total assets is increased, we face the risk of a substantial decline in the value of our assets, which we expect to be relatively illiquid longer-term assets at a time when we face shorter term debt maturities. Moreover, we anticipate that any credit facility to which we are a party will contain financial covenants. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Further, such restrictions could make it difficult for us to satisfy the requirements necessary to maintain our qualification as a REIT for federal income tax purposes. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of additional debt, substantial impairments in the value of our investments, or changes in general economic conditions. If we violate covenants in our future agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, or at all. In the event any such credit facility or other indebtedness we may incur is secured by a pledge of our assets, we could lose assets to foreclosure in the event we are not able to pay interest or repay principal on any such indebtedness. Our use of leverage increases the risk that we will lose principal on certain of our investments and could reduce cash available for distribution to our stockholders.

If we cannot obtain additional equity or debt financing, we may be unable to fund our Initial Portfolio in full and our growth may be limited.

We estimate that we will receive net proceeds from this offering of approximately $91.9 million, or approximately $105.8 million if the underwriters’ option to purchase additional shares is exercised in full, based on an assumed initial public offering price of $20.00 per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions, and estimated expenses of this offering. The net proceeds we will receive in the concurrent private placement to Mr. Jernigan and certain of his affiliates will be $5.0 million, assuming an initial public offering price of $20.00 per share. The Initial Portfolio consists of 15 loans with an aggregate principal amount of approximately $122.7 million. Accordingly, we may need to borrow funds or raise additional equity capital to fund the Initial Portfolio in full. In addition, our growth will be dependent on our ability to access additional equity and debt capital after this offering is completed. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. For instance, we intend to fund Whole Loans and the associated First Mortgage Loans prior to sale primarily with capital provided through an anticipated revolving credit facility. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to acquire the Initial Portfolio in full and otherwise execute our business strategy, which could adversely affect our growth prospects and future stockholder returns.

Interest rate fluctuations could increase our financing costs and reduce our ability to generate income on our investments, each of which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures will relate to the interest rates and other yield on our investments and the financing cost of our debt, as well as our exposure to interest rate swaps that we may utilize for hedging purposes either with respect to our assets or our indebtedness. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in reduced net interest income and, possibly, operating losses for us. Changes in the level of interest rates also may affect our ability to originate and close debt investments, the value of our investments and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates.

To the extent that our financing costs will be determined by reference to floating rates, such as LIBOR or a Treasury index, plus a margin, the amount of such costs will depend on a variety of factors, including, without limitation, (a) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (b) the level and movement of interest rates, and (c) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating rate debt would increase, while any additional interest income we earn on our floating rate investments may not compensate for such increase in interest expense. At the same time, the interest income we earn on our fixed rate investments would not change, the duration and weighted average life of our fixed rate investments would increase and the market value of our fixed rate investments would decrease. Similarly, in a period of declining interest rates, our interest income on floating rate investments would decrease, while any decrease in the interest we are charged on our floating rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed rate debt would not change. Any such scenario could materially and adversely affect us.

Our operating results will depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy will involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT, we intend to pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	due to a credit loss, the duration of the hedge may not match the duration of the related liability;

•

the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Code or that are done through a taxable REIT subsidiary, or “TRS”) to offset interest rate losses is limited by U.S. federal income tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay. In addition, we may fail to recalculate, readjust and execute hedges in an efficient manner.

Any hedging activity in which we engage may materially and adversely affect our business. Therefore, while we may enter into such transactions seeking to reduce interest rate risks,

unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges or guaranteed by an exchange or its clearing house, and involve risks and costs that could result in material losses.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates, we may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges or guaranteed by an exchange or its clearing house. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

Changes to derivatives regulation imposed by the Dodd-Frank Act could increase our costs of entering into derivative transactions, which could adversely impact our results of operation, financial condition and business.

Through its comprehensive new regulatory regime for derivatives, the Dodd-Frank Act will impose mandatory clearing, exchange-trading and margin requirements on many derivatives transactions (including formerly unregulated over the-counter derivatives) in which we may engage. The Dodd-Frank Act also creates new categories of regulated market participants, such as “swap dealers,” “security-based swap dealers,” “major swap participants,” and “major security-based swap participants” that will be subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements. The details of these requirements and the parameters of these categories remain to be clarified through rulemaking and interpretations by the U.S. Commodity Futures Trading Commission, the SEC, the Federal Reserve Board and other regulators in a regulatory implementation process which is targeted to take a year or more to complete.

Nonetheless, based on information available as of the date of this prospectus, the possible effect of the Dodd-Frank Act will be likely to increase our overall costs of entering into derivatives transactions. In particular, new margin requirements, position limits and capital charges, even if not directly applicable to us, may cause an increase in the pricing of derivatives transactions sold by market participants to whom such requirements apply. Administrative costs, due to new requirements such as registration, recordkeeping, reporting, and compliance, even if not directly applicable to us, may also be reflected in higher pricing of derivatives. New exchange-trading and trade reporting requirements may lead to reductions in the liquidity of derivative transactions, causing higher pricing or reduced availability of derivatives, or the reduction of arbitrage opportunities for us, adversely affecting the performance of certain of our trading strategies.

In addition, it is possible that we may be determined by a governmental authority to be a swap dealer, major swap participant, security-based swap dealer, major security-based swap participant or otherwise become subject to new entity level regulation as a result of the Dodd-Frank Act. This additional regulation could lead to significant new costs which could materially adversely affect our business.

We may fail to qualify for hedge accounting treatment.

We intend to record derivative and hedging transactions in accordance with Financial Accounting Standards Board (“FASB”) ASC 815, Derivatives and Hedging. Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the FASB ASC 815 definition of a derivative (such as short sales), we fail to satisfy FASB ASC 815 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction or item.

Risks Related to Our Investments

We will allocate the net proceeds of this offering without input from our stockholders.

You will not be able to evaluate the manner in which the net proceeds of this offering will be invested or the economic merit of our expected investments before purchasing our common stock. As a result, we may use the net proceeds of this offering to invest in investments with which you may not agree. Additionally, our investments will be selected by our Manager and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock. The failure of our Manager to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

Until appropriate investments can be identified, our Manager may invest a portion of the net proceeds of this offering in interest-bearing short-term investments, including money market accounts or funds, CMBS or corporate bonds, which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we seek to achieve from investments in our target investments. We expect to reallocate a portion of the net proceeds of this offering into our portfolio of investments within three months, subject to the availability of appropriate investment opportunities. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any investment will be successful.

We cannot assure you that we will be able to enter into definitive agreements to invest in any new investments that meet our investment objective; that we will be successful in consummating any investment opportunities we identify; or that one or more investments we may make using the net proceeds of this offering will yield attractive risk-adjusted returns. Our inability to do any of the foregoing likely would materially and adversely affect our business and our ability to make distributions to our stockholders.

The lack of liquidity in our investments may adversely affect our business.

The illiquidity of our target investments may make it difficult for us to sell such investments if the need or desire arises. Certain target investments such as Junior Mortgage Loans, mezzanine loans and bridge loans are also particularly illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. In addition, many of the loans and securities we invest in will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or their disposition except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed as having material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Because we are focused on the self-storage industry, our revenues will be significantly influenced by demand for self-storage units generally, and a decrease in such demand would likely have a greater adverse effect on our investments than if we owned a more diversified investment portfolio.

While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria. Our investment portfolio will consist primarily of loans on self-storage facilities, which will subject us to risks inherent in investments for a single industry. A decrease in the demand for self-storage units would likely have a greater adverse effect on our revenues than if we owned a more diversified investment portfolio. Demand for self-storage units has been and could be adversely affected by weakness in the national, regional and local economies and changes in supply of or demand for similar or competing self-storage facilities in an area. To the extent that any of these conditions occur, they are likely to have a negative impact on the value of our investments, which could cause a decrease in our revenue. Any such decrease could impair our ability to make distributions to our stockholders. We do not expect to invest in other real estate or businesses to hedge against the risk that industry trends might decrease the profitability of our self-storage-related investments.

A prolonged economic slowdown, a lengthy or severe recession or further declines in real estate values could impair our investments and harm our operations.

We believe the risks associated with our business will be more severe during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. For example, the severe economic downturn that began in 2007 continues to limit the availability of debt financing in the overall marketplace and has generally made leveraged acquisitions and refinancing more difficult. Consequently, our investment model may be adversely affected if the current economic conditions persist for longer than we may anticipate. Declining real estate values would likely reduce the level of new mortgage and other real estate-related loan originations since borrowers often use appreciation in the value of their existing facilities to support the purchase or investment in additional facilities. Borrowers may also be less able to pay principal and interest on our loans if the value of real estate weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our Manager’s ability to invest in, sell and securitize loans, which would materially and adversely affect our results of operations, financial condition, liquidity and business and our ability to pay dividends to stockholders.

Our real estate investments are subject to risks particular to real property. These risks may result in a reduction or elimination of, or return from, a loan secured by a particular facility.

We may own commercial real estate directly in the future as a result of a default of mortgage or other real estate-related loans. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected facility or investment and reduce or eliminate our ability to pay dividends to stockholders.

We operate in a competitive market for investment opportunities and competition may limit our ability to originate or acquire desirable investments in our target investments and could also affect the pricing of these securities.

A number of entities compete with us to make the types of investments that we seek to make. Our profitability depends, in large part, on our ability to originate or acquire our target investments on attractive terms. In originating or acquiring our target investments, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs have raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Many of our anticipated competitors are significantly larger than we are and have considerably greater financial, technical, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, deploy more aggressive pricing and establish more relationships than us. Furthermore, competition for originations of and investments in our target investments may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments in our target investments may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

If our Manager overestimates the yields or incorrectly prices the risks of our investments, we may experience losses.

Our Manager values our potential investments based on yields and risks, taking into account estimated future losses on the mortgage loans and the collateral underlying them, and the estimated impact of these losses on expected future cash flows and returns. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments will not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the facilities underlying the loans, the borrowers’ credit history, the underlying facilities’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment grade rated assets. Any loss we incur may be significant and may reduce distributions to our stockholders and adversely affect the market value of our common stock. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

The Junior Mortgage Loans that we may originate or acquire may be subject to additional risks, which may result in losses to us.

After an initial ramp-up period, we expect a majority of our assets to consist of Junior Mortgage Loans and other similar higher yielding loans. A Junior Mortgage Loan is subordinated to a First Mortgage Loan secured by the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for Junior Mortgage Loan holders after payment to the First Mortgage Loan holders. Significant losses related to our Junior Mortgage Loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Our mezzanine loan assets will involve greater risks of loss than senior loans secured by income-producing facilities.

We may originate or acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying facility or loans secured by a pledge of the ownership interests of either the entity owning the facility or a pledge of the ownership interests of the entity that owns the interest in the entity owning the facility. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the facility and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

We may experience a decline in the fair value of our assets.

A decline in the fair market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the original acquisition cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to our stockholders could be materially and adversely affected.

Some of our portfolio investments may be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.

Many of our portfolio investments may be in the form of positions or securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

Additionally, our results of operations for a given period could be adversely affected if its determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently, as market events have made valuations of certain assets more difficult, unpredictable and volatile.

Insurance on mortgage loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds insufficient to repair or replace a facility if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a facility relating one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the loss of cash flow from, and the asset value of, the affected facility and the value of our investment related to such facility.

Liability relating to environmental matters may impact the value of facilities that we may acquire upon foreclosure of the facilities underlying our investments.

To the extent we foreclose on facilities with respect to which we have extended mortgage loans, we may be subject to environmental liabilities arising from such foreclosed facilities. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to our stockholders.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Risks Related to Our Common Stock

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

Our shares of common stock are newly issued securities for which there is no established trading market. Our common stock has been approved for listing on the NYSE under the trading symbol “JCAP.” However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or as to the price that our stockholders may obtain for their common stock.

The market price of our common stock may fluctuate significantly.

The capital and credit markets have recently experienced a period of extreme volatility and disruption. The market price and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance.

Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

•	actual or perceived conflicts of interest with our Manager and individuals, including our executives;

•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	loss of a major funding source;

•	actual or anticipated accounting problems;

•	publication of research reports about us, the self-storage sector or the real estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	additions to or departures of our Manager’s key personnel;

•	speculation in the press or investment community;

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increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

•	failure to maintain our REIT qualification or exemption from the 1940 Act;

•	price and volume fluctuations in the overall stock market from time to time;

•	general market and economic conditions, and trends including inflationary concerns, the current state of the credit and capital markets;

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significant volatility in the market price and trading volume of securities of publicly traded REITs or other companies in our sector, which are not necessarily related to the operating performance of these companies;

•	changes in law, regulatory policies or tax guidelines, or interpretations thereof, particularly with respect to REITs;

•	changes in the value of our portfolio;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	operating performance of companies comparable to us;

•	short-selling pressure with respect to shares of our common stock or REITs generally;

•	uncertainty surrounding the strength of the U.S. economic recovery; and

•	concerns regarding European sovereign debt.

As noted above, market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

Common stock eligible for future sale may have adverse effects on our share price.

We are offering 5,000,000 shares of our common stock as described in this prospectus (excluding the underwriters’ overallotment option to purchase up to an additional 750,000 shares).

Assuming no exercise of the underwriters’ overallotment option to purchase additional shares, approximately 4.9% of our common stock outstanding upon completion of this offering will be subject to lock-up agreements. When this lock-up period expires, these shares of common stock will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act (after, in the case of our Manager, each of our directors and officers and each of our Manager’s members and officers, their 180-day lock-up period), which are described under “Shares Eligible for Future Sale.”

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse.

Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

After the completion of this offering, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

We may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We are generally required to annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gains, for us to qualify as a REIT, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. Our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

•	the profitability of the investment of the net proceeds of this offering;

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, distributions that we make to our stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and not designated by us as capital gain dividends generally will be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as capital gain dividends and generally will be taxed to our stockholders as long-term capital gain to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. Distributions in excess of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, and not designated by us as capital gain dividends will constitute a return of capital. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits that exceed a stockholder’s bases are included in such stockholder’s income as capital gain.

We may use a portion of the net proceeds of this offering to make quarterly distributions, which, among other things, would reduce our cash available for investing, could be dilutive to our financial results and may constitute a return of capital to our investors.

Prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds, which would reduce the amount of cash we have available for investing and other purposes. The use of these net proceeds for distributions could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder’s basis in its shares of our common stock.

Investing in our common stock may involve a high degree of risk.

The investments that we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Organization and Structure

The Maryland General Corporation Law, or the MGCL, prohibits certain business combinations, which may make it more difficult for us to be acquired.

Under the MGCL, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as: (a) any person who beneficially owns 10% or more of the voting power of the then-outstanding voting stock of the corporation; or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the expiration of the five-year period described above, any business combination between the Maryland corporation and an interested stockholder must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then-outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The MGCL also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with our Manager or any of its affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and our Manager or any of its affiliates. As a result, our Manager or any of its affiliates may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See “Description of Capital Stock—Business Combinations.”

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under our charter and the MGCL, our stockholders generally have a right to vote only on the following matters:

•	the election or removal of directors;

•	the amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:

•	change our name;

•	change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock;

•	increase or decrease the aggregate number of shares of stock that we have the authority to issue;

•	increase or decrease the number of our shares of any class or series of stock that we have the authority to issue; and

•	effect certain reverse stock splits;

•	our liquidation and dissolution; and

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our being a party to a merger, consolidation, sale or other disposition of all or substantially all of our assets or statutory share exchange. All other matters are subject to the discretion of our board of directors.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue up to 500 million shares of common stock and 100 million shares of preferred stock without stockholder approval. In addition, our board of directors may, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a merger, third-party tender offer or similar transaction or a change in incumbent management that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the 1940 Act.

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. We believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage, or propose to engage, primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Further, we intend to conduct our business in a manner so that neither we, nor the Operating Partnership, own investment securities in excess of the 40% test set forth in Section 3(a)(1)(C) discussed herein. Because we are a holding company that will conduct its businesses primarily through wholly- and majority-owned subsidiaries, this means the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our (or our Operating Partnership’s) total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries. In addition, the assets we and our subsidiaries may originate or acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated under the 1940 Act, which may adversely affect our business.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) to register as an investment company under the 1940 Act, any of which could negatively affect our business, the value of our common stock, the sustainability of our business model, and our ability to make distributions, which also could have an adverse effect on our business and the market price for our shares of common stock. If we or any of our subsidiaries were required to register as an investment company under the 1940 Act, the registered entity would become subject to substantial regulation with respect to capital structure (including restrictions on the ability to use leverage), management, operations, prohibitions on transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

Failure to meet an exception from the definition of “investment company” from the 1940 Act would require us to significantly restructure our investment strategy. For example, because affiliate transactions are generally prohibited under the 1940 Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, and we might be required to terminate our management agreement and any other agreements with affiliates, which could have a material adverse effect on our ability to operate our business and pay distributions. If we were required to register us as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

We expect certain subsidiaries that we may form in the future to rely upon the exception from the definition of “investment company” set forth in Section 3(c) (5)(C) of the 1940 Act, which applies to entities “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exception, as interpreted by the staff of the SEC, generally requires that at least 55% of a subsidiary’s assets must be comprised of qualifying assets and the remaining 45% of the subsidiary’s portfolio be comprised of real estate-related assets (as such terms have been interpreted by the staff of the SEC). SEC staff no-action letters have indicated that the foregoing real estate-related assets test will be met if at least 25% of such subsidiary’s assets are invested in real estate-related assets, which threshold is subject to reduction to the extent that the subsidiary invested more than 55% of its total assets in qualifying assets, and no more than 20% of such subsidiary’s total assets are invested in miscellaneous investments. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff and on our analyses of such guidance to determine which assets are qualifying real estate assets and real estate-related assets. However, the SEC’s guidance was issued in accordance with factual situations that may be substantially different from the factual situations we may face, and much of the guidance was issued more than 20 years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exception from the definition of “investment company” under the 1940 Act. If we are required to re-classify our subsidiaries’ assets, they may no longer be in compliance with the exception from the definition of an “investment company” provided by Section 3(c)(5)(C) of the 1940 Act. To the extent that the SEC staff publishes new or different guidance with respect to any assets we have determined to be qualifying or real estate-related assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or not acquiring or selling assets we might wish to hold.

In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C), discussed above), from the definition of an investment company and the registration requirements under the Investment Company Act. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

We determine whether an entity is one of our majority-owned subsidiaries. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the tests discussed above. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC or its staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations.

Rapid and steep declines in the values of our self-storage-related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the 1940 Act.

If the market value or income potential of our self-storage-related investments declines as a result of increased interest rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

Our rights and the rights of our stockholders to recover on claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

The Maryland General Corporation Law, or MGCL, provides that a director has no liability in such capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.

In addition, our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper personal benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our board of directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of us in any of the capacities described above and any employee or agent of us or a predecessor of us, including our Manager and its affiliates. For details regarding the circumstances under which we are required or authorized to indemnify and to advance expenses to our directors, officers or our Manager, see “Our Manager and the Management Agreement—Management Agreement—Liability and Indemnification.”

We also are permitted, and intend, to purchase and maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our Manager and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2015, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

U.S. Federal Income Tax Risks

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2015. However, we may terminate our REIT election if our board of directors determines that not qualifying as a REIT is in the best interests of our stockholders, or our REIT election may be inadvertently terminated. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We intend to structure our activities in a manner designed to satisfy all the requirements for qualification as a REIT. The REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the REIT asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization could jeopardize our ability to satisfy all the requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

REITs, in certain circumstances, may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. Also, we may not make sufficient distributions to avoid certain excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on the income that does not meet the income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify and maintain our status as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and will be subject to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be used to fund loans and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification.

Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we may avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions of our assets to comply with a prohibited transaction safe harbor available under the Code for assets held for at least two years. However, no assurance can be given that any particular asset we own, directly or through any subsidiary entity, but generally excluding any TRS of ours, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our loan sales, even though such sales or structures might otherwise be beneficial for us. If we sell a First Mortgage Loan through a TRS, it is possible that gain from the sale of the loan will be recharacterized as though we sold the loan directly. Even if the sale of a loan by a TRS is not recharacterized, any gain on the sale by the TRS will be subject to regular corporate income tax.

TRSs are subject to corporate-level taxes and our dealings with any TRSs we establish may be subject to 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 25% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.

TRSs that we may form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us, unless necessary to maintain our REIT qualification. While we will monitor the aggregate value of the securities of any TRSs we form and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Our investments in certain debt instruments may cause us to recognize “phantom income” for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments and certain modifications of such debt by us could cause the modified debt to not qualify as a good REIT asset, thereby jeopardizing our REIT qualification.

Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets (referred to as “phantom income”). Furthermore, if we own an equity interest in an entity treated as a partnership for federal income tax purposes (or are treated as owning such an interest for federal income tax purposes), we may be required to include taxable income without a corresponding cash distribution from such entity. In addition, if a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

Our mortgage loans may include an equity participation feature, which may result in a loan being treated as a “contingent payment debt instrument” for federal income tax purposes. If any of our loans are treated as contingent payment debt instruments, we will be required to accrue income on the loan at the borrower’s “comparable yield,” which may be greater than the payments of cash interest on the loan in a given taxable year. Furthermore, any income that is received from the loan, including income attributable to our equity participation in appreciation in the property securing the loan, will be characterized as ordinary income and not as capital gain.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms, (c) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (d) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

The failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

In order for a loan to be treated as a qualifying real estate asset producing qualifying income for purposes of the REIT asset and income tests, generally the loan must be secured by real property. We may originate or acquire mezzanine loans that are not directly secured by real property but instead secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan that is not secured by real estate would, if it meets each of the requirements contained in the Revenue Procedure, be treated by the IRS as a qualifying real estate asset. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law and in many cases it may not be possible for us to meet all the requirements of the safe harbor. We cannot provide assurance that any mezzanine loan in which we invest would be treated as a qualifying asset producing qualifying income for REIT qualification purposes. If any such loan fails either the REIT income or asset tests, we may be disqualified as a REIT.

If our equity participations are recharacterized as equity interests in our borrowers or cause interest payments on our loans to be income other than qualifying REIT income, our ability to qualify as a REIT could be adversely affected.

Our mortgage loans may include an equity participation feature, including a percentage interest in certain future cash flows, refinance proceeds or sale proceeds. In certain cases, it may be unclear whether a mortgage loan with equity participation features is properly classified as a debt instrument issued by the borrower or an equity interest for federal income tax purposes. We intend to structure our mortgage loans with equity participations so that if the mortgage loan is treated as a debt instrument issued by a borrower for U.S. federal income tax purposes it is a “qualifying” asset for purposes of the REIT 75% asset test and produces qualifying income for purposes of the REIT 75% income test. However, if a loan with an equity participation is recharacterized as an equity interest in the borrower our deemed equity interest in the borrower will represent an interest in the borrower’s assets and income for federal income tax purposes. In that event, the mortgage loan agreement will contain covenants requiring the borrower to only hold qualifying assets (other than de minimis amounts) for purposes of the 75% asset test and only earn qualifying income (other than de minimis amounts) for purposes of the 75% income test. Therefore, if a mortgage loan represents an equity interest in the borrower, treatment of our equity interest in the borrower as representing qualifying assets for purposes of the 75% asset test and qualifying income for purposes of the 75% gross income test will depend on the borrower’s compliance with covenants in the loan agreement. Alternatively, we may hold loans with equity participations through a TRS, in which case income derived from the loan may be subject to U.S. federal, state or local income tax. If any equity participation (other than an equity participation held by a TRS) is recharacterized as an equity interest, or if any equity participation were to cause interest payments on our loans to be income other than qualifying REIT income, we may be required to pay an excise tax on the amount of non-qualified income or we may be disqualified as a REIT. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests,” “Material U.S. Federal Income Tax Considerations—Gross Income Assets,” and “Material U.S. Federal Income Tax Considerations—Equity Participations.”

We may own equity participations in the form of preferred equity interests in our borrowers, in which case our ability to qualify as a REIT could be affected by our borrowers’ compliance with various operating covenants.

Some of our equity participations will be structured as preferred equity interests in our borrowers. For purposes of the REIT asset and income tests, our preferred equity interest in a borrower that is a partnership for federal income tax purposes will represent an interest in the borrower’s assets and income. We intend to obtain covenants from borrowers in which we own a preferred equity interest that require the borrower to only hold qualifying assets (other than de minimis amounts) for purposes of the REIT 75% asset test and only earn qualifying income (other than de minimis amounts) for purposes of the REIT 75% and 95% income tests. If a borrower does not comply with such covenants, our ability to qualify as a REIT could be adversely affected. Alternatively, we may hold preferred equity interests in borrowers through a TRS, in which case income derived from the preferred equity interest may be subject to U.S. federal, state or local income tax.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute real estate assets for purposes of the asset tests and produce qualifying income for purposes of the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 80% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount it must include in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is subject to the reduced maximum tax rate applicable to capital gains. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations will be structured in such a manner that we will not be treated as inadvertently paying preferential dividends, we can provide no assurance to this effect.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred debt to purchase or hold our common stock or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financing strategy;

•	completion of any pending transactions;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition;

•	our projected operating results;

•	market trends;

•	estimates relating to our future dividends;

•	projected capital expenditures; and

•	the impact of technology on our operations and business.

The forward looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider this risk when you make a decision concerning an investment in our securities, along with the following factors, among others, that could cause actual results to vary from our forward looking statements:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors;”

•	general volatility of the markets in which we invest and the market price of our common stock;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates, the debt securities markets, the general economy or the commercial finance, self-storage and real estate markets specifically;

•	the degree and nature of our competition;

•	the performance and financial condition of borrowers;

•	increased rates of default and/or decreased recovery rates on our investments;

•	increased prepayments of our mortgage and other loans;

•	changes in governmental regulations, tax rates and similar matters;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);

•	availability of investment opportunities in real estate-related and other securities;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

When we use words such as “will likely result,” “may,” “shall,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward looking statements. You should not place undue reliance on these forward looking statements. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $91.9 million (or approximately $105.8 million if the underwriters fully exercise their over-allotment option), in each case assuming an initial public offering price of $20.00 per share, which is the mid-point of the range set forth on cover of this prospectus, after deducting underwriting discounts and commissions, of approximately $7.0 million (or approximately $8.1 million if the underwriters fully exercise their over-allotment option) and estimated offering expenses of approximately $1.2 million payable by us. The net proceeds we will receive in the concurrent private placement to Mr. Jernigan and certain of his affiliates will be $5.0 million, assuming an initial public offering price of $20.00 per share.

We intend to use substantially all of such net proceeds from this offering and the concurrent private placement to fund the loans identified and described as our Initial Portfolio in this prospectus. The Initial Portfolio consists of 15 loans with an aggregate principal amount of approximately $122.7 million. Accordingly, we may need to borrow funds or raise additional equity capital to fund the Initial Portfolio in full. We have engaged in discussions with potential lenders with respect to establishing a credit facility. We expect to establish a credit facility with a commercial bank after the consummation of this offering on terms that are generally consistent with current market terms and conditions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” See also “Risk Factors—If we cannot obtain additional equity or debt financing, we may be unable to fund our Initial Portfolio in full and our growth may be limited.” The majority of the loans in the Initial Portfolio are Development Loans. We anticipate Development Loans to fund 30-40% at loan origination, with the balance typically funded over the following six to 12 months pursuant to a draw schedule. See “Business —Initial Portfolio” for information regarding the estimated initial funding dates of the Initial Portfolio.

Pending use of the net proceeds of this offering in accordance with the foregoing intent, we may invest the net proceeds from this offering in interest-bearing short-term investments, including money market accounts that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. We currently expect to use substantially all of the net proceeds from this offering within 12 months from the closing of this offering. See “Business—Investment Strategy.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2014 and as adjusted to give effect to (1) the sale of shares of our common stock in this offering at an assumed initial public offering price of $20.00 per share, which is the mid-point of the price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, (2) the concurrent private placement of 250,000 shares of our common stock to Mr. Jernigan and certain of his affiliates and (3) the 10,000 restricted shares of common stock to be issued to our independent directors upon consummation of this offering. You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of December 31, 2014
	Actual	As Adjusted(1)
Stockholders Equity:
Common Stock, par value $0.01 per share; 1,000 shares authorized, issued and outstanding, on an actual basis and 500 million shares authorized and 5.3 million shares outstanding, as adjusted (2)	$10	$52,600
Preferred Stock, par value $0.01 per share; 0 shares authorized, issued and outstanding, on an actual basis and 100 million shares authorized and 0 shares outstanding, as adjusted	—	—
Additional Paid-In Capital	990	96,797,400

Total Stockholders Equity	$1,000	96,850,000

Total Capitalization	$1,000	$96,850,000

(1)	Assumes no exercise of the underwriters’ over-allotment option.

(2)	Common stock, as adjusted includes (a) 5,000,000 shares of our common stock to be issued in this offering; (b) 250,000 shares of our common stock to be issued in the concurrent private placement to Mr. Jernigan and certain of his affiliates; and (c) 10,000 restricted shares of our common stock, based on the mid-point of the range set forth on the cover of this prospectus, to be granted to our independent directors upon consummation of this offering.

SELECTED FINANCIAL INFORMATION

The following table presents selected financial information as of December 31, 2014, that has been derived from our historical audited financial statements.

Since the information provided below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes, you should read it in conjunction with the “Management’s Discussion and Analyses of Financial Condition and Results of Operations” and our historical financial statements, including the related notes, included elsewhere in this prospectus.

As of December 31, 2014
ASSETS:
Unrestricted Cash	$1,000
Restricted Cash	15,000

Total Assets	$16,000

LIABILITIES:
Customer Due Diligence Deposits	$15,000

Total Liabilities	15,000

STOCKHOLDERS EQUITY:
Common Stock	$10
Additional Paid-In Capital	990

Total Stockholders Equity	1,000

Total Liabilities and Stockholders Equity	$16,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Forward-Looking Statements,” “Selected Financial Information” and “Business” and other sections included elsewhere in this prospectus.

Overview

Jernigan Capital, Inc. is a commercial real estate finance company that lends to private developers, owners and operators of self-storage facilities. We intend to originate a diversified portfolio of development, acquisition, and refinance loans secured by self-storage facilities primarily in the top 50 United States metropolitan statistical areas, or MSAs, as delineated by the U.S. Office of Management and Budget. We focus primarily on directly originating our target investments, which enables us to: (1) originate broad and adaptable loan products that meet the specific needs of our customers; (2) have direct access to our borrowers and enhance our underwriting, structuring and due diligence processes; (3) provide meaningful insight into our customers’ pro forma capital structures and decisions; (4) actively negotiate flexible transaction pricing and terms; and (5) earn origination and structuring fees. In addition to primarily originating loans, we may at times source loans through mortgage brokers and other third parties.

We anticipate that the majority of loans we originate will be in principal amounts ranging from $5 million to $15 million, with either fixed or floating interest rates, and many of our loans will include an equity participation feature. At the time of or after origination of a majority of our loans, we expect to bifurcate such loans into a senior tranche, or First Mortgage Loan, which we expect to sell to third party investors or obtain financing through the issuance of debt secured by the First Mortgage Loan, and a junior tranche, or Junior Mortgage Loan, which we expect to retain.

Initially we plan to fund and hold First Mortgage Loans prior to sale (or financing) primarily with equity proceeds from our initial public offering, but following our initial investment period, we will fund and hold First Mortgage Loans prior to sale primarily with capital provided through an anticipated revolving credit facility. We believe the spread between our borrowing cost under the credit facility and the interest rate on the First Mortgage Loans, combined with the higher returns on Junior Mortgage Loans that we retain, will allow us to provide our stockholders with stable, attractive dividends and the potential for capital appreciation through equity participations, which should translate to higher returns than if all our investments were financed exclusively with equity.

We incorporated in Maryland on October 1, 2014 and intend to elect and qualify to be taxed as a REIT, commencing with our taxable year ending December 31, 2015. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all or substantially all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Factors Impacting Our Operating Results

The results of our operations are affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, commercial mortgage loans and other loans in the self-storage industry. Our net interest income, which reflects the amortization of origination fees and direct costs, is recognized based on the contractual rate and the outstanding principal balance of the loans we originate. The objective of the interest method is to arrive at periodic interest income that yields a level rate of return over the loan term. Interest rates will vary according to the type of loan, conditions in the financial markets, credit worthiness of our borrowers, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipations or unanticipated credit events experienced by borrowers.

Changes in Fair Value of Our Assets. We typically hold our target investments as long-term investments. We evaluate our loans for impairment on a quarterly basis and impairments will be recognized when it is probable that we will not be able to collect all amounts estimated to be collected at the time of origination. We evaluate impairment (both interest and principal) based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if repayment is expected solely from the collateral.

Although we hold our target loans as long-term investments, we may occasionally classify some of our loans as held-for-sale. Loans classified as held-for-sale will be carried at the lower of cost or fair value.

Changes in Market Interest Rates. With respect to our proposed business operations, increases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to increase;

•	the value of our loan portfolio to decline;

•	interest rates on our floating rate loans to reset, although on a delayed basis, to higher interest rates; and

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase.

Conversely, decreases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to decrease;

•	the value of our mortgage loan portfolio to increase;

•	interest rates on our floating rate loans to reset, although on a delayed basis, to lower interest rates; and

•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

Credit Risk. We are subject to varying degrees of credit risk in connection with our target investments. Our Manager seeks to mitigate this risk by seeking to originate or acquire loans of higher quality at appropriate prices given anticipated and unanticipated losses, by utilizing a comprehensive review and selection process and by proactively monitoring originated or acquired loans. Nevertheless, unanticipated credit losses could occur that could adversely impact our operating results.

Market Conditions. We believe that present market conditions are favorable for realizing attractive risk-adjusted returns on investments in self-storage facilities owned by private operators. While construction in the self-storage industry remains low compared to historical averages, the industry is seeing increased construction starts recently and the trend is expected to continue upwards. In addition, the number of transactions has been increasing, fueled by investor appetite for self-storage’s cash flow performance. The key demand factors of the self-storage industry include population mobility and new job creation, both of which are experiencing increases since the recession. These factors have created demand for self-storage, which in turn has developers looking to develop and match demand with supply. The main deterrent for developers is the lack of financing available in the sector. Currently, lenders are only willing to lend up to 70% of LTV, whereas our substantial industry knowledge will enable us to makes loans at ratios of 90% LTC and LTV. We believe there is a significant demand for development, acquisition and refinancing loans in the self-storage industry.

Recent Developments

Since October 2, 2014, we have entered into 13 term sheets to provide up to approximately $116.8 million in Development Loans on self-storage facilities in Florida, Georgia, Massachusetts, Colorado, North Carolina and Connecticut. We have also entered into two term sheets to provide up to approximately $6.0 million in Stabilized Asset Loans on self-storage facilities in Michigan and Louisiana. See “Business—Initial Portfolio.” The term sheets are subject to entry into definitive agreements, and there can be no assurance that the loans will close on the terms anticipated, or at all.

On February 5, 2015, our manager provided a $250,000 personal, unsecured loan to the developer of the Orlando, Florida and Miami, FL (SW 8th Street) self-storage facilities to fund an earnest money deposit in connection with the Miami, FL (SW 8th Street) self-storage facility. The term sheets for the Development Loans on the Orlando, FL and Miami, FL (SW 8th Street) self-storage facilities are described in “Business—Initial Portfolio.” The personal loan to the developer is evidenced by a promissory note, which provides for an annual fixed interest rate of 4.0% and a maturity date of June 9, 2015. Upon closing of the anticipated Development Loan with respect to the Miami, FL (SW 8th Street) self-storage facility, the deposit will be applied to the repayment of our manager’s loan.

In addition, on March 10, 2015 our manager agreed in principle to provide a $2.5 million loan to the developer of the Miami, FL (79th Street) and Miami, FL (36th Street) self-storage facilities to fund the acquisition of land in connection with the Miami, FL (79th Street) self-storage facility. The term sheets for the Miami, FL (79th Street) and Miami, FL (36th Street) self-storage facilities are described in “Business—Initial Portfolio”. The loan to the developer will be evidenced by a promissory note, which provides for a 90-day loan, secured by a mortgage on the property and guaranteed by the developers of the property.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we believe apply to us based on the nature of our initial operations. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments used to prepare our financial statements are based upon reasonable assumptions given the information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those accounting policies and estimates that we believe are most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Costs

Underwriting commissions and costs to be incurred in connection with the our stock offerings will be reflected as a reduction of additional paid-in-capital.

Costs incurred to organize our Company will be expensed as incurred. As of March 6, 2015, Mr. Jernigan has incurred $133,842 of organization and offering costs on behalf of us, as well as approximately $575,000 of unbilled legal expenses. These organization costs incurred by Mr. Jernigan are not recorded on the balance sheet of our Company. Upon successful completion of the initial public offering, Mr. Jernigan will seek reimbursement from us for these costs.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and are net of unearned discount, unearned loan fees and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense in accordance with FASB Topic ASC 310, “Receivables.” Loan principal considered to be uncollectible by management is charged against the allowance for loan losses. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible based upon an evaluation of known and inherent risks in the loan portfolio. The evaluation takes into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans and current economic conditions which may affect the borrowers’ ability to pay.

In connection with our lending activities we may also originate certain acquisition, development, and construction loans with certain participation arrangements that will be accounted for under FASB ASC Topic 310-10-25, “Receivables.”

Interest income is accrued as earned on a simple interest basis. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. We recognize income on impaired loans when they are placed into non-accrual status on a cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to us. If these factors do not exist, we will not recognize income on such loans. When a loan is placed on non-accrual status, all accumulated accrued interest receivable applicable to periods prior to the current year is charged off to the allowance for loan losses. Interest that had accrued in the current year is reversed out of current period income.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The evaluation of the adequacy of the allowance for loan losses includes, among other factors, an analysis of historical loss rates and environmental factors by category, applied to current loan totals. However, actual losses may be higher or lower than historical trends, which vary. Actual losses on specified problem loans, which also are provided for in the evaluation, may vary from those estimated loss percentages, which are established based upon a limited number of potential loss classifications.

A loan will be considered impaired when, based on current information and events, it is probable that the loan will not be collected according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis for all impaired loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of our impaired loans are measured based on the estimated fair value of the loan’s collateral.

Fair Value Measurement

Under FASB ASC Topic 820, “Fair Value Measures and Disclosures,” the fair value of financial instruments will be categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the consolidated balance sheet will be categorized based on the inputs to the valuation techniques as follows:

Level 1 —	Quoted prices for identical assets or liabilities in an active market.

Level 2 —	Financial assets and liabilities whose values are based on the following: (i) Quoted prices for similar assets or liabilities in active markets; (ii) Quoted prices for identical or similar assets or liabilities in non-active markets; (iii) Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 —	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

As of December 31, 2014, our only financial instrument was cash, the fair value of which was estimated to approximate its carrying amount.

Variable Interest Entities

A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. We base the qualitative analysis on our review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. We reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to our business activities and the other interests. We reassess the determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.

We will analyze and evaluate new investments and financings to determine whether they are a VIE, as well as reconsideration events for existing investments and financings, which may vary depending on type of investment or financing.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in the debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with FASB ASC Topic 815, “Derivatives and Hedging,” we will measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record such amounts in our consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges, derivatives not designated as hedges, or for derivatives designated as cash flow hedges associated with debt for which we elected the fair value option under FASB ASC Topic 825 “Financial Instruments,” the changes in fair value of the derivative instrument will be recorded in earnings. For derivatives designated as cash flow hedges, the changes in the fair value of the effective portions of the derivative will be reported in other comprehensive income. Changes in the effective portions of cash flow hedges will be recognized in earnings.

Income Taxes

We intend to elect to be taxed as a REIT and to comply with the related provisions of the Code, commencing with the taxable year ending December 31, 2015. Accordingly, we generally will not be subject to U.S. federal income tax to the extent of our distributions to stockholders and as long as certain asset, income and share ownership tests are met. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements.

Recent Accounting Pronouncements

In January 2014, FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Sub Topic 310-40)—Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure. This ASU clarifies when an in substance repossession or foreclosure occurs and requires disclosure of the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. ASU 2014-04 is effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. The adoption of this guidance is not expected to have a material impact on future results of operations or financial condition.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities: Elimination of Certain Financial Reporting Requirements, Including Amendment to Variable Interest Entities Guidelines in Topic 810, Consolidation. The standard will eliminate the reporting requirements for certain disclosures for development stage entities. Public entities are required to apply the presentation and disclosure requirements for annual reporting periods beginning on or after December 15, 2014. The revised consolidated standards are effective for annual reporting periods beginning on or after December 15, 2015. Early application is permitted. We are evaluating the impact of this standard on our financial statements.

Results of Operations

We commenced operations on October 2, 2014, and accordingly, have no material results of operations to report. We are not aware of any material trends or uncertainties, other than national economic conditions affecting mortgage loans, real estate, and the self-storage industry generally that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the origination or acquisition of self-storage facilities, other than those referred to in this prospectus. The factors that we anticipate impacting our results of operations in the future are discussed above under “—Factors Impacting Our Operating Results.”

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant cash to originate our target investments, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of unused borrowing capacity under our financing sources, the net proceeds of future offerings, payments of principal and interest we receive on our portfolio of assets and cash generated from our operating results. We expect that our primary sources of financing will be, to the extent available to us, through (a) credit facilities, (b) loan sales, (c) other sources of private financing, including warehouse and repurchase facilities, and (d) public offerings of our equity or debt securities. In the future, we may utilize other sources of financing to the extent available to us. The sources of financing for our target investments are described below.

Credit Facility

We have engaged in discussions with potential lenders with respect to establishing a credit facility. We expect to establish a credit facility with a commercial bank after the consummation of this offering on terms that are generally consistent with current market terms and conditions.

Equity Capital Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Stockholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of your investment.

Leverage Policies

We intend to finance our Initial Portfolio of self-storage loans with the proceeds of this offering. After this offering, we may utilize equity raised in follow-on offerings and/or borrowing against our target investments in accordance with our investment guidelines in order to increase the size of our loan portfolio and potential return to stockholders. Our investment guidelines state that our leverage will generally not exceed 25-35% of the total value of our loan portfolio. We may borrow up to 100% of the principal value of certain First Mortgage Loans. During periods where our portfolio consists mostly of Whole Loans, we may borrow up to 65% of the principal value of such loans pending tranching of such loans and sale of First Mortgage Loans resulting from such tranching. Our actual leverage will depend on our mix of loans. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our investment guidelines at any time. We will use corporate leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. Our financing strategy focuses on the use of match-funded financing structures. This means that we will seek to match the maturities and/or repricing schedules of our financial obligations with those of our loan portfolio to minimize the risk that we will have to refinance our liabilities prior to the maturities of our loans and to reduce the impact of changing interest rates on earnings. We will disclose any material changes to our leverage policies in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Form 10-Q or Form 10-K for the period in which the change was made, or in a Current Report on Form 8-K if required by the rules of the SEC or the board of directors deems it advisable, in their sole discretion.

Policies with Respect to Other Activities

We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the regulations of the U.S. Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited consolidated financial statements, with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Future Revisions in Policies and Strategies

Our board of directors has approved the operating policies and the strategies set forth in this prospectus. The board of directors has the power to modify or waive these policies and strategies without the consent of our stockholders to the extent that the board of directors (including a majority of our independent directors) determines that a modification or waiver is in the best interest of our stockholders. Among other factors, developments in the market that either affect the policies and strategies mentioned herein or that change our assessment of the market may cause our board of directors to revise our policies and strategies.

Contractual Obligations and Commitments

Since October 2, 2014, we have entered into 13 term sheets to provide up to approximately $116.8 million in Development Loans on self-storage facilities in Florida, Georgia, Massachusetts, Colorado, North Carolina and Connecticut. We have also entered into two term sheets to provide up to approximately $6.0 million in Stabilized Asset Loans on self-storage facilities in Michigan and Louisiana. The term sheets are subject to entry into definitive agreements, and there can be no assurance that the loans will close on the terms anticipated, or at all. As of the date of this offering, $0 has been funded under these loans. See “Initial Portfolio” for more information regarding these term sheets.

On February 5, 2015, our manager provided a $250,000 personal, unsecured loan to the developer of the Orlando, Florida and Miami, FL (SW 8th Street) self-storage facilities to fund the earnest money deposit in connection with the Miami, FL (SW 8th Street) self-storage facility. The term sheets for the Development Loans on the Orlando, FL and Miami, FL (SW 8th Street) self-storage facilities are described in “Business—Initial Portfolio.” The personal loan to the developer is evidenced by a promissory note, which provides for an annual fixed interest rate of 4.0% and a maturity date of June 9, 2015. Upon closing of the anticipated Development Loan with respect to the Miami, FL (SW 8th Street) self-storage facility, the deposit will be applied to the repayment of our manager’s loan.

In addition, on March 10, 2015 our manager agreed in principle to provide a $2.5 million loan to the developer of the Miami, FL (79th Street) and Miami, FL (36th Street) self-storage facilities to fund the acquisition of land in connection with the Miami, FL (79th Street) self-storage facility. The term sheets for the Miami, FL (79th Street) and Miami, FL (36th Street) self-storage facilities are described in “Business—Initial Portfolio”. The loan to the developer will be evidenced by a promissory note, which provides for a 90-day loan, secured by a mortgage on the property and guaranteed by the developers of the property.

Prior to the completion of this offering, we will enter into a management agreement with our Manager. Our Manager will be entitled to receive a base management fee, an incentive fee and the reimbursement of certain expenses. See “Our Manager and the Management Agreement—Management Agreement—Management Fees, Incentive Fees and Expense Reimbursements.”

Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, special purpose entities or VIEs, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Dividends

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT annually distribute at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our secured funding facilities, other lending facilities, repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully deployed the net proceeds of this offering to directly originate our target investments, we may fund our quarterly distributions out of such net proceeds.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

We expect to be subject to varying degrees of credit risk in connection with holding a portfolio of our target investments. We will have exposure to credit risk on our loans. Our Manager will seek to manage credit risk by performing deep credit fundamental analysis of potential assets. Credit risk will also be addressed through our Manager’s on-going review, and investments will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a monthly basis.

Our investment guidelines do not limit the amount of our equity that may be invested in any type of our target investments. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any individual target investment at any given time.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the origination or acquisition of our target investments through financings in the form of borrowings under bank credit facilities (including term loans and revolving facilities). We may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings. For many of our loans, we may also seek to limit the exposure of our borrowers to future fluctuations of interest rates through their use of interest-rate caps and other interest rate hedging instruments.

Interest Rate Mismatch Risk

We may fund a portion of our origination or acquisition of mortgage loans with borrowings that are based on LIBOR, while the interest rates on these loans may be indexed to non-LIBOR or indices, such as U.S. Treasury Yields and other similar index rates. Accordingly, any increase in LIBOR relative to other index rates will generally result in an increase in our borrowing costs that may not be matched by a corresponding increase in the interest earnings on these loans. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which employ estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Market Risk

Held-for-sale loans will be reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income. The estimated fair value of these investments fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of the fixed-rate securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of the fixed-rate securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our investments may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of any available-for-sale investment in our portfolio, the fair value gains or losses recorded in other comprehensive income may be adversely affected.

Real Estate Risk

Self-storage loans are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans or loans, as the case may be, which could also cause us to suffer losses.

MARKET OVERVIEW

Unless otherwise indicated, all information in this section has been obtained from FW Dodge Corporation (“FW Dodge”), Trepp, LLC, Cushman & Wakefield, the Self-Storage Almanac, and/or the U.S. Office of Management and Budget, and other industry sources where specifically noted. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. Any forecasts included in this section are based on various assumptions, all of which are subject to change without notice. In addition, the historical market data obtained from FW Dodge Corporation (“FW Dodge”) that we have included in this prospectus has not been expertized and is, therefore, solely our responsibility. As a result, FW Dodge does not and will not have any liability or responsibility whatsoever for any market data that is contained in this prospectus or otherwise disseminated in connection with the offer or sale of our common stock. If you purchase our common stock, your sole recourse for any alleged or actual inaccuracies in the historical market data used in this prospectus will be against us.

Market Opportunity

We believe that present market conditions are favorable for realizing attractive risk-adjusted returns on investments in self-storage facilities owned by private operators. Although real estate fundamentals, and specifically self-storage real estate fundamentals, have improved significantly since the recession, mortgage lending to the self-storage industry has not returned to pre-recession levels. Moreover, we believe that increased geographic mobility of families, downsizing of households by “empty nesters” and the creation of up to 1.25 million new households from increased immigration will continue to drive a need for more self-storage units in the United States, generally, and specifically in the top 50 MSAs in the United States. We believe market conditions will provide us with a robust pipeline of opportunities to originate loans with excellent risk-return profiles.

The self-storage real estate sector currently enjoys strong fundamentals, as demonstrated by the operating results of the four publicly traded self-storage REITs, which averaged 8.3% same-store net operating income, or NOI growth, 6.5% revenue growth and 2.1% operating expense growth in the fourth quarter of 2014 compared to the same period in 2013. The four publicly traded self-storage REITs reported an average decrease in corporate level net income of (0.7%) for full year 2014 compared to full year 2013. Self-storage facilities also have benefited from low capital expenditure requirements and record high occupancies, with the public self-storage REITs reaching an average of 91.3% in the fourth quarter of 2014. We believe the reported operating metrics of the publicly traded self-storage REITs are the best proxy for broader industry trends due to the sophistication of their data, record keeping and reporting. As such, we refer to those metrics above and elsewhere in this prospectus.

At the same time, based on information from FW Dodge Corporation and the Self-Storage Almanac, new self-storage development square footage completed in 2014 was 0.17% of existing self-storage square footage supply, which is substantially below historical pre-recession levels of approximately 1% of existing supply. Despite the fundamental strength of the self-storage sector, we believe private self-storage operators and developers have continued to have insufficient access to capital to engage in new development or acquisition programs.

We believe many traditional lenders do not possess the self-storage industry knowledge or experience to appropriately assess the risk of loans secured by self-storage facilities and are very reluctant to lend to self-storage operators and developers at the higher loan-to-value, or LTV, and loan-to-cost, or LTC, ratios at which self-storage loans were historically made prior to the recession. At the same time, Trepp, LLC estimates that approximately $5.4 billion in pre-recession self-storage CMBS will mature within the next three years. We believe that little principal has been paid on many of the loans underlying self-storage CMBS, which, when combined with lower LTV ratios at which lenders are currently willing to lend, is likely to produce a need for additional capital to owners of facilities that face such refinancings. We believe we are uniquely positioned to bridge that funding gap at attractive returns to our stockholders with an acceptable degree of risk.

Self-Storage Industry Overview

Size and Fragmentation of the Industry

Currently, there are approximately 48,000 “primary” self-storage facilities in the United States whose primary business is self-storage, representing 2.3 billion rentable square feet, according to Self-Storage Almanac. The self-storage industry is extremely fragmented, with the top 10 companies only having 13.1% of the market share by facilities and 16.0% of the market share by rentable square footage. There are five major publicly traded self-storage companies, including four real estate investment trusts (Public Storage, Extra Space, Sovran and CubeSmart), and U-Haul. The largest public self-storage company, Public Storage has only 4.7% of the industry’s market share by number of facilities. Many of these public companies are now offering third-party management services to facilities owned by other investors. The self-storage industry is so fragmented that the top 100 companies have only 18.5% of the market share of the self-storage industry by number of facilities.

Limited New Supply

The number of new square footage being constructed continues to be very low compared to pre-recession levels. However, construction starts have been increasing as investor optimism strengthens as a result of improving fundamentals. Large local and regional operators have begun searching actively for new development opportunities. In 2014, construction more than doubled from 2012, with approximately 5 million square feet delivered, according to FW Dodge. In addition, new square footage as a percent of existing supply has been increasing since the dramatic decrease seen during the recession.

New Square Footage Constructed Nationwide

Source: FW Dodge, Self-Storage Almanac

Increasing Transaction Volume

As shown in the chart below, transaction volume in the self-storage industry measured by both number of transactions and dollar volume has increased every year since 2009. We believe transaction volume will remain elevated for the next several years and plan to take advantage of these trends by offering loans to acquirers of self-storage facilities.

Transaction Volume

Source: Cushman & Wakefield, Self Storage Industry Group

Favorable Industry Fundamentals and Strong Performing Sector

There are four main fundamentals that are tracked to determine the health of the self-storage industry: occupancy, rent growth, expense growth and NOI growth. While all of these factors were negatively impacted during the recession, occupancy, rent growth and NOI growths have all seen significant increases since the recession, particularly in the four public REITs, whose facilities are professionally managed. A requirement on the loans we plan to make is that the facilities will be professionally managed, so we believe the public company trends are relevant to our business.

Occupancy in the self-storage sector has been growing since the recession. In the past, due to monthly turnover of tenants (short-term contracts, people moving in and out) 85-90% occupancy levels have traditionally been considered “full.” Average occupancy rates for the four public self-storage REITs averaged 91.3% for the fourth quarter of 2014, an increase from 90.4% year over year and an average of 87.3% over the past 5 years. Attempts by the self-storage owners and operators to smooth out seasonality have resulted in impressive occupancy gains in recent years.

The chart below displays average NOI growth and occupancy rates for the four public self-storage REITs over the past five years.

Rent growth in the sector has experienced healthy results since the recession. Along with increasing occupancy, companies have better been able to interact with their customers who use technology in their storage buying process via internet marketing. The lack of new supply coupled with increasing demand and an improving economy has allowed operators to materially increase rent rates. Revenue for the public self-storage REITs increased an average of 6.5% in the fourth quarter of 2014 compared to the same period last year.

While expenses in the industry have been growing, their growth has been at a slower pace than that of rent growth. This has resulted in significant increases in same-store NOI growth over the past three years, averaging 8.9% compared to low single digits across most other property sectors.

The self-storage REITs have consistently outperformed the core property sectors (office, industrial, retail and apartments) in the past decade. The 10 year average return for the self-storage REITs was 18.1%, the highest of any property sector, according to data from NAREIT.

Limited Financing Availability

Although self-storage real estate fundamentals remain strong, mortgage lending to the self-storage industry has not returned to pre-recession levels. We believe many traditional institutional lenders do not possess the self-storage industry knowledge or experience to appropriately assess the risk of loans secured by self-storage facilities and, accordingly, continue to limit principal advances to approximately 70% of the value of existing self-storage facilities, according to Marcus & Millichap. Financing for construction projects is even more difficult to obtain, as it is limited to those with very strong balance sheets. Moreover, we believe traditional lenders often undervalue self-storage facilities held by private owners relative to self-storage facilities owned by their public REIT counterparts. Our substantial self-storage industry knowledge and experience advantage positions us to underwrite loans to self-storage operators and developers at LTV and LTC ratios up to 90%. We believe our ability to underwrite loans at these ratios provides us with a competitive advantage over the lenders discussed above, which we believe will make us a preferred provider of loans to private self-storage operators and developers. We further believe there are very few managers, if any, with commensurate expertise in the self-storage industry to effectively compete with us in this business model.

At the same time, Trepp, LLC estimates that approximately $5.4 billion in pre-recession self-storage CMBS will mature within the next three years. We believe that little principal has been paid on many of the mortgage loans underlying self-storage CMBS, which, when combined with lower LTV ratios at which lenders are currently willing to lend, is likely to produce a need for additional capital to owners of facilities that face such refinancings. We believe we are uniquely positioned to bridge that funding gap at attractive returns to our stockholders with an acceptable degree of risk. We believe market conditions will provide us with a robust pipeline of opportunities to originate loans with excellent risk-return profiles.

Source: Trepp LLC

BUSINESS

Our Company

Jernigan Capital, Inc. is a commercial real estate finance company that lends to private developers, owners and operators of self-storage facilities. We believe that present market conditions are favorable for realizing attractive risk-adjusted returns on loans to these self-storage industry participants. Our founder and chief executive officer is Dean Jernigan, a 30-year veteran of the self-storage industry, including a combined 16 years as the chief executive officer of Storage USA and CubeSmart, both New York Stock Exchange listed self-storage REITs. During his time at these two companies, Mr. Jernigan oversaw the investment of over $3 billion of capital in the self-storage industry. In addition, our chief financial officer, Gregory W. Ward, has over 20 years of real estate lending experience with Wells Fargo Bank and KeyBank, having been primarily responsible for underwriting commercial real estate, including self-storage, loans exceeding $3 billion. Our senior management team has significant experience in all aspects of self-storage real estate, including lending, construction, development, management, acquisitions and dispositions. We believe the industry experience and depth of relationships of our senior management team and other investment professionals employed by our Manager will provide us with a significant advantage in sourcing, evaluating, underwriting and servicing self-storage investments.

Subsequent to the closing of this offering, we anticipate funding our Initial Portfolio, consisting of 15 loans in the aggregate principal amount of approximately $122.7 million. See “—Initial Portfolio.”

Our Investment Strategy

We intend to originate a diversified portfolio of development, acquisition, and refinance loans secured by self-storage facilities primarily in the top 50 United States metropolitan statistical areas, or MSAs, as delineated by the U.S. Office of Management and Budget. We believe these attractive opportunities exist due to:

•	Excellent long-term self-storage industry fundamentals;

•	Significant demand for loans secured by self-storage facilities; and

•	Reluctance of commercial banks and other traditional lenders to loan money on acceptable terms to finance self-storage facilities.

We intend to focus primarily on directly originating our target investments, which enables us to: (1) originate broad and adaptable loan products that meet the specific needs of our customers and meet our requirements for qualification as a REIT and exclusion from the definition of an investment company under the 1940 Act; (2) have direct access to our borrowers and enhance our underwriting, structuring and due diligence processes; (3) provide meaningful insight to our customers’ pro forma capital structures and decisions; (4) actively negotiate flexible transaction pricing and terms; and (5) earn origination and structuring fees. We believe that direct origination of loans will also provide us an opportunity to service such loans on an ongoing basis, allowing us to utilize our substantial self-storage industry expertise to better monitor and reduce the risk of loss of principal on our investments.

We anticipate that the majority of loans we originate will be in principal amounts ranging from $5 million to $15 million, with either fixed or floating interest rates, and many of our loans will include an equity participation feature. At the time of or after origination of a majority of our loans, we intend to bifurcate such loans into a senior tranche, or First Mortgage Loan, which we intend to sell to third party investors or obtain financing through the issuance of debt secured by the First Mortgage Loan, and a junior tranche, or Junior Mortgage Loan, which we intend to retain. We expect the principal amounts of First Mortgage Loans to range from approximately $3 million to $10 million and the principal amounts of Junior Mortgage Loans to range from approximately $2 million to $5 million.

Initially, we plan to fund and hold First Mortgage Loans prior to sale (or financing) primarily with equity proceeds from our initial public offering, but following our initial investment period, we will fund and hold First Mortgage Loans prior to sale (or financing) primarily with capital provided through an anticipated revolving credit facility. We believe the spread between our borrowing cost under the credit facility and the interest rate on the First Mortgage Loans, combined with the higher returns on Junior Mortgage Loans that we retain, will allow us to provide our stockholders with stable, attractive dividends and the potential for capital appreciation through equity participations, which should translate to higher returns than if all our investments were financed exclusively with equity. As discussed below under “—Initial Portfolio”, as of the date hereof, we have entered into multiple term sheets for loans with an expected aggregate principal balance of over $122.7 million and a weighted average interest rate of 6.9%.

Target Investments

We intend to focus primarily on originating loans used for the following purposes:

•

Development Loans: These loans are intended to finance ground-up construction of self-storage facilities or major self-storage redevelopment opportunities generally in the top 20 MSAs and these loans are typically funded over time as the developer completes the project. We expect the typical maturity for our Development Loans will be four to six years. We anticipate that many of our Development Loans will contain equity participations with the developer of the facility.

•

Stabilized Asset Loans: These loans are intended to finance the acquisition of, refinance existing indebtedness on, or recapitalize stabilized self-storage facilities. Refinanced indebtedness typically will be bank loans or loans included in commercial mortgage-backed securities, or CMBS, pools. We anticipate that our Stabilized Asset Loans will be fully funded at the time of origination with maturities averaging four to six years, and may contain equity participations.

In addition to our primary focus, we may originate other loans including:

•

Bridge/Value-Add Loans: These loans are intended for borrowers who are typically seeking short-term capital to be used in an acquisition, refinancing, recapitalization or repositioning of a given facility, portfolio or partnership interest. These loans will typically have shorter maturity terms than our other loans.

The following table summarizes certain targeted characteristics of our purpose-based loans:

	Description / Type	LTV Range	Average Term (Years)	Funding Schedule	Equity Participation
Development Loans	• Ground-up construction • Major redevelopment	Up to 90%	4-6	30-40% funded at origination; balance funded on 6-12 month draw schedule	Yes

Stabilized Asset Loans	• Acquisitions • Refinancing • Recapitalization	Up to 90%	4-6	Fully funded at origination	Possible

Our Development Loans or Stabilized Asset Loans may be originated throughout the capital structure, but we intend to target primarily:

•

Whole Loans: These loans are secured by first mortgages on self-storage facilities, or Whole Loans. Upon origination of a Whole Loan, we may retain the entire Whole Loan or sell the lower yielding senior tranche of the loan, or First Mortgage Loan, to a third party investor and retain the higher yielding subordinate tranche, or Junior Mortgage Loan.

•

Junior Mortgage Loans: These loans are higher yielding Junior Mortgage Loans on self-storage facilities. Junior Mortgage Loans generally will be secured by a mortgage on real property. This security interest typically will be subordinated in right of payment and liquidation to a first priority interest on the property. We may also originate loans secured by equity or other interests in a similar position in the capital structure to our Junior Mortgage Loans. This type of loan is often referred to as a “mezzanine loan.” These mezzanine loans may be secured by the borrower’s ownership interests in the entity owning a self-storage facility. Because the borrower in this instance generally will have a first mortgage on the self-storage facility, these mezzanine loans are effectively subordinated to the first mortgage. We expect, however, that the first mortgage security interest generally will be the only security interest of a higher priority than ours.

The following table summarizes the targeted characteristics of our primary loan types:

	Description / Type	Interest Rate Range	LTV Range	Equity Participation
Whole Loans	• Ability to be tranched into First and Junior Mortgage Loans • First Mortgage Loans may be sold (or financed) with the Junior Mortgage Loans retained	6-8%	0-90%	Possible

Junior Mortgage Loans	• Higher yielding loan • Junior portion in a Whole Loan	11-15%	60-90%	Possible

After an initial ramp-up period, we expect a majority of our assets to consist of Junior Mortgage Loans and other similar higher yielding loans, and that a large percentage of these loans associated with Development Loans will have equity participations. The allocation of our capital among our target assets will depend on prevailing market conditions at the time of investment and may change over time in response to prevailing market conditions, including with respect to interest rates and general economic and credit market conditions. There can be no assurance that upon the conclusion of this offering our initial expectation of target asset allocation can be achieved as described in this prospectus.

The chart below is representative of a hypothetical Development Loan we intend to originate and the subsequent tranching of the Whole Loan into a First Mortgage Loan and a Junior Mortgage Loan. We may tranche a Whole Loan at or after origination. The terms of a Development Loan will typically include an equity participation feature. We expect that 30-40% of this development loan will be funded at origination and the balance will be funded on a draw schedule over a 6-12 month period. Initially, we intend to fund Whole Loans such as this primarily with equity proceeds from our initial public offering. Following our initial investment period, we intend to borrow an amount on our anticipated credit facility equal to the amount of the anticipated First Mortgage Loan. The First Mortgage Loan will be held on our balance sheet until the developer receives a certificate of occupancy, at which point we intend to sell the First Mortgage Loan and use the proceeds to repay the borrowings on our credit facility. This structure will allow us to earn a higher yield on our invested equity amount up to and after the eventual sale of the First Mortgage Loan.

The chart below is representative of a hypothetical Stabilized Asset Loan we intend to originate. The majority of this process is similar to that of a Development Loan described above. However, the primary differences are that the Stabilized Asset Loan is fully funded at origination and it typically will not include an equity participation.

Initial Portfolio

Since October 2, 2014, we have entered into term sheets to provide the following loans using substantially all of the net proceeds of this offering (dollars in thousands). The term sheets are non-binding and remain subject to entry into definitive agreements with respect to the loans. There can be no assurance that the loans will close on the terms anticipated, or at all.

	Investment Information
MSA	Total Commitment (in thousands)	Loan Term (years)	Interest Rate	Type	Security	Equity Participation	Funding Date
Development Loans
Miami, FL (79th Street)	$14,953	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Miami, FL (SW 8th Street)	$14,774	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Boston, MA	$13,626	6	6.90%	Whole Loan	First Mortgage	50%	4Q2015
Miami, FL (36th Street)	$13,267	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Naples, FL	$9,270	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Denver, CO	$8,350	6	6.90%	Whole Loan	First Mortgage	50%	1Q2016
Atlanta, GA	$7,680	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Charlotte, NC	$7,525	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
New Haven, CT	$6,300	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Atlanta, GA	$6,050	6	6.90%	Whole Loan	First Mortgage	50%	3Q2015
Orlando, FL	$5,162	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Tampa, FL	$4,997	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Sarasota, FL	$4,807	6	6.90%	Whole Loan	First Mortgage	50%	2Q2015
Subtotal—Development Loans(1)	$116,760

Stabilized Asset Loans
Detroit, MI	$3,182	6	6.90%	Whole Loan	First Mortgage	0%	2Q2015
New Orleans, LA	$2,800	6	6.90%	Whole Loan	First Mortgage	0%	2Q2015
Subtotal—Stabilized Asset Loans(1)	$5,982

Total(1)	$122,741

(1)	Amounts may not total due to rounding.

Miami, FL (79th Street) Development Loan. This $15.0 million Development Loan will be secured by a first mortgage on a to-be-built 76,050 net-rentable square foot self-storage facility strategically located off of John F. Kennedy Causeway in Miami. The borrowers are experienced real estate developers and owners with whom Mr. Jernigan has worked in previous positions. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $2.0 million at closing of the loan against a land acquisition cost of $3.6 million. The remaining $13.0 million will be substantially funded in installments ending in approximately the second quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Miami, FL (SW 8th Street) Development Loan. This $14.8 Development Loan will be secured by a first mortgage on a to-be-built 100,500 net-rentable square food self-storage facility located on the corner of SW 8th Street and Le Jeune Road in Miami. The borrower is an experienced developer of self-storage facilities with whom Mr. Jernigan worked in previous positions. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan will allow for prepayment, without penalty during the first 15 months after completion. Beginning in month 16, post completion, the loan will allow for prepayment and include a scaled prepayment penalty schedule. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $3.4 million at closing of the loan, against a land acquisition cost of $5.1 million. The remaining $11.4 million will be substantially funded in installments ending in approximately the second quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Chelsea (Boston), MA Development Loan. This $13.6 million Development Loan will be secured by a first mortgage on a to-be-built 90,000 net-rentable square food self-storage facility located in Chelsea, Massachusetts. The borrowers are experienced developers and operators of self-storage facilities with whom Mr. Jernigan has worked in previous positions. The facility is expected to be managed by an experienced professional property manager upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $1.1 million at closing of the loan, against a land acquisition cost of $2.7 million. The remaining $12.5 million will be substantially funded in installments ending in approximately the fourth quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Miami, FL (36th Street) Development Loan. This $13.3 million Development Loan will be secured by a first mortgage on a to-be-built 75,838 net-rentable square foot self-storage facility located directly on a visible corner of NW 36th street, with visibility on I-95 in both directions. The borrowers are experienced real estate developers and owners with whom Mr. Jernigan has worked in previous positions. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $0.5 million at closing of the loan, against a land acquisition cost of $2.0 million. The remaining $12.7 million will be substantially funded in installments ending in approximately the second quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Naples, FL Development Loan. This $9.3 million Development Loan will be secured by a first mortgage on a to-be-built 78,225 net rentable square foot self-storage facility located off of Immokalee Road in Naples. The borrowers are experienced self-storage developers who have been developing facilities since 1985. The facility is expected to be managed by an experienced professional property manager upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $0.8 million at closing of the loan, against a land acquisition cost of $1.8 million. The remaining $8.5 million will be substantially funded in installments ending in approximately the third quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Denver, CO Development Loan. This $8.4 million Development Loan will be secured by a first mortgage on a to-be-built 72,000 net-rentable square foot self-storage facility strategically located in a high traffic location. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $0.5 million at closing of the loan, against a land acquisition and closing cost of $1.5 million. The remaining $7.9 million will be substantially funded in installments ending in approximately the first quarter of 2017, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Alpharetta (Atlanta), GA Development Loan. This $7.7 million Development Loan will be secured by a first mortgage on a to-be-built 89,925 net-rentable square foot self-storage facility located in Alpharetta, Georgia. The borrower is an experienced real estate developer. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale process.

We expect to fund $3.2 million at closing of the loan against a land acquisition cost of $4.1 million. The remaining $4.5 million will be substantially funded in installments ending in approximately the first quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Charlotte, NC Development Loan. This $7.5 million Development Loan will be secured by a first mortgage on a to-be-built 80,000 net-rentable square food self-storage facility located in Charlotte, North Carolina. The borrowers are experienced real estate developers. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $0.1 million at closing of the loan, against a land acquisition cost of $0.9 million. The remaining $7.4 million will be substantially funded in installments ending in approximately the first quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

North Haven (New Haven), CT Development Loan. This $6.3 million Development Loan will be secured by a first mortgage on a to-be-built 62,250 net-rentable square foot self-storage facility. The borrower is an experienced investor and manager of self-storage facilities resulting from his time in management at two publicly traded self-storage REITs. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan will allow for prepayment, without penalty during the first 18 months after completion. Beginning in month 19, post completion, the loan will allow for prepayment and include a scaled prepayment penalty schedule. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $0.5 million at closing of the loan, against a land acquisition cost of $1.2 million. The remaining $5.8 million will be substantially funded in installments ending in approximately the third quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Marietta (Atlanta), GA Development Loan. This $6.1 million Development Loan will be secured by a first mortgage on a to-be-built 72,125 net-rentable square foot self-storage facility located in Marietta, Georgia. The borrower is an experienced real estate developer. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 36 months and includes a scaled prepayment penalty schedule beginning in year four. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale process.

We expect to fund $1.8 million at closing of the loan against a land acquisition cost of $2.5 million. The remaining $4.3 million will be substantially funded in installments ending in approximately the first quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Ocoee (Orlando), FL Development Loan. This $5.2 million Development Loan will be secured by a first mortgage on a to-be-built 55,180 net-rentable square foot self-storage facility in Ocoee, Florida. The borrower is an experienced developer of self-storage facilities with whom Mr. Jernigan worked in previous positions. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan will allow for prepayment, without penalty during the first 15 months after completion. Beginning in month 16, post completion, the loan will allow for prepayment and include a scaled prepayment penalty schedule. The loan will include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $1.3 million at closing of the loan, against a land acquisition cost of $1.9 million. The remaining $3.9 million will be substantially funded in installments ending in approximately the fourth quarter of 2015, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. At that point, we intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Riverview (Tampa), FL Development Loan. This $5.0 million Development Loan will be secured by a first mortgage on a to-be-built 50,190 net-rentable square foot self-storage facility in Riverview, Florida. The borrower is an experienced developer of self-storage facilities along Florida’s West Coast with whom Mr. Jernigan has had a working relationship for over 30 years. The facility is expected to be managed by an experienced professional property manager upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment during the first 24 months and includes a scaled prepayment penalty schedule beginning in year three. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $1.4 million at closing of the loan, against a land acquisition cost of $2.0 million. The remaining $3.6 million will be substantially funded in installments ending in approximately the fourth quarter of 2015, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Sarasota, FL Development Loan. This $4.8 million Development Loan will be secured by a first mortgage on a to-be-built 49,950 net-rentable square food self-storage facility located in Sarasota, Florida. The borrowers are experienced developers of self-storage facilities with whom Mr. Jernigan has worked in previous positions. The facility is expected to be managed by a publicly traded self-storage REIT upon completion.

The loan will bear interest at a fixed rate of 6.9%, have a 6-year term, and contain a guaranty of completion no later than 24 months after initial funding. The loan does not allow for prepayment until completion of construction and includes an option for prepayment without penalty for the first 18 months after completion of construction and a scaled prepayment penalty schedule beginning in month 19 after completion of construction. The loan will also include a 50% equity participation feature in future cash flows, including refinancing or sale proceeds.

We expect to immediately fund $0.1 million at closing of the loan, against a land acquisition cost of $0.5 million. The remaining $4.7 million will be substantially funded in installments ending in approximately the first quarter of 2016, at which time the developer expects to receive a certificate of occupancy evidencing completion of the facility. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Lake Orion (Detroit), MI Stabilized Asset Loan. This $3.2 million Stabilized Asset Loan will be secured by a first mortgage on an existing 46,550 net-rentable square food self-storage facility located in Lake Orion, Michigan. The borrowers are experienced developers and operators of self-storage facilities with whom Mr. Jernigan has worked in previous positions.

The loan will bear interest at a fixed rate of 6.9% and have a 6-year term. The loan allows for prepayment and includes a scaled prepayment penalty schedule. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

Mandeville (New Orleans), LA Stabilized Asset Loan. This $2.8 million Stabilized Asset Loan will be secured by a first mortgage on an existing 47,490 net-rentable square foot self-storage facility strategically located off a causeway connecting to New Orleans. The borrowers are experienced operators of self-storage facilities with whom Mr. Jernigan has worked in previous positions. The borrower currently operates approximately eighty properties in the southeastern United States.

The loan will bear interest at a fixed rate of 6.9% and have a 6-year term. The loan allows for prepayment after month 24 and includes a scaled prepayment penalty schedule thereafter. We intend to tranche the Whole Loan into a First Mortgage Loan, which will likely be sold (or financed), and a Junior Mortgage Loan, which we plan to retain.

The term sheets described above are non-binding. We have not executed binding commitment letters or definitive documentation with respect to these potential loans and each proposed loan is still subject to one or more of the following: satisfactory completion of our due diligence investigation and investment process, approval of our Manager’s investment committee, market conditions, available liquidity, our agreement with the sponsor on the terms and structure of such loan, and the execution and delivery of satisfactory transaction documentation. As a result, although we expect to close and fund such proposed loans, we cannot provide any assurances that we will close any of these proposed loans.

Our Business Strengths and Competitive Advantages

We believe we have the following business strengths and competitive advantages over other traditional providers of loans to the self-storage industry:

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Experienced Sponsor with Proven Results. Mr. Jernigan, our founder, president and chief executive officer, has 30 years of experience in the self-storage industry and, as chief executive officer and chairman of the investment committee of Storage USA and CubeSmart, oversaw the investment of over $3 billion in self-storage facilities. Mr. Jernigan founded Storage USA in 1984 and grew the portfolio from a single facility to 570 assets in 35 states, eventually taking the company public in 1994 as one of the first exchange listed self-storage REITs. Storage USA under Mr. Jernigan’s leadership dedicated approximately $200 million of its capital to the same strategies that we will pursue. In addition, investors who held Storage USA common stock from its initial public offering in 1994 to its ultimate sale in 2002 received a 257% total return on their investment. In 2006, Mr. Jernigan was recruited to replace the founder-chief executive officer of U-Store-It Trust. Under his leadership, U-Store-It successfully executed a business model shift, refinanced its balance sheet after the recession and rebranded as CubeSmart (NYSE: CUBE), earning investors a 15% total return on their investment, including a 308% total return over his last five years as CEO. See “Our Manager and Management Agreement—Additional Background of Our Chief Executive Officer” for further information on the performance of Storage USA and CubeSmart under Mr. Jernigan’s leadership.

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Significant Experience in Mortgage Lending to Self-Storage Industry. In addition to the extensive experience of Mr. Jernigan in developing, acquiring, owning, managing and disposing of self-storage facilities, Mr. Ward, our chief financial officer, has over 20 years of real estate lending experience, including service as a senior vice president of Wells Fargo Bank, N.A. and a vice president of KeyBank National Association. Mr. Ward has been primarily responsible for underwriting commercial real estate loans exceeding $3 billion, which amount includes mortgage loans aggregating an estimated $550 million secured by approximately 175 self-storage facilities throughout the United States. These loans, all of which were fully repaid, were underwritten, closed and serviced under Mr. Ward’s direct supervision.

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Attractive Growth Pipeline Consisting of Proprietary Opportunities. We have extensive relationships and experience in the self-storage industry that we believe will provide a robust pipeline of proprietary investment opportunities. We expect our senior management team and experienced team of investment professionals, who have extensive knowledge of and contacts within the self-storage industry, to originate a large percentage of the loans in which we invest. By originating our own investments, we will have the ability to assume greater control over the structuring and servicing of loans, providing us with a greater ability to invest in higher yielding Junior Mortgage Loans.

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Self-Storage Industry Focus. By focusing solely on investing in the self-storage industry, we will provide lending solutions to a commercial real estate sector that has historically enjoyed strong industry fundamentals, low levels of new product development and a relative shortage of access to acceptable loan products. We believe our focus on the self-storage sector will differentiate us from other commercial mortgage REITs and traditional providers of loans, who generally are more borrower-focused than industry focused and have significantly less understanding of the self-storage industry than we have.

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Focus on Providing Innovative and Efficient Loan Solutions for the Self-Storage Industry. Our self-storage industry focus and extensive industry knowledge allow us to effectively and efficiently underwrite innovative loan solutions for self-storage developers and operators, differentiating us from other lenders to the self-storage industry. We believe our breadth and depth of experience is unmatched by any direct lender, mortgage broker, or other advisory firm in the self-storage industry. Our senior management team and investment professionals have an in-depth understanding of self-storage facility lending, construction, development, management, acquisitions and dispositions that allows us to rapidly analyze, optimally structure and quickly fund the unique borrowing needs of our clients. In addition to primarily originating loans, we may at times source loans through brokers and other third parties.

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Attractive Risk-Adjusted Returns through Junior Mortgage Loans and Equity Participations. We expect to earn desirable returns by having a majority of our equity invested in subordinated positions, such as Junior Mortgage Loans. In addition, we intend to receive additional upside potential through equity participation in Development Loans including cash flow sharing and profit sharing upon a sale or refinance of the facilities. We believe our strategy presents stockholders a superior risk-adjusted investment opportunity as compared to publicly-traded self-storage securities.

Our Structure

We were formed as a Maryland corporation on October 1, 2014. We intend to conduct business in an UPREIT structure through our Operating Partnership. The following chart reflects our organization after giving effect to this offering and the issuance of shares of our common stock as described in this prospectus.

(1)

Excludes shares that may be issued pursuant to the underwriters’ over-allotment option and restricted shares of our common stock that will be granted to our independent directors upon consummation of this offering.

Our Operations

We believe our relationship with our Manager and our ability to capitalize on its self-storage industry reputation, relationships, market knowledge and expertise will provide us with substantial benefits in sourcing, underwriting and evaluating investments, executing such investments quickly and effectively, and managing our assets. Under our management agreement, our Manager will be responsible for administering our business activities and day-to-day operations, including sourcing originations, providing underwriting services and processing approvals for all loans and other investments in our portfolio. The Manager will have an Investment Committee that will review all loans and other investments to determine whether they meet our investment guidelines and are otherwise appropriate for our portfolio. The following is a description of the key elements of our Manager’s business operations:

Origination

Our Manager will utilize its self-storage industry knowledge and relationships to originate a substantial majority of our investments. Our Manager is expected to have approximately 11 employees, including all of its senior management, actively engaged in the origination process. We anticipate that our Manager’s employees will solicit self-storage facility owners, developers, commercial mortgage loan brokers, financial institutions and others throughout the United States. Each employee of the Manager responsible for originating loans has the self-storage industry knowledge, real estate and finance expertise to determine what investment structure best meet the needs of the borrower and then offer to them appropriate financing solutions. We believe the self-storage industry experience, knowledge and relationships of our Manager uniquely position us to develop and maintain our investment portfolio.

Underwriting

Each of our Manager’s employees who originate investment opportunities will evaluate such opportunities in accordance with specific underwriting guidelines in order to determine suitability for both the borrower and our portfolio. Our Manager will perform underwriting due diligence on all proposed transactions prior to loan approval and commitment.

In general, our Manager’s underwriting guidelines require it to evaluate the following, as appropriate:

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with respect to development projects, the construction budget, determination of the interest reserve, the guaranteed maximum price construction contract, buy-out of subcontractors, zoning and entitlement issues for construction and major redevelopment loans;

•	the construction quality of an existing self-storage facility to determine future maintenance and capital expenditure requirements;

•	a self-storage facility’s historical, current and projected revenues and expenses;

•	the historical, current and projected rental rates, occupancy levels and expense levels at comparable facilities;

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the potential for near term revenue growth and opportunity for expense reduction and increased operating efficiencies; the facility’s location, its attributes and competitive position within its market, existing competition as well as future competition;

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the proposed ownership structure, financial strength and real estate and self-storage industry experience of the borrower’s principals, background check on principals, third party appraisal, insurance review, environmental and engineering studies and, if applicable, seismic studies;

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the market assessment, which includes the facility inspection, the identification and inspection of comparable assets; the analysis of area economic and demographic trends and legal documentation; and the review of a mortgagee’s title policy and an “as built” survey;

•	the requirements for any reserves, including those for immediate repairs or rehabilitation, replacement reserves, real estate taxes and facility casualty and liability insurance;

•	the availability of capital for refinancing by the borrower if the loan does not fully amortize;

•	the required interest rate protection or hedge; and

•	the internal rate of return.

Key factors considered in credit decisions include debt service coverage, LTV and LTC ratios, debt yield, cash equity remaining in the deal or level of cash out to the borrower, competitive set relative performance, and facility historical and projected operating performance. Consideration is also given to other factors such as borrower concentration, facility concentration (both by type and location), identification of repayment strategy and expected changes in market conditions.

Investment Approval Process

Our Manager will apply its credit approval process to all proposed loans prior to submitting proposals to our Manager’s Investment Committee for final approval. A proposed loan or investment for us will be analyzed and a written credit memorandum and analysis will be prepared. The memorandum will include a description of the prospective borrower and sponsor, the collateral and the proposed use of investment proceeds, comparable facilities, borrower and facility consolidated financial statements and an analysis and a summary of key factors. In addition, the presentation will provide information summarizing sponsor liquidity, net worth, cash investment, as well as borrower income and operating history and projections for future operations. Each transaction will be presented for approval to our Manager’s Investment Committee, which will initially consist of our chief executive officer and our chief financial officer. All transactions require the approval of a majority of the members of our Manager’s Investment Committee, including the approval of the Manager’s chief executive officer. In addition, the approval of our board of directors is required if more than 20% of our equity, determined as of the date of such investment, will be invested in any single project (except with respect to the initial assets acquired in connection with this offering).

Following the approval and closing of any transaction, our Manager’s servicing and portfolio management group will provide customary loan monitoring and servicing to assure that all loan approval terms have been satisfied and that they conform to the lending requirements for that particular transaction. See “Our Manager and Management Agreement.”

Investment Process

Step 1: Sourcing

Our Manager intends to source investment opportunities through its expansive network of contacts within the self-storage real estate industry and the greater finance community. As a result of this network, our Manager maintains enduring relationships with public and private self-storage owners, operators and developers, in addition to significant financial intermediaries such as principal investment banks, law firms, commercial banks, mortgage and commercial brokerage firms, commercial banks, CMBS servicers and conduits, and other self-storage investment originators. We believe that our Manager’s network and experience within the self-storage and real estate finance industries will serve to substantially supplement the scale and scope of our investment sourcing and origination platform.

Step 2: Screening / Risk Management

Once a possible investment opportunity surfaces, a collaboration of our Manager, our Manager’s chief executive officer, our Manager’s other investment professionals and the loan originator anticipate conducting an initial credit analysis and screening to assess whether pursuing this particular investment would be in our best interests. This analysis will be based on several identified key factors relative to the location of the asset, the owner’s experience in the industry and market conditions for self-storage facilities in the locale. As part of this initial review, our Manager also intends to examine the investment’s potential risk-adjusted returns relative to the cost of capital for us and to those of other comparable investment opportunities at the time of this evaluation. Furthermore our Manager expects to analyze the potential investment in relation to its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. Our Manager also aims to evaluate whether a potential investment opportunity will cause the portfolio to be too heavily weighted to any specific borrower, strategy, or geography.

Step 3: Initial Manager’s Investment Committee Review

Upon completion of the review in Step 2, if our Manager deems an investment opportunity to match our desired risk and return investment criteria in accordance with our existing asset portfolio, the investment will be presented to our Manager’s Investment Committee for consideration. This presentation will include an overview of the sponsor, location, current market data and identified risk factors. Upon Manager’s Investment Committee review and discussion of the presentation, a formal, non-binding proposal will be issued if the Manager’s Investment Committee has decided that the investment opportunity meets appropriate guidelines.

Upon acceptance by the owner of our proposal, the investment opportunity will proceed to Step 4, where it will undergo more comprehensive due diligence and underwriting.

Step 4: Due Diligence / Underwriting

Our Manager employs a value-driven approach to underwriting and due diligence, consistent with the historic experience of our Manager’s investment professionals. Our Manager expects to utilize a rigorous, credit-based examination to accurately analyze the risk and return profile of an investment opportunity and appropriate capital pricing, terms, and structure based on that analysis. Our Manager anticipates its underwriting review to incorporate detailed financial cash flow modeling which would be used to derive comprehensive credit characteristics and general terms of the investment, such as cash flow coverage ratios, interest rate, loan term, prepayment fees, and default options. Our Manager intends to expand its due diligence and underwriting platform to detailed facility-level fundamentals including vacancy, expenses, and market rental rates relative to lease rental rates. The viability of the investment will be contingent upon a thorough valuation of the investment’s underlying facility, in which our Manager plans to use comparable facilities and cash flow modeling. In addition to generating a valuation, our Manager intends to use these analyses to determine the investment’s exposure and sensitivity to market factors as well as the prospective ability of the borrower to, at some point, refinance, default or prepay its debt presently and in the future.

Our Manager also expects to conduct a top-down underwriting approach, using market research, among other resources, to examine the overall market of an investment opportunity, observing key MSA factors like average household income, unemployment rate, employment growth, population growth, market rents, and the competitive landscape. Our Manager’s underwriting focus is also on understanding the broader capital structure of the transaction and ensuring that we have the appropriate controls and rights within its prospective investment.

In addition to the rigorous market and property analysis, when suitable, our Manager will engage third party consultants or professionals to conduct engineering and environmental reviews and complete a Facility Condition Report, Phase 1 Environmental Assessment and Appraisal. The necessity for the above third party reports will be determined by our Manager’s Investment Committee during its initial review in Step 3. Our Manager intends to complement these reviews with on-site facility visits and a review of the borrower’s operational history and future business plans of the underlying investment assets.

We expect the members of our Manager’s Investment Committee to be readily available to discuss, review or advise on any possible investment opportunities as they arise.

Step 5: Final Manager’s Investment Committee Review

Upon completion of the prescribed due diligence and underwriting process, along with a favorable investment thesis by our Manager’s investment professionals, our Manager’s loan originator will formally present an investment proposal to our Manager’s Investment Committee. Every potential investment requires consent by our Manager’s Investment Committee before the investment can be executed. Our Manager’s Investment Committee expects to lead regularly scheduled weekly meetings, while expecting its members to be available on an ad hoc basis to discuss time-sensitive or otherwise significant potential investments. Our Manager expects that its Investment Committee members will be available for general investment guidance and expertise as needed during the underwriting process. Our Manager’s Investment Committee will consist of our chief executive officer and chief financial officer.

In order for an investment proposal to be considered by our Manager’s Investment Committee, it must include a written analysis of the initial due diligence findings, indicating where they meet or deviate from investment targets and norms. In addition to the written analysis, a detailed financial analysis that takes into account market factors such as vacancy, rental rate, demographics and competition must accompany the submission. Finally, appropriate third party consultant reports, site visit reports, maps and aerial photographs must be provided to ensure that our Manager’s Investment Committee has adequate information on which to base a decision.

Step 6: Final Due Diligence / Closing

Upon our Manager’s Investment Committee approval, our Manager expects to issue a formal commitment stating the terms of the investment opportunity and all conditions for closing. At this time, our Manager will perform final due diligence, including legal due diligence, such as reviewing loan documents, title insurance, survey and insurance verifications. At such time as all conditions of our Manager’s Investment Committee approval, as detailed in the formal commitment, have been satisfied, the investment opportunity will close and funds may be advanced.

Step 7: Asset Management

Subsequent to the execution of an investment, our Manager plans to manage the new investment by way of extensive credit metric monitoring, occasional facility visits, and regular communication with the borrower regarding the health of the underlying collateral and operations of the borrower.

Our Manager implements a customary investment management approach to keeping track of the health of its loans and the underlying assets. The focus of our management process is based on building strong relationships with our borrowers in order to more appropriately understand and evaluate the risk and return profile associated with a particular investment. This asset management process consists of timely review of periodic financial performance metrics, including rent rolls, financial statements and a comparison of such information to the borrower’s projections and our Manager’s expected results. If any deviations from expected performance are noted, such deviations will be reviewed with the borrower and any corrective adjustments will be documented to ensure prompt borrower compliance. Any such corrective adjustments will be reported quarterly to our Manager’s Investment Committee. We can provide no assurances that our Manager will be successful in identifying or managing all of the risks associated with originating, acquiring, holding, or disposing of a particular asset or that we will not realize losses on certain assets.

Portfolio Management

We believe that effective loan management is essential to maximizing the performance and value of a commercial real estate or commercial mortgage investment.

Development Loan Services. Our Manager’s senior executives have special expertise in monitoring complex multi-loan portfolios as well as developing self-storage facilities and will service our Development Loans from a project’s conception through completion. Unlike servicing a more conventional real estate loan on a stabilized, cash-flowing facility, development loan servicing requires a constant dialogue between the borrower and the lender and regular oversight of the construction process. Our Manager will dedicate a specific group of employees or contractors with substantial experience developing self-storage facilities. These employees may provide engineering and construction management advisory services, the review of plans specifications and budgets, and disbursement and cash management services. With respect to loans originated by our Manager, the team ensures that the project is in conformance with all construction and funding requirements of the loan agreement and provides approvals for all disbursements of loan proceeds. The borrower generally provides a monthly draw request with a detailed accounting of the expenditures, schedules and statements certifying that they are in compliance with the loan agreement. The hard costs are approved by the development consultant who generally performs both a construction plan and budget review prior to commencement, as well as a regular draw inspection with the borrower and contractor. The development consultant reviews requisitions from each subcontractor and verifies that the work has been completed thereby ensuring that the funding never exceeds work in place. The construction consultant also evaluates the project’s performance and conformance with the plans, specifications, schedule and budget. The regular reports provided by the consultant are reviewed by a funding officer assigned to the deal. The invoicing of all soft costs are reviewed internally. In addition to our Manager’s review of the portfolio from external information, a member of the construction loan servicing team personally meets with the borrower and construction team to inspect the project as directed by our Manager’s Investment Committee.

Portfolio Management. Our Manager will monitor each investment and identify any asset level risks early in order to take action to mitigate those concerns. It will compare on-going financial data and operating statements to historical data to determine if any significant economic events have or are occurring at the facility or in the market in general that may have a negative effect on the facility. Our Manager will also monitor local economic trends, rental, occupancy and expense rates and facility competitiveness within the commercial real estate market.

We believe that the scope and depth of our Manager’s experience in investing in self-storage real estate will distinguish us from many other real estate investment companies and will provide a comprehensive platform for pursuing and maintaining attractive self-storage investments.

Investment Guidelines

Our board of directors has adopted general guidelines for our investments and borrowings to the effect that:

•	no investment will be made that would cause us to fail to qualify as a REIT;

•	no investment will be made that would cause us to be regulated as an investment company under the Investment Company Act;

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no more than 20% of our equity, determined as of the date of such investment, will be invested in any single project (except with respect to the initial assets acquired in connection with this offering) and no more than 20% of our equity, determined as of the date of such investment, will be invested in projects controlled by a single borrower or group of affiliated borrowers that would form a consolidated group under GAAP;

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over time our average leverage will be in the 25% to 35% range, but we may borrow up to 100% of the principal value cost of certain First Mortgage Loans. During periods where our portfolio consists largely of Whole Loans, we may borrow up to 65% of the principal of such loans pending tranching of such loans and sale of First Mortgage Loans resulting from such tranching;

•	we will maintain a portfolio of geographically diverse assets; and

•	our Manager must seek approval of a majority of our independent directors before engaging in any transaction that falls outside of our investment guidelines.

These investment guidelines may be changed or waived by our board of directors (which must include a majority of our independent directors) without the approval of our stockholders. We will disclose any material changes to our investment guidelines in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Form 10-Q or Form 10-K for the period in which the change was made, or in a Current Report on Form 8-K if required by the rules of the SEC or the board of directors believes it advisable, in their sole discretion.

Exemption from Regulation under the Investment Company Act of 1940

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis (the “40% test”). Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through wholly- and/or majority-owned subsidiaries. We intend to conduct our operations so that we and the Operating Partnership do not hold “investment securities” in excess of the limit imposed by the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets (as determined under the 1940 Act) on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily, propose to engage primarily, or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly- and majority-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) to effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities, any of which could negatively affect our operations, the value of our common stock, the sustainability of our business model, and/or our ability to make distributions.

We expect that certain of our subsidiaries that we may form in the future may rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption, as interpreted by the staff of the SEC, generally requires that at least 55% of a subsidiary’s assets comprise qualifying assets and the remaining 45% of the subsidiary’s portfolio be comprised of real estate-related assets (as such terms have been interpreted by the staff of the SEC). SEC staff no-action letters have indicated that the foregoing real estate-related assets test will be met if at least 25% of such subsidiary’s assets are invested in real estate-related assets, which threshold is subject to reduction to the extent that the subsidiary invested more than 55% of its total assets in qualifying assets, and no more than 20% of such subsidiary’s total assets are invested in miscellaneous investments. Specifically, we expect each of our subsidiaries relying on Section 3(c)(5)(C) to invest at least 55% of its assets in mortgage loans, certain mezzanine loans and Junior Mortgage Loans and other interests in real estate that constitute qualifying assets in accordance with SEC staff guidance, and approximately an additional 25% of its assets (subject to reduction as described above) in other types of mortgages, securities of REITs and other real estate-related assets. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. The SEC staff, according to published guidance, takes the view that certain mezzanine loans and Junior Mortgage Loans are qualifying assets. Thus, we intend to treat certain mezzanine loans and Junior Mortgage Loans as qualifying assets. The SEC has not, however, published guidance with respect to the treatment of CMBS for purposes of the Section 3(c)(5)(C) exemption. Unless we receive further guidance from the SEC or its staff with respect to CMBS, we intend to treat CMBS as a real estate-related asset to the extent we invest in CMBS. The SEC or its staff may in the future take a view different than or contrary to our analysis with respect to the types of assets we have determined to be qualifying and/or real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell, or not acquiring or selling assets we might wish to hold.

In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC or its staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations.

Although we monitor our portfolio periodically and prior to each investment origination or acquisition, there can be no assurance that we will be able to maintain this exemption from registration for these subsidiaries.

In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C), discussed above), from the definition of an investment company and the registration requirements under the Investment Company Act. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

We determine whether an entity is one of our majority-owned subsidiaries. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the tests described above. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exemptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Competition

Our net income depends, in part, on our ability to originate or acquire loans at favorable spreads over our cost of capital. In originating or acquiring our target investments, we may compete to a limited degree with other self-storage REITs, including the four publicly-traded self-storage REITs (Public Storage, Extra-Space Storage, CubeSmart and Sovran Self-Storage), and to a greater degree with other commercial mortgage REITs, specialty finance companies, such as business development companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. Many of our anticipated competitors are significantly larger than we are and have considerably greater financial, technical, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.

In the face of this competition, we have access to our Manager’s professionals and their self-storage industry expertise, which we believe may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. These relationships enable us to compete more effectively for attractive investment opportunities. Moreover, we believe many traditional institutional debt investors do not possess the self-storage industry knowledge or experience to appropriately assess the riskiness of loans secured by self-storage facilities, and, accordingly, such investors may not compete effectively on pricing and terms for self-storage investments our Manager originates. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—We operate in a competitive market for investment opportunities and competition may limit our ability to originate or acquire desirable investments in our target investments and could also affect the pricing of these securities.”

Employees

We do not have any employees. All of our activities are managed and directed by our Manager.

Legal Proceedings

We are not a party to any legal proceedings.

OUR MANAGER AND MANAGEMENT AGREEMENT

Our Manager

We will be externally managed and advised by our Manager, JCap Advisors, LLC. Our Manager specializes in providing efficient and accessible financial and advisory solutions for the self-storage industry, focusing on two target investments: (1) Development Loans; and (2) Stabilized Asset Loans. Each of our officers is an employee of our Manager. We will not have any employees. We expect to benefit from the expertise, relationships, and contacts that principals and employees of our Manager have in the self-storage industry. Our founder and our chairman, president and chief executive officer is Dean Jernigan, a 30-year veteran of the self-storage industry, including a combined 16 years as the chief executive officer of Storage USA and CubeSmart, both New York Stock Exchange listed self-storage REITs. During his time at these two companies, Mr. Jernigan invested over $3 billion of capital in the self-storage industry. In addition, our chief financial officer, Gregory W. Ward, has over 20 years of real estate lending experience with Wells Fargo Bank and KeyBank, having been primarily responsible for underwriting commercial real estate, including self-storage, loans exceeding $3 billion in aggregate principal amount. Our senior management team has significant experience in all aspects of self-storage real estate, including lending, construction, development, management, acquisitions and dispositions. We believe the industry experience and depth of relationships of our senior management team and other investment professionals employed by our Manager will provide us with a significant advantage in sourcing, evaluating, underwriting and servicing self-storage investments.

Executive Officers of Our Manager

The following is biographical information for members of our Manager’s Investment Committee and certain officers and key employees of our Manager:

Dean Jernigan—Mr. Jernigan is our chief executive officer and chief executive officer of our Manager. From April 2006 to December 2013, he served as Chief Executive Officer and a member of the board of trustees of CubeSmart (NYSE: CUBE), a publicly traded self-storage REIT. From 2004 to April 2006, Mr. Jernigan served as President of Jernigan Property Group, LLC, a Memphis-based company that formerly owned and operated self-storage facilities in the United States. From 2002 to 2004, Mr. Jernigan was a private investor. From 1984 to 2002, he was Chairman of the Board and Chief Executive Officer of Storage USA, Inc., which was a publicly traded self-storage REIT from 1994 to 2002. Mr. Jernigan served as a member of NAREIT’s Board of Governors from 1995 to 2002, and as a member of its Executive Committee from 1998 to 2002. From 1999 until its acquisition in May 2012, Mr. Jernigan also served on the board of directors of Thomas & Betts, Inc., which was a publicly traded electrical components and equipment company. Mr. Jernigan is also a member of, and the lead independent director for, the Board of Directors of Farmland Partners, Inc., a publicly-traded farmland REIT, having served in such role since the company’s initial public offering in April 2014.

Gregory W. Ward—Mr. Ward has over 20 years of experience lending in the commercial real estate sector, most recently as a Senior Vice President for Wells Fargo Bank from November 2011 to August 2014. Mr. Ward held various officer positions of increasing responsibility with Wells Fargo from March 2005 to August 2014. During his time with Wells Fargo, he provided debt to both public and private commercial real estate companies for all asset types, originating real estate loans in excess of $2 billion, including loans of an estimated $550 million on approximately 175 self-storage facilities throughout the United States. Prior to Wells Fargo, Mr. Ward served as Vice President of commercial real estate lending at KeyBank, with roles in both Cleveland and Chicago from 1994 to 2005. During this time, he originated loans totaling over $1 billion. Mr. Ward has been an active member of the Urban Land Institute and has actively participated in local community redevelopment efforts in Cleveland, Ohio. He has also served as a mentor or guest-lecturer at several universities and colleges. Mr. Ward completed a Master’s of Business Administration degree from Case Western Reserve University’s Weatherhead School of Management, with concentrations in Finance and Accounting. In addition, he holds a B.A. from Allegheny College in Economics and English and is a member of the college’s Alumni Council.

Additional Background of Our Chief Executive Officer

Mr. Jernigan has more than 30 years of experience in the self-storage industry, including a combined 16 years as the chief executive officer of Storage USA and CubeSmart, both New York Stock Exchange listed self-storage REITs.

Storage USA, Inc.

As noted above, Mr. Jernigan served as the chief executive officer of Storage USA from 1984 to 2002. Storage USA became a publicly traded company in 1994. Investors who held Storage USA common stock from its initial public offering in 1994 until its sale in 2002 received a 257% total return on their investment, assuming the reinvestment of dividends into the common stock. Storage USA benefited from a generally healthy economy and favorable operating environment for self-storage facilities from 1994 to 2002. However, during 1998 and 1999, the REIT capital markets experienced a correction, resulting in declines in REIT stock prices, generally, during 1998 and 1999, and a decline in Storage USA’s stock price in 1998 and a slight increase in 1999. Accordingly, Storage USA experienced minimal asset growth from 1998 until its sale in 2002.

Set forth below is the annual return on investment of investors in Storage USA during Mr. Jernigan’s tenure at the company, assuming the reinvestment of dividends into the common stock, as well as a comparison of Storage USA’s stock performance against the MSCI US REIT index and the S&P 500.

	1994	1995	1996	1997	1998	1999	2000	2001	2002
Total Return(1)
Storage USA	33.6%	27.0%	23.1%	12.8%	(12.8)%	2.6%	14.9%	43.2%	3.1%
MSCI US REIT	NA	12.9%	35.9%	18.6%	(16.9)%	(4.6)%	26.8%	12.8%	7.5%
S&P 500	0.1%	37.6%	23.0%	33.4%	28.6%	21.0%	(9.1)%	(11.9)%	(5.9)%

(1)	Storage USA data obtained from SNL Financial data provider. MSCI US REIT data obtained from MSCI website. S&P 500 data obtained from S&P website.

According to MSCI, the MSCI US REIT Index represents approximately 85% of the publicly-traded U.S. REIT market with each REIT in the index having a market capitalization of at least $100 million. It is comprised of equity REIT securities that belong to the MSCI US Investable Market 2500 Index. The MSCI US REIT Index includes only REIT securities that are of reasonable size in terms of full and free float-adjusted market capitalization to ensure that the performance of the equity REIT universe can be captured and replicated in actual institutional and retail portfolios of different sizes. The REITs that are included in the MSCI US REIT Index reflect a board spectrum of real estate sectors, including REITs that operate in the office, retail, hotel, multifamily, industrial, healthcare and storage sectors in one or more regions of the United States or across the entire United States. We believe that the MSCI US REIT Index is an industry benchmark used by investors for purposes of comparing stock performance and stockholder returns. However, comparison of Storage USA’s stock performance to the performance of the MSCI US REIT Index may be limited due to the differences between Storage USA and the other companies represented in the MSCI US REIT Index, including with respect to size, asset type, geographic concentration and investment strategy. The information regarding total return to stockholders achieved by Storage USA is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns.

The table below sets forth Storage USA’s, net income, assets, liabilities, stock price, and dividends per share during the same period. This information was obtained from Storage USA public filings with the SEC. We have not independently verified the accuracy of such data and make no representation as to the accuracy of such data.

Storage USA

(dollars in thousands, except share and per share data)

	1994(1)		1995	1996	1997	1998	1999	2000	2001	2002(3)
Revenues	$30,830		$68,007	$107,309	$160,570	$227,713	$252,718	$264,508	$295,370	$—
Net Income	14,243		29,153	43,526	62,416	60,398	63,947	62,237	64,232	—
Assets	280,173		509,525	845,245	1,259,800	1,705,627	1,754,919	1,766,770	1,756,334	—
Liabilities	25,482		151,338	270,117	564,385	847,872	907,881	967,081	953,242	—
High Stock Price	21.75		32.75	38.63	41.75	41.06	35.06	32.63	43.50	43.19
Low Stock Price	27.88		26.50	30.50	35.63	28.56	26.44	27.13	29.74	42.11
End of Year Stock Price	27.50		32.63	37.63	39.94	32.31	30.25	31.75	42.10	42.68
Dividends Per Share	1.41	(2)	2.04	2.25	2.40	2.56	2.68	2.76	2.84

(1)	Pro forma for the period January 1, 1994 through December 31, 1994.
(2)	For the period March 24, 1994 (inception) through December 31, 1994.
(3)	Values from beginning of year until sale. Data not presented is not available.

CubeSmart, Inc.

In 2006, Mr. Jernigan became the chief executive officer of U-Store-It Trust, now known as Cubesmart (NYSE: CUBE). During Mr. Jernigan’s tenure as chief executive officer, investors in CubeSmart received a 15% total return on their investment, including 308% total return over his last five years as chief executive officer. Mr. Jernigan served as chief executive officer of CubeSmart during the 2007 to 2009 recession that negatively impacted the performance of public companies within the self-storage industry, as well as during the generally favorable operating environment following the recession through the end of Mr. Jernigan’s tenure at CubeSmart. During this period, CubeSmart disposed of a significant number of underperforming self-storage facilities and faced substantial debt maturities on its line of credit, with a resulting significant decline in its stock price in 2007 and 2008. In 2009 and 2010, CubeSmart completed its recycling of capital through disposition of underperforming assets, reduced its dividend to preserve cash, raised significant additional equity capital, entered into a new credit facility with a longer term and began acquiring self-storage facilities.

Set forth below is the annual return on investment of investors in CubeSmart during Mr. Jernigan’s tenure at the company, assuming the reinvestment of dividends into common stock, as well as a comparison of CubeSmart’s stock performance against the MSCI US REIT index and the S&P 500.

	2006(1)	2007	2008	2009	2010	2011	2012	2013
Total Return(2)
CubeSmart	13.6%	(52.3)%	(48.0)%	68.8%	31.9%	15.0%	41.8%	12.5%
MSCI US REIT	22.5%	(16.8)%	(38.0)%	28.6%	28.5%	8.7%	17.8%	2.5%
S&P 500	9.9%	(5.5)%	(37.0)%	26.5%	15.1%	2.1%	16.0%	32.4%

(1)	Calculated from the time Mr. Jernigan began his tenure at CubeSmart until the end of the year.
(2)	CubeSmart data obtained from CubeSmart SEC filings. MSCI US REIT data obtained from MSCI website. S&P 500 data obtained from S&P website. We have not independently verified the accuracy of such data and make no representation as to the accuracy of such data.

The table below sets forth CubeSmart’s net income, assets, liabilities, stock price, and dividends per share during the same period. This information was obtained from CubeSmart’s public filings with the SEC. We have not independently verified the accuracy of such data and make no representation as to the accuracy of such data.

CubeSmart

(dollars in thousands, except share and per share data)

	2006	2007	2008	2009	2010	2011	2012	2013
Revenues	$213,112	$229,167	$236,400	$217,289	$216,826	$237,605	$283,076	$318,395
Net Income	(8,551)	(13,077)	2,792	(332)	(6,019)	2,447	3,628	41,994
Assets	1,615,339	1,687,831	1,597,659	1,598,870	1,478,819	1,875,979	2,150,319	2,358,624
Liabilities	930,948	1,083,230	1,028,705	814,146	668,266	830,925	1,112,420	1,229,142
High Stock Price	22.66	23.20	13.38	7.60	9.56	11.39	14.67	19.48
Low Stock Price	16.05	9.16	3.62	1.40	6.31	8.04	10.30	14.24
End of Year Stock Price	20.55	9.16	4.45	7.32	9.53	10.64	14.57	15.94
Dividends Per Share	1.16	1.05	.565	.100	.145	.290	.350	.460

Non-Competition Agreement

Mr. Jernigan served as chief executive officer of CubeSmart until December 31, 2013. In connection with his employment at CubeSmart, Mr. Jernigan agreed to certain noncompetition obligations until June 29, 2015. In particular, Mr. Jernigan agreed not to, directly or indirectly, engage in any business involving self-storage facility development, construction, acquisition or operation or own any interest in any self-storage facilities (other than direct or indirect ownership by Mr. Jernigan of up to five percent of the outstanding equity interests of any public company). Mr. Jernigan has requested CubeSmart to advise him that CubeSmart will not object to our making the loans listed in the table on pages 6 and 83 of this prospectus that are anticipated to close in the second or third quarter of 2015. CubeSmart has advised Mr. Jernigan on an advisory basis that, based solely on the information provided to CubeSmart by Mr. Jernigan, it will not object to our making those loans. As future loan opportunities arise during the noncompetition period, Mr. Jernigan will make additional requests to CubeSmart, and CubeSmart has agreed to notify Mr. Jernigan whether CubeSmart intends to object to any future loan opportunities.

Management Agreement

Prior to completion of this offering, we will enter into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. We will have no employees, and all our operations will be conducted by our Manager. The management agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and policies that are approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors.

Management Services

Our Manager will be responsible for (a) the selection, the origination or purchase, the ongoing management and the sale or collection of our portfolio investments, (b) our financing activities and (c) providing us with investment advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

•

serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by our board of directors;

•

representing and making recommendations to us in connection with the origination and finance of, and commitment to originate and finance, commercial mortgage loans on self-storage facilities (including on a portfolio basis), including conducting loan underwriting and the execution of loan transactions, as well as the purchase of real estate-related debt securities and other real estate-related assets, and the sale and commitment to sell such assets;

•

identifying, investigating, analyzing and selecting possible investment opportunities and originating, acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;

•

with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

•	negotiating and entering into, on our behalf, bank credit facilities, repurchase agreements, interest rate swap agreements and other agreements and instruments required for us to conduct our business;

•

engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including services in respect of any of our equity incentive plans, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•

communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us in connection with policy decisions to be made by our board of directors;

•

evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with our investment guidelines;

•

counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

•

counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

•

causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•

assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE;

•

assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

•

placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

•

using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

•

advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

•	forming a Manager’s Investment Committee;

•

serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (A) assisting us, in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (B) advising us with respect to obtaining appropriate financing for our investments;

•	providing us with portfolio management services and monitoring services;

•

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•

performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the terms of the management agreement, our Manager will provide us with a management team, including a chief executive officer and chief financial officer or similar positions, along with appropriate support personnel to provide the management services to be provided by our Manager to us as described in the management agreement, who will devote their time to our management as necessary and appropriate, commensurate with the level of our activity. Our Manager will provide personnel for service on an investment or similar type of committee.

Our Manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in the conflicts of interest policy and investment guidelines. Our Manager and its affiliates, and the managers, officers, employees and members of our Manager and its affiliates, will not be liable to us, our board of directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates, and the directors, officers, employees and stockholders of our Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. Our Manager has agreed to indemnify us and our directors, officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. Our Manager will maintain reasonable and customary insurance coverages upon the completion of this offering.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines, (ii) would adversely affect our qualification as a REIT under the Code or our status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will notify our board of directors if it is our Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, officers, stockholders and employees will not be liable to us, our board of directors, or our stockholders for any act or omission by our Manager, its directors, officers, stockholders or employees except as provided in the management agreement.

Term and Termination Rights

The management agreement may be amended or modified only by written agreement between us and our Manager. The initial term of the management agreement expires on the fifth anniversary of the completion of this offering and will be automatically renewed for a one-year term each anniversary date thereafter, up to a maximum of three one-year renewals, unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (a) our Manager’s unsatisfactory performance that is materially detrimental to us taken as a whole, or (b) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days’ prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee as described below.

Upon a determination by us not to renew the management agreement at the expiration of the initial term or any extended term or our termination of the management agreement at any time after the initial term (other than for cause, as discussed below), we will pay our Manager a termination fee equal to the greater of (A) three times the sum of the average annual base management fee and incentive fee earned by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, or (B) the Internalization Price described below. Any termination fee will be payable by us in OP Units equal to the termination fee divided by the average of the daily market price of our common stock for the ten consecutive trading days immediately preceding the date of termination. Payment must be made within 90 days after occurrence of the event requiring the payment of the termination fee.

We also may terminate the management agreement for cause at any time, including during the initial term, without the payment of any termination fee, with 30 days’ prior written notice from our board of directors. “Cause” is defined as:

•	our Manager’s continued breach of any material provision of the management agreement following a prescribed period;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager;

•	a change of control of our Manager that a majority of our independent directors determines is materially detrimental to us;

•

our Manager committing an act of bad faith, willful misconduct or fraud against us, misappropriating or embezzling our funds, or acting or omitting to act in a way that constitutes gross negligence in the performance of its duties under the management agreement; or

•	the dissolution of our Manager;

•

our Manager fails to provide adequate or appropriate personnel that are reasonably necessary for our Manager to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; or

•	Mr. Jernigan is no longer a senior executive officer of the Manager or us, other than by reason of death or disability.

During the initial five-year term of the management agreement, we may not terminate the management agreement except for cause.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the 1940 Act.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days’ written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us specifying such default and requesting the same be remedied in 30 days, our Manager may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management Fees and Incentive Fee

We do not intend to employ personnel. As a result, we will rely on the properties, resources and personnel of our Manager to conduct our operations.

Base Management Fee. We will pay our Manager a base management fee in an amount equal to 0.375% of our stockholders’ equity (a 1.5% annual rate) calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, our stockholder’s equity means: (a) the sum of (i) the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (ii) our retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less (b) any amount that we pay to repurchase our common stock since inception. It also excludes (x) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (y) one-time events pursuant to changes in GAAP (such as a cumulative change to our operating results as a result of a codification change pursuant to GAAP), and certain non-cash items not otherwise described above (such as depreciation and amortization), in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. The base management fee is payable quarterly in arrears in cash. The base management fee is payable independent of the performance of our portfolio.

The base management fee of our Manager shall be calculated within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such quarter.

Incentive Fee. Our Manager will be entitled to an incentive fee with respect to each fiscal quarter (or part thereof that the management agreement is in effect) in arrears in cash. The incentive fee will be an amount, not less than zero, determined pursuant to the following formula:

IF = .20 times (A minus (B times .08)) minus C

In the foregoing formula:

• A equals our Core Earnings (as defined below) for the previous 12-month period;

•     B equals (i) the weighted average of the issue price per share of our common stock of all of our public offerings of common stock, multiplied by (ii) the weighted average number of all shares of common stock outstanding (including (i) any restricted stock units and any restricted shares of our common stock in the previous 12-month period and (ii) shares of common stock issuable upon conversion of outstanding OP Units); and

• C equals the sum of any incentive fees earned by our Manager with respect to the first three fiscal quarters of such previous 12-month period.

Notwithstanding application of the incentive fee formula, no incentive fee shall be paid with respect to any fiscal quarter unless cumulative annual stockholder total return for the four most recently completed fiscal quarters is greater than 8%. Any computed incentive fee earned but not paid because of the foregoing hurdle will accrue until such 8% cumulative annual stockholder total return is achieved. The total return will be calculated by adding stock price appreciation (based on the volume-weighted average of the closing price of our common stock on the NYSE (or other applicable trading market) for the last ten consecutive trading days of the applicable computation period minus the volume-weighted average of the closing market price of our common stock for the last ten consecutive trading days of the period immediately preceding the applicable computation period) plus dividends per share paid during such computation period, divided by the volume-weighted average of the closing market price of our common stock for the last ten consecutive trading days of the period immediately preceding the applicable computation period.

For purposes of computing the Incentive Fee, “Core Earnings” is a defined as net income (loss) determined under accounting principles generally accepted in the United States of America, or GAAP, plus non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any facilities underlying our target investments), any unrealized losses or other non-cash expense items reflected in GAAP net income (loss), less any unrealized gains reflected in GAAP net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors. The calculation generally will be reviewed by our board of directors at their regularly scheduled quarterly board meeting.

Reimbursement of Expenses. We will reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the origination, acquisition, disposition and financing of our investments;

•	costs of legal, financial, tax, accounting, servicing, due diligence consulting, auditing and other similar services rendered for us by providers retained by our Manager;

•	the compensation and expenses of our directors;

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the compensation expense for employees of our Manager other than the Manager’s chief executive officer and chief financial officer (we will not reimburse our Manager or its affiliates for the salaries and cash bonuses of the Manager’s chief executive officer or chief financial officer);

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the cost of liability insurance to indemnify our directors and officers and our allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premium;

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costs associated with the establishment and maintenance of any of our secured funding facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

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expenses connected with communications to holders of our securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our securities on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

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expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our securitizations or any of our securities offerings;

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all federal, state and local taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself or its personnel;

•	costs and expenses incurred in contracting with third parties for or on our behalf;

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all other costs and expenses relating to our business and investment operations, including the costs and expenses of originating, acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

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expenses (including rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office properties, including disaster backup recovery sites and properties, incurred by our Manager;

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expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities, including in connection with any dividend reinvestment plan;

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any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us, or against any trustee, director, partner, member or officer of us or in his or her capacity as such for which we are required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

•

all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

Internalization of our Manager

Our Manager has agreed to present to us an initial proposal to acquire all of the assets or equity interests in our Manager, subject to the procedures described below. No later than 180 days prior to the end of the initial term of the management agreement, our Manager will offer to contribute to our Operating Partnership at the end of the initial term all of the assets or equity interests in our Manager on such terms and conditions included in a written offer provided by our Manager.

The offer price will be based on the following financial framework: the lesser of (i) our Manager’s earnings before interest, taxes, depreciation and amortization (adjusted for unusual, extraordinary and non-recurring charges and expenses), or “EBITDA” annualized based on the most recent quarter ended, multiplied by a specific multiple, or EBITDA Multiple, set forth below depending on our achieved total annual return, and (ii) our equity market capitalization multiplied by a specific percentage, or Capitalization Percentage, set forth below depending on our achieved total return (the “Internalization Formulas”). For purposes of the computations above, the EBITDA Multiple and Capitalization Percentage, respectively, for specific levels of total return are (A) 5.0 and 5.0% if total return is less 8.0%; (B) 5.5 and 5.5% if total return is at least 8.0% and not more than 12.0%; and (C) 6.0 and 6.0% if total return is greater than 12.0%. For purposes of the foregoing computation, total return will be calculated by adding (i) the difference (if any, but not a negative number) between the volume-weighted average of the closing price of our common stock on the NYSE (or other applicable trading market) for the last ten consecutive trading days of the computation period and our initial public offering price, plus (ii) dividends per share paid in respect of our common stock since our initial public offering, dividing the result by the number of full months elapsed since our initial public offering, and multiplying the result by 12.

Upon receipt of the Manager’s initial internalization offer, a special committee consisting solely of our independent directors may accept the Manager’s proposal or submit a counter offer to the Manager. Consummation of any internalization transaction will be conditioned upon (1) our receipt of a fairness opinion from a nationally-recognized investment banking firm to the effect that the consideration to be paid by us for the assets or equity of our Manager is fair, from a financial point of view, to holders of our common stock who are not affiliated with our Manager or its affiliates, (2) approval of the acquisition by a special committee comprised solely of independent members of our board of directors, and (3) approval by stockholders holding a majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. The consideration in any internalization transaction will be payable in the number of OP Units equal to the price agreed upon between the parties, or Internalization Price, divided by the volume-weighted average of the closing market price of our common stock for the ten consecutive trading days immediately preceding the date with respect to which value must be determined.

If these conditions are not satisfied and an internalization transaction is not consummated at the end of the initial term, the Manager will annually submit a new internalization offer, with an Internalization Price based on the foregoing framework, not later than 180 days prior to the next anniversary of the management agreement until termination of the management agreement. The special committee of our board of directors and our Manager will follow the same process with respect to each internalization offer, and any internalization transaction will be subject to the above three conditions. Unless we terminate the management agreement for cause or the Manager is internalized (in which case the Manager’s owner will receive the Internalization Price), the Manager will receive the termination fee upon termination of the management agreement. As described above under “—Termination Fee”, the Internalization Price and the termination fee may be the same.

For purposes of computing the termination fee set forth above, the term “Internalization Price” shall mean the lesser of the prices determined pursuant to the Internalization Formulas, subject to the board of directors’ discretion. No assurances can be given that we will internalize our Manager on the foregoing terms or at all.

At the time our Operating Partnership acquires the assets or equity interests in our Manager, our investment portfolio might include investments containing equity participations or cash flow sharing provisions negotiated with our borrowers and included in the investment documentation at the time such investment was made. Such equity participations and cash flow sharing provisions may not be recordable as income until received, and receipt may be delayed depending on the timing of the ultimate sale of the facility. At the time of acquisition of our Manager, if the amount of any equity participation or cash flow has not been recorded in EBITDA for purposes of determining the Internalization Price, then our Operating Partnership will pay to the equity owners of the Manager upon actual receipt of that contingent consideration an amount equal to 20% of any cash flow, refinance proceeds or sale proceeds payable to us under the investment documentation, but only after our shareholders have received an 8% cumulative return as determined by the same calculation used in the Incentive Fee paid to the manager before internalization.

MANAGEMENT

Directors and Executive Officers

Our board of directors will consist of five directors, a majority of which will have been determined by our board of directors to be independent in accordance with the independence standards of the New York Stock Exchange. The board of directors has appointed Dean Jernigan as the chairman of the board of directors and Mark O. Decker, Sam J. Jenkins, Howard A. Silver and Harry J. Thie to serve as directors. Upon the expiration of their current terms at the annual meeting of stockholders in 2016, directors will be elected to serve a term of one year. Our bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one, which is the minimum number required by the Maryland General Corporation Law, or MGCL, nor more than 15. All of our executive officers serve at the discretion of our board of directors. The following table sets forth certain information about our directors and executive officers.

Name	Age	Position with Us
Dean Jernigan	69	Chairman of the Board of Directors, President and Chief Executive Officer
Gregory W. Ward	43	Chief Financial Officer, Secretary and Treasurer
Mark O. Decker	66	Director
Sam J. Jenkins	57	Director
Howard A. Silver	60	Director
Harry J. Thie	73	Director

See “Our Manager and Management Agreement—Executive Officers of Our Manager” for biographical information on Messrs. Jernigan and Ward.

As our principal business activities involve lending to the self-storage industry, we believe Mr. Jernigan’s 30 years of experience in the self-storage industry, including a combined 16 years as the chief executive officer of Storage USA and CubeSmart, has provided him with extensive industry expertise, financial acumen and leadership abilities that are of significant value to our board of directors.

Mark O. Decker has been a member of our board of directors since March 2015. Mr. Decker is currently the vice chair of BMO Capital Markets, a position he has held since January 2014. Prior to becoming vice chair, Mr. Decker from September 2011 to January 2014 served as BMO’s Head of U.S. Real Estate Investment and Corporate Banking. Before BMO Capital Markets, Mr. Decker was a managing director and co-group head of the real estate investment banking group at Morgan Keegan from February 2011 to September 2011. Prior to his time at Morgan Keegan, from May 2004 to February 2011 he was a managing director and head of the real estate group at Robert W. Baird & Co. Incorporated. Before joining Baird, Mr. Decker founded the real estate investment banking group at Ferris, Baker, Watts, Inc. in 2000. Mr. Decker began his investment banking career in 1997 when he joined Friedman, Billings, Ramsey & Co. as a managing director. He served as president and principal spokesman of the REIT industry and its national trade association, National Association of Real Estate Investment Trusts (“NAREIT”) from 1985 to 1997. Concurrently, he served as chief executive officer of the Pension Real Estate Association from 1985 to 1990. Before his career in real estate capital markets and investment banking, Mr. Decker served in the White House during the Nixon and Ford administrations. He is the 1997 recipient of the NAREIT REIT Leadership Award. Mr. Decker holds a J.D. from George Mason University School of Law and a B.S. in Education from Kent State University. We believe Mr. Decker’s expertise in the REIT industry, financial acumen and investment banking background are a significant value to our board of directors.

Sam J. Jenkins has been a member of our board of directors since February 2015. Mr. Jenkins served from March 2009 to November 2014 as the owner and principal of Capstone Financial Services, an investment banking and consulting company. From January 2005 to March 2009, Mr. Jenkins was the executive vice president of First Tennessee Bank where he worked for 25 years in commercial lending. From October 2009 to December 2012, Mr. Jenkins served as a member of the board of directors of Diamond Companies, Inc., a holding company for International truck and IC bus dealerships. He was also a member of the board of directors of Kelley Fleet Services, LLC, a fleet services management company from January 2010 to December 2011. Mr. Jenkins holds a B.S. in Finance from the University of Alabama and a Masters of Business Administration from Memphis State University. We believe Mr. Jenkins’ finance background, as well as 35 years of commercial and investment banking, corporate finance and financial management experience are a significant value to our board of directors.

Howard A. Silver has been a member of our board of directors since February 2015. Mr. Silver retired in 2007 as the chief executive officer and president of Equity Inns, a position he held since 1998. Equity Inns is a former New York Stock Exchange listed company and hotel real estate investment trust focused on the upscale, extended-stay, all suite and midscale limited-service segments of the hotel industry, until its sale to Whitehall Global Real Estate Funds in October 2007. Mr. Silver also served as the executive vice-president of finance, chief financial officer and chief operating officer of Equity Inns from 1994 to 2004. Prior to his tenure at Equity Inns, Mr. Silver spent 13 years in the auditing field with both Ernst & Young and PricewaterhouseCoopers. Mr. Silver currently serves as a member of the board of directors of Education Realty Trust, Inc. (NYSE:EDR), a publicly listed collegiate housing REIT, a position he has held since 2012. Since January 2014, he has served as a member of the board of directors of Landmark Apartment Trust of America, Inc., a multifamily real estate company that is a publicly registered, non-traded REIT. From its inception in 2004 through the sale of the company in 2012, Mr. Silver was a member of the board of directors of Great Wolf Resorts, Inc., (NASDAQ:WOLF), a publicly listed family entertainment resort company. He also served as a member of the board of directors of CapLease, Inc., (NYSE:LSE), a publicly listed net lease REIT, from its inception in 2004 through the sale of the company in November 2013. Mr. Silver graduated cum laude from the University of Memphis with a B.B.A. in Accounting and was designated a Certified Public Accountant in 1980. We believe Mr. Silver’s expertise in the REIT industry, financial acumen and accounting background are a significant value to our board of directors.

Harry J. Thie has been a member of our board of directors since February 2015. Dr. Thie currently is a senior management scientist at the RAND Corporation, a position he has held since 1991. From 1987 to 1991, Dr. Thie was the Director in Office of the Assistant Secretary of the Army, and served as an active duty officer in the United States Army from 1964 to 1991, retiring as a Colonel in 1991. From 1994 to 2002, Dr. Thie served as a member of the board of directors of Storage USA, where he also held positions as the chair of the compensation committee and a member of the audit committee. Dr. Thie holds a Doctorate in Business Administration from the George Washington University, an M.S. in Industrial Management from the Georgia Institute of Technology and a B.A. in History from Saint Bonaventure University. We believe Dr. Thie’s expertise in the self-storage REIT industry developed as a member of the board of directors of StorageUSA, his prior experience serving on audit and compensation committees and his leadership abilities derived from his military experience are a significant value to our board of directors. The board of directors has designated Dr. Thie to serve as the lead independent director. In addition to chairing all executive sessions of the independent directors, the lead independent director shall have such other duties as the Board of Directors may determine from time to time.

Board Committees

Our board of directors has established an Audit Committee and will establish a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by unanimous written consent of the directors on that committee.

Audit Committee

Our board of directors has established an audit committee, which is composed of three independent directors. Mr. Silver currently serves as chairman of our audit committee and has been determined by our board of directors to be an “audit committee financial expert” as that term is defined by the SEC. The committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and considering the range of audit and non-audit fees.

Compensation Committee

Our board of directors will establish a compensation committee, which will be composed of three of our independent directors. Mr. Decker will serve as chairman of the committee, whose principal functions are to:

•	evaluate the performance of and compensation paid by us, if any, to our chief executive officer;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement; and

•	administer our incentive plans.

Nominating and Corporate Governance Committee

Our board of directors will establish a nominating and corporate governance committee, which will be composed of three of our independent directors. Mr. Jenkins will serve as chairman of the committee, which is responsible for:

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seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	periodically preparing and submitting to the board of directors for adoption the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving general operation of the board of directors and our corporate governance;

•	recommending to the board of directors nominees for each committee of the board of directors; and

•	annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board of directors.

Code of Business Conduct and Ethics

Our board of directors will establish a code of business conduct and ethics that applies to our officers and directors and to employees and officers and directors of our Manager and its affiliates when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our Audit Committee or, in the case of employees of our Manager and its affiliates who are involved in our business and who are not our executive officers, by our chief executive officer and the chief legal officer of our Manager, and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

Any member of our board of directors who is also an employee of our Manager or its affiliates, or non-independent directors, will not receive additional compensation for serving on our board of directors. Each independent director will receive upon consummation of this offering and following each annual meeting of stockholders an annual retainer of $50,000 payable in restricted shares of common stock, which will vest ratably over a three-year period. We also reimburse our non-independent directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Executive Compensation

We have not paid, and we do not intend to pay, any annual cash compensation to our chief executive officer or chief financial officer for their services as executive officers. Our chief executive officer and chief financial officer are compensated by our Manager from the income our Manager receives under the management agreement between our Manager and us.

2015 Equity Incentive Plan

Our board of directors has adopted, and our initial stockholder has approved, our 2015 Equity Incentive Plan for the purpose of attracting and retaining non-employee directors, executive officers, investment professionals and other key personnel and service providers, including officers and employees of our Manager and other affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. Our 2015 Equity Incentive Plan provides for the grant of stock options, share awards (including restricted common stock and restricted stock units), stock appreciation rights, dividend equivalent rights, performance awards, annual incentive cash awards and other equity-based awards, including LTIP units, which are convertible on a one-for-one basis into OP Units. We have reserved a total of 200,000 shares of common stock for issuance pursuant to our 2015 Equity Incentive Plan, subject to certain adjustments set forth in the plan. This summary is qualified in its entirety by the detailed provisions of our 2015 Equity Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Our 2015 Equity Incentive Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or bylaws or would impair our status as a REIT.

Administration of Our 2015 Equity Incentive Plan

Our 2015 Equity Incentive Plan will be administered by the compensation committee of our board of directors. The members of the committee are appointed from time to time by, and serve at the discretion of, our board of directors. Except when otherwise determined by our board of directors, each member of our compensation committee that administers our 2015 Equity Incentive Plan will consist of no fewer than two members of our board of directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and “independent” within the meaning of the NYSE listing rules and the rules and regulations of the SEC; provided, however, the failure of the compensation committee to be composed solely of individuals who are “non-employee directors,” “outside directors,” and “independent directors” shall not render ineffective or void any awards made by, or other actions taken by, such compensation committee. The compensation committee has the full power to select participants of our 2015 Equity Incentive Plan; determine the size and types of awards; determine the terms and conditions of awards; interpret and administer our 2015 Equity Incentive Plan and any award agreement or other instrument entered into under our 2015 Equity Incentive Plan; establish, amend and waive rules and regulations for the administration of our 2015 Equity Incentive Plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards.

Eligible Participants

All employees of our Manager and other subsidiaries and affiliates, including our operating partnership, are eligible to receive awards under our 2015 Equity Incentive Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under our 2015 Equity Incentive Plan.

Share Authorization

The maximum number of shares of our common stock that may be issued pursuant to awards under our 2015 Equity Incentive Plan is 200,000, which includes the 10,000 restricted shares of our common stock to be granted to our independent directors concurrently with the completion of this offering, based on the midpoint of the range set forth on the cover of this prospectus, and 190,000 shares reserved for potential future issuance, subject to adjustment for certain corporate transactions. In connection with stock splits, distributions, recapitalizations and certain other events, our board of directors or compensation committee will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under our 2015 Equity Incentive Plan and the terms of outstanding awards. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock, the shares of common stock subject to such awards will again be available for purposes of our 2015 Equity Incentive Plan.

Share Usage

Shares of common stock that are subject to awards are counted against our 2015 Equity Incentive Plan share limit as one share for every one share subject to the award. The number of shares subject to any stock appreciation rights awarded under our 2015 Equity Incentive Plan is counted against the aggregate number of shares available for issuance under our 2015 Equity Incentive Plan regardless of the number of shares actually issued to settle the stock appreciation right upon exercise. Any shares returned as a result of withholding or for net-exercises are counted against the aggregate number of shares available for issuance under our 2015 Equity Incentive Plan.

Prohibition on Repricing without Stockholder Approval

Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or stock appreciation right, including by replacement with or substitution of another award type, that would be treated as a repricing under applicable stock exchange rules or would replace stock options or stock appreciation rights with cash, in each case without the approval of the stockholders (although appropriate adjustments may be made to outstanding stock options and stock appreciation rights to achieve compliance with applicable law, including the Code).

Stock Options

Our 2015 Equity Incentive Plan authorizes our compensation committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. Incentive stock options will be granted only to our employees, if and when we have any employees. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of shares of our common stock on the date on which the option is granted.

The term of an option cannot exceed ten years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by our compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for or substituted for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged or substituted for without stockholder approval.

The exercise price for any option or the purchase price for restricted common stock, if any, is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value, on the date on which the option is exercised, of the exercise price, (iii) with respect to an option only, to the extent the award agreement provides, by payment through a broker in accordance with procedures set forth by us or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to us.

Share Awards

Our 2015 Equity Incentive Plan also provides for the grant of share awards, including restricted common stock and restricted stock units. A share award is an award of shares of common stock or stock units that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. Restricted stock units are contractual promises to deliver shares of common stock in the future and may be settled in cash, shares, other securities or property (as determined by our compensation committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. A participant who receives restricted common stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that our compensation committee may require that the vesting conditions applicable to the award must be met in order for any dividends to be paid. A participant who receives restricted stock units will have no rights of a stockholder with respect to the restricted stock units but may be granted the right to receive dividend equivalent rights. During the period, if any, when share awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her award shares

Stock Appreciation Rights

Our 2015 Equity Incentive Plan authorizes our compensation committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed ten years from the date of grant.

Performance Awards

Our 2015 Equity Incentive Plan also authorizes our compensation committee to grant performance awards. Performance awards represent the participant’s right to receive a compensation amount in the form of cash or in shares (or in a combination thereof) if performance goals established by our compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award. Performance goals may relate to our financial performance or the financial performance of our OP units, the participant’s performance or such other criteria determined by our compensation committee. If the performance goals are met, performance awards will be paid in cash, shares of common stock or a combination thereof. In determining whether to grant performance awards, the compensation committee will consider the advisability of such awards in light of the incentive fee payable to the Manager.

Under our 2015 Equity Incentive Plan with respect to performance awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries (except with respect to the total stockholder return and earnings per share criteria), will be used by our compensation committee in establishing performance goals: FFO; AFFO; earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation; operating (or gross) income or profit; pretax income before allocation of corporate overhead and/or bonus; operating efficiencies; operating income as a percentage of net revenue; return on equity, assets, capital, capital employed or investment; after tax operating income; net income; earnings or book value per share; financial ratios; cash flow(s); total rental income or revenues; capital expenditures as a percentage of rental income; total operating expenses, or some component or combination of components of total operating expenses, as a percentage of rental income; stock price or total stockholder return, including any comparisons with stock market indices; appreciation in or maintenance of the price of the common stock or any of our publicly-traded securities; dividends; debt or cost reduction; comparisons with performance metrics of peer companies; comparisons of our stock price performance to the stock price performance of peer companies; strategic business objectives, consisting of one or more objectives based on meeting specified cost, acquisition or leasing targets, meeting or reducing budgeted expenditures, attaining division, group or corporate financial goals, meeting business expansion goals and meeting goals relating to leasing, acquisitions, joint ventures or collaborations or dispositions; economic value-added models; or any combination thereof. Performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on these or such other performance goals as our compensation committee may determine. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, our past performance or the past performance of any of our subsidiaries, operating units, business segments or divisions and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, or to assets or net assets. Our compensation committee may appropriately adjust any evaluation of performance under the foregoing criteria to exclude any of the following events that occurs during a performance period: asset impairments or write-downs; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; or any other event either not directly related to our operations or not within the reasonable control of our management. With respect to any performance awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any such inclusions or exclusions shall be specified at such times and in such manner as will not cause such awards to fail to so qualify.

Annual Incentive Awards

After any internalization of our Manager, our compensation committee may grant annual cash incentive awards. The annual incentive awards may be based on the attainment of performance goals that are established by our compensation committee and relate to one or more performance criteria.

Dividend Equivalents

Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid in cash or may be deemed reinvested in additional shares of stock and may be payable in cash, common stock or a combination of the two. To the extent the dividend equivalents are provided with respect to another award that vests or is earned based upon achievement of performance goals, any dividend equivalents will not be paid currently, but instead will be paid only to the extent the award vests. Our compensation committee will determine the terms of any dividend equivalents.

Other Equity-Based Awards

Our compensation committee may grant other types of equity-based awards under our 2015 Equity Incentive Plan, including LTIP units. Other equity-based awards are payable in cash, common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by our compensation committee.

LTIP units are a special class of OP Units. Each LTIP unit awarded under our 2015 Equity Incentive Plan will be equivalent to an award of one share under our 2015 Equity Incentive Plan, reducing the number of shares available for other equity awards on a one-for-one basis. We will not receive a tax deduction with respect to the grant, vesting or conversion of any LTIP unit. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Each LTIP unit, whether vested or not, will receive the same quarterly per unit profit distribution as the other outstanding OP Units, which profit distribution will generally equal the per share distribution on a share of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted common stock awards, which will receive full distributions whether vested or not. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. However, the partnership agreement requires that “book gain” or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury Regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership or a later issuance of additional LTIP units. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the OP Units and full vesting of the LTIP unit, the LTIP unit will be convertible into an OP Unit at any time. There is a risk that a LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a grantee will realize for a given number of vested LTIP units may be less than the value of an equal number of shares of common stock.

Recoupment

If we adopt a “clawback” or recoupment policy, any awards granted pursuant to our 2015 Equity Incentive Plan will be subject to repayment to us to the extent provided under the terms of such policy. We reserve the right in any award agreement to cause a forfeiture of the gain realized by a recipient if such recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for “cause” as defined in our 2015 Equity Incentive Plan, applicable award agreement or any other agreement between us or an affiliate and the recipient.

Change in Control

If we experience a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (1) except for performance awards, all restricted common stock, LTIP units and restricted stock units will vest and the underlying shares of common stock and all dividend equivalent rights will be delivered immediately before the change in control; or (2) at our board of director’s or compensation committee’s discretion, either all options and stock appreciation rights will become exercisable 15 days before the change in control and terminate upon completion of the change in control, or all options, stock appreciation rights, restricted common stock and restricted stock units will be cashed out before the change in control. In the case of performance awards denominated in shares or LTIP units, if more than half of the performance period has lapsed, the awards will be converted into restricted common stock or restricted stock units based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the awards will be converted into restricted common stock assuming target performance has been achieved.

In summary, a change in control under our 2015 Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, 50% or more of the total combined voting power of our outstanding securities;

•

the consummation of a merger or consolidation, unless (1) the holders of our voting shares immediately prior to the merger have at least 50.1% of the combined voting power of the securities in the surviving entity or its parent or (2) no person owns 50% or more of the shares of the surviving entity or the combined voting power of our outstanding voting securities;

•	we sell or dispose of all or substantially all of our assets; or

•

individuals who constitute our board of directors cease for any reason to constitute a majority of our board of directors, treating any individual whose election or nomination was approved by a majority of the incumbent directors as an incumbent director for this purpose.

Adjustments for Stock Dividends and Similar Events

Our compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under our 2015 Equity Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Transferability of Awards

Except as otherwise permitted in an award agreement or by our compensation committee, awards under the 2015 Equity Incentive Plan are not transferable other than by a participant’s will or the laws of descent and distribution.

Term and Amendment

Our board of directors may amend or terminate our 2015 Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of participants with respect to outstanding awards without the participants’ consent or violate our equity incentive plan’s prohibition on repricing. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-repricing provisions of the plan. Unless terminated sooner by our board of directors or extended with stockholder approval, our 2015 Equity Incentive Plan will terminate on the tenth anniversary of the adoption of the plan.

Certain U.S. Federal Income Tax Consequences

Parachute Limitation. Unless a recipient is party to another agreement that addressed Sections 280G and 4999 of the Code, to the extent any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the payment and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the payments and benefits without reduction but with the executive paying the excise tax liability.

Section 162(m). Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1.0 million in any tax year to its chief executive officer and certain other most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1.0 million deduction limit and therefore remains fully deductible by the company that pays it. We may take the deduction limitation under Section 162(m) into account when structuring and approving awards under our 2015 Equity Incentive Plan, which may constitute “performance-based compensation” that is not subject to the deductibility limitations of Section 162(m). However, we may approve compensation that will not meet these requirements. Our compensation committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Code if such limitation is not in the best interests of us and our stockholders.

Section 409A. We intend to administer our 2015 Equity Incentive Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code; however, we do not warrant that any award under our 2015 Equity Incentive Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. We will not be liable to any participant for any tax, interest, or penalties that such participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under our 2015 Equity Incentive Plan.

Indemnification and Limitation on Liability; Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made, or is threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessors in any of the capacities described above and any of our or our predecessors’ employees or agents.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into an indemnification agreement with each of our directors and executive officers that provides for indemnification to the maximum extent permitted under Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We intend to obtain a directors’ and officers’ insurance policy covering our directors and officers for any acts and omissions committed, attempted or allegedly committed by any director or officer during the policy period. The policy is subject to customary exclusions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding common stock, and all executive officers and directors, individually and as a group.

	Amount of Beneficial Ownership
	Immediately Prior to This Offering		Immediately After This Offering
Beneficial Owners	Number of Shares	Percent	Number of Shares(1)(2)	Percent
Dean Jernigan	1,000	100%	250,000	4.8%
Gregory W. Ward	—	—	—	*
Mark O. Decker	—	—	2,500	*
Howard A. Silver	—	—	2,500	*
Harry J. Thie	—	—	2,500	*
Sam J. Jenkins	—	—	2,500	*
All executive officers and directors as a group (6 persons)	1,000	100%	260,000	4.9%

*	Less than one percent.

(1)	Includes (a) shares held directly by Mr. Jernigan and shares owned by certain affiliates of Mr. Jernigan and (b) restricted shares to be issued to each of our independent directors upon consummation of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Prior to completion of this offering, we will enter into a management agreement with our external Manager, JCap Advisors, LLC. The Manager is wholly owned by our founder, Mr. Jernigan, and certain of his affiliates. The initial term of the management agreement will be five years, with up to a maximum of three, one-year extensions that end on the applicable anniversary of the completion of this offering. Our independent directors will review the Manager’s performance annually.

The management agreement will provide for the Manager to earn a Base Management Fee and an Incentive Fee. In addition, we will reimburse certain expenses of the Manager, excluding the salaries and cash bonuses of the Manager’s chief executive officer or chief financial officer. In the event that we terminate the management agreement per the terms of the agreement, there will be a termination fee due to the Manager. Finally, at the expiration of the management agreement, we will have the opportunity to purchase the assets and equity interests of the Manager. See “Our Manager and Management Agreement—Management Agreement.”

Our executive officers also serve as officers of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Risk Factors—Risks Related to Our Relationship With Our Manager and its Affiliates—There are various conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.”

Pursuant to the terms of the management agreement, the Manager will be responsible for (a) our day-to-day operations, (b) determining investment criteria and strategy in conjunction with the our Board of Directors, (c) sourcing, analyzing, originating, underwriting, structuring, and acquiring our portfolio investments, and (d) performing portfolio management duties. However, our executive officers also serve as executive officers of the Manager.

Purchases of Common Stock

In connection with our incorporation, Mr. Jernigan purchased 1,000 shares of our Common Stock for $1,000. In addition, Mr. Jernigan and certain of his affiliates are purchasing 250,000 shares of Common Stock in a private placement that is concurrent with this offering. Mr. Jernigan and his affiliates will pay the same price for shares in the private placement as investors who purchase shares in this offering. The 1,000 shares initially purchased by Mr. Jernigan will be repurchased by us upon consummation of this offering.

In addition to acquiring $5.0 million of our common stock in a private placement concurrently with this offering, Mr. Jernigan will agree to purchase, subject to certain conditions, over the next two years up to an additional $5.0 million of our common stock at prevailing market prices. Mr. Jernigan’s purchases are conditioned upon the exercise of stock options he owns for shares of the common stock of CubeSmart (NYSE: CUBE). Mr. Jernigan intends to enter into a Rule 10b5-1 plan that will provide for the exercise of a specified number of CubeSmart options when CubeSmart common stock attains certain prices, and a concurrent sale of such stock. The Rule 10b5-1 plan will then provide for the purchase of our common stock in the open market with the proceeds of the CubeSmart stock sales, less any taxes. The Rule 10b5-1 plan will expire on December 31, 2016, the date of expiration of the CubeSmart stock options, unless earlier terminated. There can be no assurance that the conditions to Mr. Jernigan’s future purchases will be met or that he will acquire any or all of the additional shares.

Equity-Based Awards

Our board of directors has adopted, and our initial stockholder approved, our 2015 Equity Incentive Plan for the purpose of attracting and retaining non-employee directors, executive officers, investment professionals and other key personnel and service providers, including officers and employees of our Manager and other affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. Our 2015 Equity Incentive Plan provides for the grant of stock options, share awards (including restricted common stock and restricted stock units), stock appreciation rights, dividend equivalent rights, performance awards, annual incentive cash awards and other equity-based awards, including LTIP units, which are convertible on a one-for-one basis into OP Units.

All employees of our Manager and other subsidiaries and affiliates, including our Operating Partnership, are eligible to receive awards under our 2015 Equity Incentive Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under our 2015 Equity Incentive Plan. Incentive stock options, however, are only available to our employees.

The maximum number of shares of our common stock that may be issued pursuant to awards under our 2015 Equity Incentive Plan is 200,000, which includes 2,500 restricted shares of our common stock to be granted to each of our independent directors concurrently with the completion of this offering, based on the midpoint of the range set forth on the cover of this prospectus, and 190,000 shares reserved for potential future issuance, subject to adjustment for stock splits, recapitalizations and other corporate transactions.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by Maryland law. Further, our charter generally authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Related Party Transaction Policies

Conflicts of Interest Policies

Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct.

However, our policies will be designed to eliminate or minimize potential conflicts of interest. A “conflict of interest” occurs when a director’s, officer’s or employee’s private interest interferes in any way, or appears to interfere, with our interests as a whole. Our board of directors plans to adopt a policy that prohibits personal conflicts of interest. This policy will provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to a supervisor or a member of our audit committee.

Our board of directors will adopt a written Related Person Transaction Policy. The purpose of this policy will be to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) we were, are, or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of ours, (ii) any person who is known to be the beneficial owner of more than 5% of our common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest. Under this policy, our audit committee will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the audit committee will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the audit committee determines in good faith. No member of the audit committee will be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between a company and a director or between the company and any other corporation or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the presence of that director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest and as to the transaction are disclosed to the board of directors or a committee of the board, and the board or committee in good faith authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest of the transaction are disclosed to the stockholders entitled to vote thereon, and the transaction is approved in good faith by vote of the stockholders, or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and certain terms of our articles or incorporation, or charter, and bylaws. For a complete description, we refer you to the MGCL and to our charter and bylaws. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our charter provides that we may issue up to 500 million shares of common stock, par value $0.01 per share, or common stock, and 100 million shares of preferred stock, $0.01 par value per share, or preferred stock. The number of shares outstanding as of March 13, 2015 is 1,000. Upon completion of this offering and the private placement with Mr. Jernigan and certain of his affiliates and the issuance of 10,000 restricted shares of our common stock to our independent directors upon consummation of this offering, there will be 5,260,000 shares of common stock issued and outstanding (assuming no exercise of the underwriters’ over-allotment option) and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

•

are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Power to Reclassify and Issue Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, will contain restrictions on the number of our shares of stock that a person may own. Our charter will provide that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the ownership limit.

Our charter will also prohibit any person from:

•

beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

•

transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

•

beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•

beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such guidelines or restrictions as it deems appropriate in connection with granting such exemption. In connection with granting a waiver of the ownership limit or creating an exempted holder limit or at any other time, our board of directors from time to time may increase or decrease the ownership limit, subject to certain exceptions.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent the violation of the foregoing restrictions, our articles of incorporation provides that the purported transfer in violation of the restrictions will be void. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds from the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds from the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be null and void, and the proposed transferee shall acquire no rights in those shares.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of our operating partnership, or the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the partnership agreement. See “Where You Can Find More Information.” For purposes of this section, references to “we” “our,” “us” and “our company” refer to Jernigan Capital, Inc. alone.

General

Our operating partnership is a Delaware limited partnership that was formed on March 5, 2015. We are the sole general partner of our operating partnership and, upon consummation of this offering, will own 100% of the limited partnership interests. Pursuant to the partnership agreement, subject to certain protective rights of the limited partners described below, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. Limited partners have no power to remove us as general partner without our consent.

We as general partner may not conduct any business without the consent of a majority of the limited partners other than in connection with: the ownership, acquisition and disposition of partnership interests; the management of the business of our operating partnership; our operation as a reporting company with a class of securities registered under the Exchange Act; the offering, sale syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities; and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures that the economic benefits and burdens of such property are otherwise vested in our operating partnership. We and our affiliates may also engage in any transactions with our operating partnership on such terms as we may determine in our sole and absolute discretion.

We, as the general partner, are under no obligation to give priority to the separate interests of our stockholders or the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on the one hand and the limited partners (including us) on the other, we, as the general partner, will endeavor in good faith to resolve the conflict in a manner that is not adverse to either our stockholders or the limited partners (including us). We, as the general partner are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners (including us) in connection with such decisions, unless we, as the general partner, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Operating Partnership Units

Interests in our operating partnership are denominated in units of limited partnership interest. Pursuant to the partnership agreement, our operating partnership has designated the following classes of units of limited partnership interest, or operating partnership units: OP units and LTIP units.

OP Units

Upon consummation of this offering, we will own 100% of the OP units. The general partner may cause our operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we, as the general partner, may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by our operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into our operating partnership.

LTIP Units

In the future, we, as the general partner, may cause our operating partnership to issue LTIP units to our independent directors, executive officers and certain other employees and persons who provide services to our operating partnership. These LTIP units will be subject to certain vesting requirements. In general, LTIP units are similar to OP units and will receive the same quarterly per-unit profit distributions as OP units. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with OP units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with OP units and therefore accrete to an economic value for the holder equivalent to OP units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into OP units, which in turn are redeemable by the holder for cash or, at our election, exchangeable for shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with OP units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero.

Management Liability and Indemnification

To the maximum extent permitted under Delaware law, neither we, in our individual capacity or in our capacity as the general partner, nor any of our directors and officers will be liable to our operating partnership or the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless such person acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. The partnership agreement provides for indemnification of the general partner, us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify such person if (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties as the general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us and our stockholders. We will be under no obligation to give priority to the separate interests of any limited partners of our operating partnership in deciding whether to cause our operating partnership to take or decline to take any actions. Limited partners of our operating partnership agree that in the event of a conflict in the duties owed by our directors and officers to us and our stockholders and the fiduciary duties owed by us, in our capacity as the general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

Limited partners of our operating partnership expressly acknowledge that we are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively.

Distributions

The partnership agreement provides that we, as the general partner, shall cause our operating partnership to make quarterly (or more frequent) distributions of all of its available cash (which is defined to be cash available for distribution as determined by us, as general partner) (i) first, with respect to any OP units that are entitled to any preference in accordance with the rights of such operating partnership unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP units (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units holding the same class or series of OP units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between the tax basis and the fair market value of the property at the time of contribution. Our operating partnership will allocate tax items to the holders of operating partnership units taking into consideration the requirements of Section 704(c) of the Code. See “Material U.S. Federal Income Tax Considerations.”

The general partner has sole discretion to ensure that allocations of income, gain, loss and deduction of our operating partnership are in accordance with the interests of the partners of our operating partnership as determined under the Code, and all matters concerning allocations of tax items not expressly provided for in the partnership agreement may be determined by the general partner in its sole discretion.

Redemption Rights

On or after 12 months after becoming a holder of OP units, each limited partner, other than us, will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of such units in exchange for a cash amount equal to the number of tendered units multiplied by the fair market value of a share of our common stock (determined in accordance with, and subject to adjustment under, the terms of the partnership agreement), unless the terms of such units or a separate agreement entered into between our operating partnership and the holder of such units provide that they do not have a right of redemption or provide for a shorter or longer period before such holder may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the tenth business day after we receive a notice of redemption, we may, as the general partner, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered units in exchange for cash or shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to anti-dilution adjustments provided in the partnership agreement). If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our stockholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its right to redeem its OP units, regardless of the length of time such limited partner has held its OP units.

Transferability of Operating Partnership Units; Extraordinary Transactions

The general partner generally is not able to withdraw voluntarily from our operating partnership or transfer any of its interest in our operating partnership unless the transfer is: (i) to our affiliate; (ii) to a wholly owned subsidiary of the general partner or the owner of all of the ownership interests of the general partner; or (iii) otherwise expressly permitted under the partnership agreement.

The partnership agreement permits us, as the general partner, to engage in a merger, consolidation or other combination, or sale of substantially all of our assets if:

•

following the consummation of such transaction, substantially all of the assets of the surviving entity are owned directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with our operating partnership; or

•

as a result of such transaction all limited partners will receive, or will have the right to receive, for each operating partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of operating partnership units shall be given the option to exchange such units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without the prior written consent of the general partner, which consent may be withheld in our sole and absolute discretion. Except with the general partner’s consent to the admission of the transferee as a limited partner, transferees shall not have any rights by virtue of the transfer other than the rights of an assignee and will not be entitled to vote or effect a redemption with respect to their operating partnership units in any matter presented to the limited partners for a vote. The general partner will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by in our sole and absolute discretion.

Issuance of Our Stock and Additional Partnership Interests

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we generally are obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance of our stock to our operating partnership in exchange for, in the case of common stock, OP units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, the general partner may cause our operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we, as the general partner, may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by our operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into our operating partnership.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership and has certain other rights relating to tax matters. Accordingly, as the general partner and tax matters partner, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of our operating partnership commenced on March 5, 2015 and will continue perpetually, unless earlier terminated in the following circumstances:

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a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•

an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•

the occurrence of any sale or other disposition of all or substantially all of the assets of our operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership;

•	the redemption (or acquisition by the general partner) of all operating partnership units that we have authorized other than those held by us; or

•

the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by the general partner or by any limited partner holding 25% or more of the percentage interest of OP units designated as Class A Units. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	conversion of a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•	modification of the limited liability of a limited partner;

•	alteration or modification of the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

•	alteration or modification of the redemption rights provided by the partnership agreement; or

•	alteration or modification of the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we, as the general partner, have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to the general partner’s obligations or surrender any right or power granted to the general partner or any of its affiliates for the benefit of the limited partners;

•

reflect the admission, substitution, or withdrawal of partners or the termination of our operating partnership in accordance with the partnership agreement and to cause our operating partnership or our operating partnership’s transfer agent to amend its books and records to reflect our operating partnership unit holders in connection with such admission, substitution or withdrawal;

•

reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with the law or with the provisions of the partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•

set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional operating partnership units issued or established pursuant to the partnership agreement;

•

reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT, to satisfy the REIT requirements or to reflect the transfer of any operating partnership units between us and any qualified REIT subsidiary or entity that is disregarded as an entity separate from us for U.S. federal income tax purposes;

•

modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•	issue additional partnership interests;

•

impose restrictions on the transfer of operating partnership units if we receive an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any federal or state securities laws or regulations applicable to our operating partnership or our operating partnership units;

•

reflect any other modification to the partnership agreement as is reasonably necessary for our business or operations or those of our operating partnership and which does not otherwise require the consent of each partner adversely affected; and

•	reflect an increase or decrease in the amount that a limited partner is obligated to contribute to our operating partnership upon the occurrence of certain events.

Certain provisions affecting the general partner’s rights and duties (e.g., restrictions relating to certain extraordinary transactions involving us, the general partner or our operating partnership) may not be amended without the approval of the holders of a majority of our operating partnership units (excluding operating partnership units held by us).

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 5,260,000 outstanding shares of our common stock (6,010,000 shares if the underwriters’ over-allotment option is exercised in full), including 5,000,000 shares issued in this offering (5,750,000 shares if the underwriters’ over-allotment option is exercised in full), 250,000 shares of our common stock to be issued in a concurrent private placement to Mr. Jernigan and certain of his affiliates, and 10,000 restricted shares of our common stock to be issued to our independent directors upon consummation of this offering.

Of these shares, the 5,000,000 shares sold in this offering (5,750,000 shares if the underwriters’ over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining shares of common stock issued to Mr. Jernigan in the concurrent private placement and the independent directors pursuant to the 2015 Equity Incentive Plan will be “restricted securities” as provided in Rule 144.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to Our Common Stock—Common stock eligible for future sale may have adverse effects on our share price”.

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer”.

Lock-Up Agreements

We will agree with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Raymond James & Associates, Inc., for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

Our officers, directors and our Manager have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Raymond James & Associates, Inc., for a period of 180 days after the date of this prospectus. We are not a party to this agreement.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or of Maryland law. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased by our board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless our bylaws are amended, more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Except as described below, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

•	the number of directors may be fixed only by vote of the directors;

•

a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•

the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. In addition, without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors and (3) require, unless called by our chairman, our president and chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Amendment to Our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain amendments related to the removal of directors and the restrictions on ownership and transfer of our stock and the vote required to amend those provisions (which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Appraisal Rights

Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution of Our Company

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, our president and chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

•	supermajority vote and cause requirements for removal of directors;

•

requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

•	provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•	the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

•	the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

•	the restrictions on ownership and transfer of our stock; and

•	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed, or the business combination is not approved by our board of directors, or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our Predecessor in any of the capacities described above and to any employee or agent of our company or our Predecessor.

We have entered into an indemnification agreement with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Restrictions on Ownership and Transfer

Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of our stock. For a more detailed description of this and other restrictions on ownership and transfer of our stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a REIT. As used in this section, the terms “we” and “our” refer solely to Jernigan Capital, Inc. and not to our subsidiaries and affiliates, which have not elected to be taxed as REITs for U.S. federal income tax purposes.

This discussion does not exhaust all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does this discussion address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons subject to the alternative minimum tax, persons holding our stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “—Taxation of Non-U.S. Holders”) and other persons subject to special tax rules. Moreover, this summary assumes that our stockholders hold our common stock as a “capital asset” for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current U.S. federal income tax laws, including the Code, the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the U.S. federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We were incorporated on October 1, 2014 as a Maryland corporation. We have elected to be taxed as a pass-through entity under subchapter S of the Code, but intend to revoke our S election prior to the completion of this offering. We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurances can be provided regarding our qualification as a REIT because such qualification depends on our ability to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which will depend, in part, on our operating results.

The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

In connection with this offering, Morrison & Foerster LLP will render an opinion that, commencing with our taxable year ending December 31, 2015, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2015 and thereafter. Investors should be aware that Morrison & Foerster LLP’s opinion will be based on the U.S. federal income tax laws governing qualification as a REIT as of the date of such opinion, which will be subject to change, possibly on a retroactive basis, will not be binding on the IRS or any court, and will speak only as of the date issued. In addition, Morrison & Foerster LLP’s opinion will be based on customary assumptions and will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve, among other things, the percentage of our gross income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership and the percentage of our earnings that we distribute. Morrison & Foerster LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Morrison & Foerster LLP’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Failure to Qualify” below.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders because we will be entitled to a deduction for dividends that we pay. Such tax treatment avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. However, we will be subject to U.S. federal income tax in the following circumstances:

•

We will be subject to U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to corporate “alternative minimum tax.”

•

We will be subject to tax, at the highest U.S. federal corporate income tax rate, on net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

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We will be subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless maintain our qualification as a REIT because we meet certain other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

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If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

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If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest U.S. federal corporate income tax rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	The earnings of our subsidiary entities that are C corporations, including TRSs, will be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

A REIT is a corporation, trust or association that satisfies each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;

(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e., the REIT provisions;

(4)	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;

(5)	At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

(6)	Not more than 50% in value of its outstanding stock or shares of beneficial interest are owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year;

(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws;

(9)	It meets certain other requirements described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income;

(10)	It has no undistributed earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must satisfy requirements 1 through 4, and 8 during our entire taxable year and must satisfy requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 apply to us beginning with our 2016 taxable year. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we will issue sufficient stock with enough diversity of ownership to allow us to satisfy requirements 5 and 6 above. In addition, our charter provides for restrictions regarding the ownership and transfer of shares of our capital stock. The restrictions in our charter are intended, among other things, to assist us in satisfying requirements 5 and 6 described above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.

For purposes of requirement 8, we have adopted December 31 as our year end for U.S. federal income tax purposes, and thereby satisfy this requirement.

Qualified REIT Subsidiaries. A “qualified REIT subsidiary” generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a TRS. A corporation that is a “qualified REIT subsidiary” is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for U.S. federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under U.S. federal income tax laws, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. We own various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as our assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.

An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the entity.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

We may from time to time be a limited partner or non-managing member in a partnership or limited liability company. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries. A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs. The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a TRS. However, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Unlike a qualified REIT subsidiary, the separate existence of a TRS is not ignored for U.S. federal income tax purposes and a TRS is a fully taxable corporation subject to U.S. federal corporate income tax on its earnings. We will not be treated as holding the assets of any TRS or as receiving the income earned by any TRS. Rather, we will treat the stock issued by any TRS as an asset and will treat any dividends paid to us from any TRS as income. This treatment may affect our compliance with the gross income tests and asset tests.

Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Dividends paid to us from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders and may affect our compliance with the gross income tests and asset tests.

A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or other services that would give rise to income that would not qualify under the REIT rules, or the ownership of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transactions.”

Gross Income Tests

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property (as described below);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these.

Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. For example, gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” and gross income attributable to cancellation of indebtedness, or “COD,” income will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. For purposes of the 75% and 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income. We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all time with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Dividends. Our share of any dividends received from any corporation (including dividends from any TRS that we may form, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date the REIT agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan balance exceeds the applicable value of the real estate that secures the loan.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Under the applicable Treasury Regulation (referred to as the “interest apportionment regulation”), if we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a mortgage loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In Revenue Procedure 2014-51, the IRS interpreted the “principal amount” of the loan for purposes of that test to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount (discussed below) as interest rather than principal.

We believe that all of the mortgage loans that we will acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment rules and Revenue Procedure 2014-51 (to the extent it addresses interest apportionment) will not apply to our mortgage loans. Nevertheless, if the IRS were to assert successfully that our mortgage loans were secured by other property, then depending upon the value of the real property securing our residential mortgage loans and their face amount, and the sources of our gross income generally, we might not be able to satisfy the 75% income test.

Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. If we modify our mortgage loans in the future, no assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent we significantly modify a mortgage loan in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. If the fair market value of the real property securing a loan has decreased, a portion of the interest income from the loan would not be qualifying income for the 75% gross income test and a portion of the value of the loan would not be a qualifying asset for purposes of the 75% asset test.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets (“liability hedge”). A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “—Asset Tests”) or we enter into derivative transactions that are not liability hedges or we fail to satisfy the identification requirements with respect to a hedging transaction, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but we cannot assure you that we will be able to do so. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income. We may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees, including certain amounts received in connection with mortgage servicing rights to the extent that we service mortgage loans for third parties, generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, like other income earned by a TRS, will not be included in the REIT’s gross income for purposes of the gross income tests.

Rents from Real Property. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. Further, the rent from a particular property does not qualify as “rents from real property” if (i) the rent is considered based on the income or profits of the tenant, (ii) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries or (iii) we furnish non-customary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets. To avoid the 100% prohibited transaction tax on the sale of dealer property by a REIT, we intend to dispose of any asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business” by either contributing or selling the asset to a TRS prior to marketing the asset for sale or otherwise structuring the transaction so that it does not give rise to dealer gain. However, if we sell a First Mortgage Loan through a TRS, it is possible that gain from the sale of the loan will be recharacterized as though we sold the loan directly. Even if the sale of a loan by a TRS is not recharacterized, any gain on the sale by the TRS will be subject to regular corporate income tax. In addition, we may originate loans through our TRS.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and investments in money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

For purposes of these assets tests, we are treated as holding our proportionate share of our operating partnership’s assets. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or MBS that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•

“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-“straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property;”

•	certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

•	any security (including debt securities) issued by another REIT;

•

any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or

•

any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

Derivative instruments generally are not qualifying assets for purposes of the 75% asset test. Thus, interest rate swaps, futures contracts, and other similar instruments that are used in “hedging transactions” as defined in “—Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test.

We intend to originate loans secured by self-storage facilities in a manner that will enable us to satisfy each of the asset tests described above. However, we cannot assure you that we will be able to satisfy the asset tests described above. We will monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.

If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification so long as:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.

We believe that the assets that we may hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Equity Participations

Some of our mortgage loans may include an equity participation feature, including a percentage interest in certain future cash flows, refinance proceeds or sale proceeds. In certain cases, it may be unclear whether a mortgage loan with equity participation features is properly classified as a debt instrument issued by the borrower or an equity interest for federal income tax purposes. We intend to structure our mortgage loans with equity participations so that if the mortgage loan is treated as a debt instrument issued by a borrower for U.S. federal income tax purposes it is a “qualifying” asset for purposes of the REIT 75% asset test and produces qualifying income for purposes of the REIT 75% income test. However, if a loan with an equity participation is recharacterized as an equity interest in the borrower our deemed equity interest in the borrower will represent an interest in the borrower’s assets and income for federal income tax purposes. In that event, the mortgage loan agreement will contain covenants requiring the borrower to only hold qualifying assets (other than de minimus amounts) for purposes of the 75% asset test and only earn qualifying income (other than de minimus amounts) for purposes of the 75% income test. Therefore, if a mortgage loan represents an equity interest in the borrower, treatment of our equity interest in the borrower as representing qualifying assets for purposes of the 75% asset test and qualifying income for purposes of the 75% gross income test will depend on the borrower’s compliance with covenants in the loan agreement. Alternatively, we may hold loans with equity participations through a TRS, in which case income derived from the loan may be subject to U.S. federal, state or local income tax. If any equity participation (other than an equity participation held by a TRS) is recharacterized as an equity interest, or if any equity participation were to cause interest payments on our loans to be income other than qualifying REIT income, we may be required to pay an excise tax on the amount of non-qualified income or we may be disqualified as a REIT.

Some of our equity participations will be structured as preferred equity interests in our borrowers. For purposes of the REIT asset and income tests, our preferred equity interest in a borrower that is a partnership for federal income tax purposes will represent an interest in the borrower’s assets and income. We intend to obtain covenants from borrowers in which we own a preferred equity interest that require the borrower to only hold qualifying assets (other than de minimis amounts) for purposes of the REIT 75% asset test and only earn qualifying income (other than de minimis amounts) for purposes of the REIT 75% and 95% income tests. If a borrower does not comply with such covenants, our ability to qualify as a REIT could be adversely affected. Alternatively, we may hold preferred equity interests in borrowers through a TRS, in which case income derived from the preferred equity interest may be subject to U.S. federal, state or local income tax.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of:

•	90% of our REIT taxable income computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares within a particular class and (ii) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. See “—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders on Distributions on Shares.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above.

We intend to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	If we sell property at a loss to a related party, including a TRS, such loss may be suspended until the TRS disposes of the property to an unrelated buyer.

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow with respect to our investments that are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•

We may engage in foreclosures or other transactions that result in the conversion of non-performing mortgage loans to real property. Such transactions could also give rise to taxable income without a corresponding receipt of cash.

•

We may acquire investments that are treated as having “market discount” for U.S. federal income tax purposes, because the investments are debt instruments that we acquire for an amount less than their principal amount. We do not intend to elect to recognize market discount currently. Under the market discount rules, we may be required to treat portions of gains on sale of market discount bonds as ordinary income and may be required to include some amounts of principal payments received on market discount bonds as ordinary income. The recognition of market discount upon receipt of principal payments results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax or the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds, sell assets or make taxable distributions of our shares or debt securities. Additionally, equity participation features included in some of our loans may result in a loan being treated as a “contingent payment debt instrument” for federal income tax purposes. If any of our loans are treated as contingent payment debt instruments, we will be required to accrue income on the loan at the borrower’s “comparable yield,” which may be greater than the payments of cash interest on the loan in a given taxable year. Furthermore, any income that is received from the loan, including income attributable to our equity participation in appreciation in the property securing the loan, will be characterized as ordinary income and not as capital gain.

We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS issued a revenue procedure creating a temporary safe harbor authorizing publicly traded REITs to make elective cash/shares dividends, but that safe harbor has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Our Operating Partnership

Our operating partnership currently is disregarded as a separate entity for U.S. federal income tax purposes because it is wholly owned by Jernigan Capital, Inc. We may issue OP Units in the future to third party partners, at which time our operating partnership will be treated as a partnership for tax purposes

Under the Code, a partnership generally is not subject to U.S. federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.

As noted above, at such time as our operating partnership will be treated as a partnership for tax purposes, for purposes of the REIT income and asset tests, we will be treated as receiving or holding our proportionate share of our operating partnership’s income and assets, respectively. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.

The discussion above assumes that our operating partnership is treated as a “partnership” for U.S. federal income tax purposes at such time as it is no longer disregarded as a separate entity for tax purposes. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. We intend to comply with one or more exceptions to treatment of our operating partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Taxation of U.S. Holders

The term “U.S. holder” means a beneficial owner of our shares of common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares of common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our shares of common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our shares of common stock by the partnership.

Taxation of Taxable U.S. Holders on Distributions on Shares. As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. Dividends paid to a U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 20% tax rate for “qualified dividend income.”

The maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income.

As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares of common stock become ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. holder generally will take into account distributions that we properly designate as capital gain dividends as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our shares of common stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s shares of common stock. Instead, the distribution will reduce the adjusted basis of such shares of common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her shares of common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—Distribution Requirements.”

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our shares of common stock will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our shares of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common shares at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such shares of common stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease.

Taxation of Taxable U.S. Holders on the Disposition of Shares. In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the U.S. holder has held such shares of common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of shares of common stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our shares of common stock may be disallowed if the U.S. holder purchases our shares of common stock (or substantially similar shares of common stock) within 30 days before or after the disposition.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our shares of common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 39.6%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of our shares. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Withholding. We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status.

Taxation of Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of our shares of common stock that is not a U.S. holder or a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our shares of common stock, including any reporting requirements.

For most non-U.S. holders, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. holders to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not.

A non-U.S. holder that receives a distribution from us that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares of common stock. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced rate, or

•	the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from us that are not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in our shares of common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).

A non-U.S. holder will not incur tax on a distribution on the shares of common stock in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of its shares of common stock. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its shares of common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares of common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the U.S. federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or MBS. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.

Capital gain distributions on our shares of common stock that are attributable to our sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, if (i) our shares of common stock are “regularly traded” on an established securities market in the United States and (ii) the non-U.S. holder does not own more than 5% of our shares of common stock during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be treated as being regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 5% of our common stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our shares of common stock as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We may be a United States real property holding corporation based on our investment strategy. In that case, gains from the sale of our shares of common stock by a non-U.S. holder could be subject to a FIRPTA tax. However, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our shares of common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons.

If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if (i) our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (ii) the non-U.S. holder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of shares of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our shares of common stock.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a stockholder), unless such institution enters into an agreement with Treasury to collect and provide to Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a stockholder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to a Withholdable Payment, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common shares.

State, Local and Foreign Taxes

We and/or our subsidiaries and common stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we, our subsidiaries, or our common stockholders transact business, own property or reside. We or our subsidiaries may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of us and our common stockholders may differ from the U.S. federal income tax treatment of us and our common stockholders described above. Consequently, common stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in our shares of common stock.

UNDERWRITING

Raymond James & Associates, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Operating Partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Raymond James & Associates, Inc.
Robert W. Baird & Co. Incorporated
Wunderlich Securities, Inc.
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and our Operating Partnership have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $         per share to other dealers. After this offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount(1)
Proceeds, before expenses, to us	$	$	$

(1)	Includes a structuring fee payable to Raymond James & Associates, Inc. equal to 0.75% of the gross proceeds of this offering.

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately $1.2 million. We will reimburse the underwriters for certain reasonable out-of-pocket expenses not to exceed $25,000 in the aggregate.

In addition, subject to FINRA Rule 5110(f)(2)(E), we have granted a right of first refusal to the representative with respect to certain transactions within 18 months following the earlier of (i) September 19, 2015 or (ii) the termination of the engagement with the representative, subject to certain limitations. FINRA deems this right of first refusal to be an additional item of compensation received by the underwriters. The representative has agreed to waive the right of first refusal upon consummation of this offering.

Over-Allotment Option

We have granted an option to the underwriters to purchase up to 750,000 additional shares of our common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

Purchase by Directors, Officers and Certain Other Persons

At our request, the underwriters have reserved 250,000 of the shares of our common stock offered by this prospectus for sale to our directors, officers, our manager and certain other persons associated with us at the public offering price set forth on the cover page of this prospectus. These persons must commit to purchase from an underwriter or selected dealer at the same time as the general public. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares of our common stock. Any reserved shares of our common stock purchased by our directors or executive officers or by other persons in this offering will be subject to the lock-up agreements described below. We are not making loans to any of our directors, officers or other persons to purchase such shares of our common stock.

No Sales of Similar Securities

We, our executive officers, directors and director nominees and certain employees of our Manager have agreed with the underwriters not to offer, sell, transfer or otherwise dispose of any common stock or any securities convertible into or excercisable or, exchangeable for, exercisable for, or repayable with common stock, for a period of 180 days after the date of this prospectus without first obtaining the written consent of the representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	file or cause to be filed any registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that either (1) during the last 17 days of the 180-day lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, then in each case the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or announcement of the material news or the occurrence of the material event.

Raymond James & Associates, Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice with or without notice; provided, however, that if the release is granted for one of our officers or directors, Raymond James & Associates, Inc. on behalf of the underwriters, agrees that at least three business days before the effective date of the release or waiver, Raymond James & Associates, Inc., on behalf of the underwriters, will notify us of the impending release or waiver, and (ii) we are obligated to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

Listing

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “JCAP.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that after this offering our common stock will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 10% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus may be available on the websites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

We will pay Raymond James & Associates, Inc. a structuring fee equal to 0.75% of the gross proceeds of this offering, or $     (or $     if the underwriters exercise their option to purchase additional shares) in connection with this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Morrison & Foerster LLP, Washington, D.C. Morrison & Foerster LLP will also pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Greenburg Traurig LLP, New York, New York.

EXPERTS

The balance sheet included in this prospectus and elsewhere in the registration statement has been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.jernigancapital.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.

AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT AND WILL FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SEC. THESE PERIODIC REPORTS AND OTHER INFORMATION WILL BE AVAILABLE FOR INSPECTION AND COPYING AT THE SEC’S PUBLIC REFERENCE FACILITIES AND THE WEBSITE OF THE SEC REFERRED TO ABOVE

INDEX TO THE FINANCIAL STATEMENTS OF

JERNIGAN CAPITAL, INC.

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholder

Jernigan Capital, Inc.

We have audited the accompanying balance sheet of Jernigan Capital, Inc. (a Maryland corporation in the Development Stage) (the “Company”) as of December 31, 2014. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Jernigan Capital, Inc. as of December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 20, 2015

JERNIGAN CAPITAL, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

December 31, 2014

ASSETS:
Unrestricted Cash	$1,000
Restricted Cash	15,000

Total Assets	$16,000

LIABILITIES:
Customer Due Diligence Deposits	$15,000

Total Liabilities	15,000

STOCKHOLDERS EQUITY:
Common Stock, $0.01 par value, 1000 shares authorized, issued and outstanding	10
Additional Paid-In Capital	990

Total Stockholders Equity	1,000

Total Liabilities and Stockholders Equity	$16,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

JERNIGAN CAPITAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO BALANCE SHEET

December 31, 2014

1.	ORGANIZATION AND FORMATION OF THE COMPANY

Jernigan Capital, Inc. (the “Company”) was organized in Maryland on October 1, 2014. Under the Articles of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock.

The Company intends to conduct an initial public offering of common stock, which is anticipated to be finalized in the first quarter of 2015. Proceeds from the offering will be used primarily to acquire real estate loans and securities which are to be initially originated by JCap Advisors LLC, the Company’s manager (hereafter referred to as the “Manager”). The Company will be subject to the risks involved with commercial real estate finance. These include, among others, the risks normally associated with changes in the general economic climate, creditworthiness of borrowers, competition for borrowers, changes in tax laws, interest rate levels, and the availability of financing. The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code.

The sole stockholder of the Company is an affiliate of the Company. The founder’s initial capital contribution to the Company was $1,000, made on October 2, 2014.

2.	BASIS OF PRESENTATION

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Substantially all operations will be conducted through an Operating Partnership to be 100% owned by the Company as the sole General Partner. As of December 31, 2014, the Company is considered a Development Stage Company and has not commenced substantial operations; accordingly, no statement of income or statement of cash flows is presented. Additionally, the Operating Partnership has not been formed.

3.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates,

Underwriting Commissions and Costs

Underwriting commissions and costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in capital.

Organization Costs

Costs incurred to organize the Company will be expensed as incurred. As of December 31, 2014, the founder has incurred $100,796 of organization and offering costs on behalf of the Company, as well as $355,722 of unbilled legal expenses. These organization costs incurred by the founder are not recorded on the balance sheet of the Company. Upon successful completion of the initial public offering, the founder will seek reimbursement from the Company for these costs.

JERNIGAN CAPITAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO BALANCE SHEET

December 31, 2014

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and are net of unearned discount, unearned loan fees and an allowance for loan losses. The allowance for loan losses will be established through a provision for loan losses charged to expense in accordance with FASB Topic ASC 310, “Receivables.” Loan principal considered to be uncollectible by management is charged against the allowance for loan losses. The allowance will be an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible based upon an evaluation of known and inherent risks in the loan portfolio. The evaluation will take into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans and current economic conditions which may affect the borrowers’ ability to pay.

In connection with the Company’s lending activities, management may also originate certain acquisition, development, and construction loans with certain participation arrangements that will be accounted for under FASB ASC Topic 310-10-25, Receivables.

Interest income will accrue as earned on a simple interest basis. Accrual of interest will be discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. The Company will recognize income on impaired loans when they are placed into non-accrual status on a cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company will not recognize income on such loans. When a loan is placed on non-accrual status, all accumulated accrued interest receivable applicable to periods prior to the current year is charged off to the allowance for loan losses. Interest that had accrued in the current year is reversed out of current period income.

The allowance for loan losses will represent management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses will be increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable will be charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The evaluation of the adequacy of the allowance for loan losses includes, among other factors, an analysis of historical loss rates and environmental factors by category, applied to current loan totals. However, actual losses may be higher or lower than historical trends, which vary. Actual losses on specified problem loans, which also are provided for in the evaluation, may vary from those estimated loss percentages, which are established based upon a limited number of potential loss classifications.

A loan will be considered impaired when, based on current information and events; it is probable that the loan will not be collected according to the contractual terms of the loan agreement. Factors to be considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments

JERNIGAN CAPITAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO BALANCE SHEET

December 31, 2014

when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment will be measured on a loan by loan basis for all impaired loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance for loan losses will be established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

Fair Value Measurement

Under FASB ASC Topic 820, “Fair Value Measures and Disclosures,” the fair value of financial instruments will be categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the balance sheet will be categorized based on the inputs to the valuation techniques as follows:

Level 1	—	Quoted prices for identical assets or liabilities in an active market.

Level 2	—	Financial assets and liabilities whose values are based on the following: (i) Quoted prices for similar assets or liabilities in active markets; (ii) Quoted prices for identical or similar assets or liabilities in non-active markets; (iii) Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3	—	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

As of December 31, 2014, the Company’s only financial instrument was cash, the fair value of which was estimated to approximate its carrying amount.

Restricted Cash

The Company’s restricted cash balance at December 31, 2014 includes a customer due diligence deposit received in connection with a prospective loan.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

JERNIGAN CAPITAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO BALANCE SHEET

December 31, 2014

In accordance with FASB ASC Topic 815, “Derivatives and Hedging,” management will measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record such amounts in the Company’s balance sheet as either an asset or liability. For derivatives designated as fair value hedges, derivatives not designated as hedges, or for derivatives designated as cash flow hedges associated with debt for which management elected the fair value option under FASB ASC Topic 825, “Financial Instruments”, the changes in fair value of the derivative instrument will be recorded in earnings. For derivatives designated as cash flow hedges, the changes in the fair value of the effective portions of the derivative will be reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges will be recognized in earnings.

Variable Interest Entities

A Variable Interest Entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. Management will base the qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. Management will reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. Management will determine whether the Company is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the Company’s business activities and the other interests. Management reassesses the determination of whether the Company is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.

Management will analyze and evaluate new investments and financings to determine whether they are a VIE, as well as reconsideration events for existing investments and financings, which may vary depending on type of investment or financing.

Recent Accounting Pronouncements

In January 2014, FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Sub Topic 310-40)—Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure. This ASU clarifies when an in substance repossession or

JERNIGAN CAPITAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO BALANCE SHEET

December 31, 2014

foreclosure occurs and requires disclosure of the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. ASU 2014-04 is effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. The adoption of this guidance is not expected to have a material impact on future results of operations or financial condition.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities: Elimination of Certain Financial Reporting Requirements, Including Amendment to Variable Interest Entities Guidelines in Topic 810, Consolidation. The standard will eliminate the reporting requirements for certain disclosures for development stage entities. Public entities are required to apply the presentation and disclosure requirements for annual reporting periods beginning on or after December 15, 2014. The revised consolidated standards are effective for annual reporting periods beginning on or after December 15, 2015. Early application is permitted. The Company is evaluating the impact of this standard on its financial statements.

Income Taxes

The Company intends to elect to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2015. Accordingly, the Company will generally not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and share ownership tests are met. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements.

4.	RELATED PARTY TRANSACTIONS

Prior to completion of this offering, the Company will enter into a management agreement with its external Manager, JCap Advisors, LLC (the “Manager”). Pursuant to the terms of the management agreement, the Manager will be responsible for (a) the Company’s day-to-day operations, (b) determining investment criteria and strategy in conjunction with the Company’s Board of Directors, (c) sourcing, analyzing, originating, underwriting, structuring, and acquiring the Company’s portfolio investments, and (d) performing portfolio management duties. The Manager’s performance will be reviewed annually by the Company’s independent Board of Directors. In addition, the Manager will have an Investment Committee that will ensure that the Manager complies with the Company’s investment guidelines, investment strategy, and financing strategy.

The initial term of the management agreement will be five years, with up to a maximum of three, one-year extensions that end on the applicable anniversary of the completion of this offering. The Company’s independent directors will review the Manager’s performance annually. Following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of the Company’s independent directors based upon: (a) the Manager’s unsatisfactory performance that is materially detrimental to the Company; or (b) the Company’s determination that the management fees payable to the Manager are not fair, subject to the Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed

JERNIGAN CAPITAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO BALANCE SHEET

December 31, 2014

to by at least two-thirds of the independent directors. The Company will provide its Manager with 180 days’ prior notice of such a termination. Upon such a termination, the Company will pay the Manager a termination fee.

The Company also may terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days’ prior written notice from the board of directors, for cause. “Cause” is defined as: (i) the Manager’s continued breach of any material provision of the management agreement following a prescribed period; (ii) the occurrence of certain events with respect to the bankruptcy or insolvency of the Manager; (iii) a change of control of the Manager that a majority of the Company’s independent directors determines is materially detrimental to the Company; (iv) the Manager committing fraud against the Company, misappropriating or embezzling the Company’s funds, or acting grossly negligent in the performance of its duties under the management agreement; (v) the dissolution of the Manager; (vi) the Manager fails to provide adequate or appropriate personnel that are reasonably necessary for the Manager to identify investment opportunities for the Company and to manage and develop the Company’s investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied; (vii) the Manager is convicted (including a plea of nolo contendere) of a felony; or (viii) the departure of Mr. Jernigan from the senior management of the Manager during the term of the management agreement.

The Manager may terminate the management agreement if the Company becomes required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case the Company would not be required to pay the Manager a termination fee. The Manager may also decline to renew the management agreement by providing the Company with 180 days’ written notice, in which case the Company would not be required to pay a termination fee.

The management agreement will provide for the Manager to earn a Base Management Fee and an Incentive Fee. In addition, the Company will reimburse certain expenses of the Manager, excluding the salaries and cash bonuses of the Manager’s chief executive officer or chief financial officer. In the event that the Company terminates the management agreement per the terms of the agreement, there will be a termination fee due to the Manager. Finally, at the expiration of the management agreement, the Company will have the opportunity to purchase the assets and equity interests of the Manager.

5.	SUBSEQUENT EVENTS

There have been no subsequent events requiring disclosure through February 20, 2015, except as follows. In January and February 2015 the Company entered into term sheet agreements to provide $100.7 million in Loans. These term sheet agreements are for twelve (12) properties in six (6) states (CT, FL, LA, MA, MI and NC). Ten of the Loans are Development Loans, while two are Stabilized Asset Loans. The term sheet agreements are subject to entry into definitive agreements that will include customary closing conditions, and there can be no assurance that the loans will close on the terms anticipated, or at all.

These twelve loans are combined with a term sheet for a $9 million Development Loan in Denver, Colorado, for which a term sheets was entered into in December 2014 for a total Initial Portfolio of approximately $109.6 million.

5,000,000 Shares

Common Stock

PROSPECTUS

RAYMOND JAMES

BAIRD

WUNDERLICH SECURITIES

Until                     , 2015 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as soliciting dealers with respect to their unsold allotments or subscriptions.

                    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee, the NASD filing fee and the NYSE listing Fee are estimates.

SEC registration fee	$13,363
FINRA filing fee	17,000
NYSE listing fee	125,000
Printing and engraving expenses	225,000
Transfer Agent and Registrar Fees	7,500
Legal fees and expenses	700,000
Accounting fees and expenses	50,000
Miscellaneous	12,137

Total	$1,150,000

All expenses, except the SEC registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32. Sales to Special Parties

On October 1, 2014, we issued 1,000 shares of our common stock to Dean Jernigan, our Chairman, President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We expect to repurchase these shares for $1,000 upon completion of this offering.

Item 33. Recent Sales of Unregistered Securities

On October 1, 2014, we issued 1,000 shares of our common stock to Dean Jernigan, our Chairman, President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We expect to repurchase these shares for $1,000 upon completion of this offering.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in any of the foregoing capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to a proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Company has also agreed to indemnify its directors and executive officers to the maximum extent permitted by Maryland law, and pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement:

(b)	Exhibits. The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Articles of Amendment and Restatement of the Registrant.*

3.2	Amendment and Restated Bylaws of the Registrant.*

4.1	Form of Certificate for Common Stock.

5.1	Opinion of Morrison & Foerster LLP relating to the legality of the securities being registered.*

8.1	Opinion of Morrison & Foerster LLP regarding tax matters.*

10.1	Form of Private Placement Purchase Agreement.*

10.2	Management Agreement between Jernigan Capital, Inc. and JCap Advisors, LLC.*

10.3	Amended and Restated Agreement of Limited Partnership of Jernigan Capital Operating Partnership LP.*

10.4	2015 Equity Incentive Plan.

10.5	Form of Restricted Stock Award Agreement for Directors.

10.6	Form of Indemnification Agreement between Jernigan Capital, Inc. and each of its directors and officers.

21.1	Subsidiaries of the Registrant.

23.1	Grant Thornton LLP.

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).*

23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 8.1).*

*	To be filed by amendment.

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 13, 2015.

JERNIGAN CAPITAL, INC.

By:	/s/ Dean Jernigan
	Name:	Dean Jernigan
	Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints each of Dean Jernigan and Gregory W. Ward his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dean Jernigan Dean Jernigan	President and Chief Executive Officer (Principal Executive Officer)	March 13, 2015

/s/ Gregory W. Ward Gregory W. Ward	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 13, 2015

/s/ Mark O. Decker Mark O. Decker	Director	March 13, 2015

/s/ Sam J. Jenkins Sam J. Jenkins	Director	March 13, 2015

/s/ Howard A. Silver Howard A. Silver	Director	March 13, 2015

/s/ Harry J. Thie Harry J. Thie	Director	March 13, 2015

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Articles of Amendment and Restatement of the Registrant*

3.2	Amended and Restated Bylaws of the Registrant*

4.1	Form of Certificate for Common Stock.

5.1	Opinion of Morrison & Foerster LLP relating to the legality of the securities being registered.*

8.1	Opinion of Morrison & Foerster LLP regarding tax matters.*

10.1	Form of Private Placement Purchase Agreement.*

10.2	Management Agreement between Jernigan Capital, Inc. and JCap Advisors, LLC.*

10.3	Amended and Restated Agreement of Limited Partnership of Jernigan Capital Operating Partnership LP.*

10.4	2015 Equity Incentive Plan.

10.5	Form of Restricted Stock Award Agreement for Directors.

10.6	Form of Indemnification Agreement between Jernigan Capital, Inc. and each of its directors and officers.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).*

23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 8.1).*

*	To be filed by amendment.